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As filed with the Securities and Exchange Commission on November 4, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

mPHASE TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

New Jersey	7385	22-2287503
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

587 Connecticut Avenue Norwalk, Connecticut 06854-1711 Telephone: (203) 838-2741 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin S. Smiley
Chief Financial Officer
mPHASE TECHNOLOGIES, INC.
587 Connecticut Avenue
Norwalk, Connecticut 06854-1711
Telephone: (203) 831-2242
Telecopy: (203) 853-3304
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(2)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of Registration fee(2)(3)
Common Stock, no par value	70,808,569	$0.30	$21,242,571	$1,699.41

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on October, 2003.

(2)
Pursuant to Rule 429 promulgated under the Securities Act, this registration statement shall be deemed to amend Registration Statement on form S-1, Registration No. 333-91560, with respect to a total of 70,808,569 shares, which have not been sold pursuant to such Registration Statement.

(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

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November 4, 2003

PROSPECTUS

mPHASE TECHNOLOGIES, INC.

70,808,569 Shares of Common Stock

This prospectus relates to the resale of up to 70,808,569 shares of common stock, of which 28,912,649 shares are issued and outstanding and up to 41,895,920 shares may be issued upon the conversion of convertible notes, exercise of warrants and/or options held by the selling stockholders. The selling stockholders listed on pages 52-58 may sell the shares from time to time.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “XDSL.OB” The last reported sales price of our common stock on October 21, 2003 was $.30 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 7.

Our principal executive offices are located at 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711. Our phone number is (203) 838-2741.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 4, 2003

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THOSE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY THAT: (1) THERE HAVE BEEN NO CHANGES IN OUR AFFAIRS AFTER THE DATE OF THIS PROSPECTUS; OR (2) THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.

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PROSPECTUS SUMMARY

You should read this Prospectus Summary together with the more detailed information contained in this prospectus, including the risk factors and financial statements and the notes to the financial statements. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in the Risk Factors section and elsewhere in this prospectus.

From inception (October 2, 1996), through June 30, 2003 the Company had incurred development stage losses and has an accumulated deficit of approximately $108 million and a stockholders’ deficit of $3,228,886. Cumulatively, through June 30, 2003 the Company had negative cash flows from operations of approximately $46.6 million. The auditors report for the fiscal year ended June 30, 2003 is qualified as to the Company’s ability to continue as a going concern. Management estimates the Company needs to raise approximately $2,000,000 during the next 12 months to sustain its current level of operations.

mPHASE TECHNOLOGIES, INC.

mPhase Technologies, Inc. (mPhase, the Company, we or us), a New Jersey corporation, founded in 1996 is a publicly-held company with approximately 11,000 shareholders and approximately 72 million shares of common stock outstanding. mPhase is a developer of broadband communications products, specifically, digital subscriber line (DSL) products for telecommunications service providers around the world. Since our inception in 1996 we have been a development-stage company.

The Company’s common stock is traded on the NASDAQ Over the Counter Bulletin Board under the ticker symbol XDSL. We are headquartered in Norwalk, Connecticut with offices in Little Falls, New Jersey and Atlanta, Georgia. mPhase shares common office space and common management with Microphase Corporation, a privately-held company. Microphase sells radio frequency and filtering technologies to the defense and telecommunications industry. Microphase has been in operation for almost 50 years and supports mPhase with engineering, administrative and financial resources, as needed.

Our primary activities have consisted of designing, manufacturing and testing our flagship products designed to deliver broadcast television over DSL. We have not, as yet, derived significant sales revenue from such products. Our products facilitate telephone companies becoming full service communications providers by enabling the simultaneous delivery of digital broadcast television, high speed data and voice services over the existing telephone line infrastructure. mPhase has developed its flagship line of products primarily for telephone companies in parts of the world where access to multi-channel television is limited.

mPhase introduced its first TV over DSL platform, the Traverser™ Digital Video and Data Delivery System (DVDDS) in 1998. The DVDDS, is a patented end-to-end system that enables a telecommunications service provider to deliver up to several hundred channels of motion picture experts group two (MPEG-2) standard broadcast digital television, high speed internet and plain old telephone service (POTS) over copper telephone lines between a central office facility of the provider and a customer’s premise. mPhase has not, as yet, derived any material revenues from sales of the DVDDS. The DVDDS is a proprietary technology developed in conjunction with Georgia Tech Research Corporation (GTRC) that allows for the delivery of any television channel to all users at any given time without a dilution in quality. The DVDDS consists of an Access Shelf located at a telephone service provider’s central office (CO) and an Intelligent Network Interface (INI)™ set top box located in a customer’s home. Because it is a proprietary end-to-end system, the DVDDS does not interoperate with other manufacturers’ DSL Central Office (CO) equipment or customer premises equipment (CPE) modems. The DVDDS utilizes Asymetric DSL (ADSL) that allows for significantly more downstream than upstream bandwidth for transmission and is well suited for delivery of broadcast television. The system is the only system on the market that utilizes non-Internet Protocol (IP) transmission over ADSL. The Company continues to market this product, and believes it to be best-suited for customers specifically interested in supporting television services with a minimal need to support high-speed data customers.

The DVDDS is installed at Hart Telephone Company in Hartwell, Georgia, where a limited user system is currently operational. A DVDDS system is also installed at the BMW manufacturing plant in Spartanburg, South Carolina for use as a telebroadcast system in a commercial setting.

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The mPhase TV+ platform, recently developed in conjunction with the Bell Labs division of Lucent Technologies, Inc. (Lucent), is a new product also designed to allow for the simultaneous delivery of voice, high speed data, and broadcast TV over copper telephone lines between a telephone service provider’s CO and the customer premises. The TV+ formerly named ‘Simple TV’, is a modular solution for the delivery of several hundred broadcast television channels over ADSL that utilizes an industry-leading, standards-based Lucent Stinger™ DSL Access Concentrator for transport of digital television plus high speed internet and voice. The mPhase TV+ platform consists of a cost-reduced Traverser INI™ set top box located in a customer’s premises plus the Lucent Stinger located at the telephone company’s CO. A newly developed mPhase Broadcast Television Switch (“BTS”) interfaces with the Stinger and a video headend built by a telephone service provider to downlink broadcast television programming from satellites. The BTS formats the video data prior to distribution to a customer by the Stinger and supports administrative tasks associated with subscriber management. Using the Lucent Stinger (digital subscriber line access mutiplexer commonly known as a DSLAM) for transport in the TV+ platform results in a highly scalable architecture for the delivery of video. This scalability is accomplished by internally multicasting each television channel for delivery from the CO to a larger number of end users than would be otherwise possible over ADSL. We believe that the TV+ platform is the most cost-effective, standards-based solution for delivery of broadcast television using ADSL. The Stinger is one of a few DSLAM’s currently on the market with robust internal multicasting capabilities. For mPhase, the alliance with Lucent marks a change in strategy from selling a complete proprietary platform to providing an industry-standard modular solution.

Both the TV+ platform and the legacy DVDDS products are aimed for use in markets primarily outside of the United States that do not have a hybrid fiber coaxial cable (“HFC”) infrastructure necessary for cable TV or fiber to the curb necessary for very fast DSL (VDSL). We believe there is a significant cost advantage when our mPhase TV+ solution is compared against other platforms utilizing existing telephone lines containing the same features. The mPhase TV+ platform does not contain the features such as the delivery of two or more TV channels to a single set top box over copper telephone lines or video on demand and interactive TV features. As ADSL technology migrates forward to ADSL2 or ADSL2+, mPhase will include additional features to its TV+ platform in a modular scaleable cost-effective manner depending upon actual market demand for such features in markets that mPhase is targeting.

We believe the legacy DVDDS developed by GTRC, when combined with a version of the cost-reduced Traverser INI™ set top box redesigned by Lucent, continues to be a cost effective TV platform. The DVDDS can be sold in international markets where primary demand is for multi-channel digital broadcast television plus voice only and where there is little demand for high speed internet. We believe the mPhase TV+ platform is the optimal solution for both a telecommunications service provider where the ultimate customer requires all three services, i.e. high-speed internet, voice and digital broadcast television over ADSL.

For those television markets in the United States that are not served by HFC, we believe the availability of programming content is essential to facilitate potential sales of our TV platforms over ADSL. In March of 2000, we established mPhase Television net., Inc. (mPhase TV), a joint venture between mPhase and Alphastar International, Inc. mPhase TV can provide contracts, licensing agreements, marketing and legal support to service providers interested in deploying television over ADSL for U.S. markets. mPhase TV has secured licenses to resell programming for approximately 80 channels of U.S. broadcast television. mPhase TV enables telecommunications service providers in the U.S. to provide customers a full complement of television programming. This enables a U.S. telecommunications service provider to avoid the necessity of securing such contracting rights individually with many different providers of broadcast television content. It is important to note that the role of mPhase TV has changed since its inception. Originally, mPhase TV was to utilize a satellite uplink/downlink facility and serve as an aggregator of television content. This would eliminate the need for a telecommunications service provider, purchasing a TV delivery platform from mPhase, from having to build a full scale television reception facility (head-end) to downlink broadcast television channels from satellites orbiting the earth. However, recent advances in technology have significantly reduced the costs for a telephone company to build a full scale headend. Therefore, the role of mPhaseTV is now limited to providing the appropriate licenses and relationships as opposed to offering a content aggregation solution. As part of its cost reduction efforts, mPhase terminated its lease of Alphastar’s earth station satellite uplink and downlink facility in Oxford, CT. mPhase owns approximately 57% of mPhase TV.

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mPhase DSL Component Products

mPhase also has designed and markets a line of DSL component products ranging from items such as Plain Old Telephone Service (POTS) splitters to innovative loop management products. From our inception in 1996 to date virtually all of mPhase’s revenue has been derived from sales of our component DSL products such as POTS splitters and low pass filters. Our newest innovation in our suite of DSL component products is our iPOTS or Intelligent POTS splitter product. This product enables telephone service providers comprehensive remote and automated test access to all elements of a DSL network. The iPOTS1, and iPOTS3 allow a telephone service provider to bypass POTS splitters on a DSL network and avoid having to manually intervene and disrupt line usage so a test signal can pass through a DSL network. This product marks an advancement in automating DSL loop management. As DSL deployments increase, it is becoming more important for telecommunications service providers to streamline the process for rolling-out and troubleshooting DSL services. Additionally, as competition for high speed Internet expands, the market is witnessing a reduction in the price for such service. Therefore, it has become imperative that telecommunications service providers lower the operational costs involved with supporting DSL services. Currently our iPOTS1 is designed for use with the Lucent Stinger, whereas, the iPOTS3 is compatible with DSLAM’s manufactured by other vendors. mPhase currently has a non-exclusive worldwide distribution agreement with Corning Cable Systems for the sale of the iPOTS products. Such arrangement potentially expands exposure for this product, as Corning is one of the largest vendors of central office DSL filtering equipment. The Company is also aggressively pursuing direct efforts with respect to sales of the iPOTS product.

For the year ending June 30, 2003 sales from our POTS Splitter Shelves were $1,581,639 with a Net Loss of $6,650,211 as compared to POTS Splitter Shelf sales of $2,582,446 and a Net Loss of $11,245,361 for the fiscal year ended June 30, 2002. (See Financial Statements which commence on page F-1).

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THE OFFERING

Common stock offered:
Up to 70,808,569 shares of common stock, of which 28,912,649 shares are issued and outstanding and up to 41,895,920 shares may be issued pursuant to convertible notes and upon exercise of warrants and options held by the selling stockholders.

Common Stock to be outstanding after this offering:

Approximately 72,086,186 shares of common stock. This does not include an aggregate of 55,061,158 shares that are reserved for issuance pursuant to convertible notes, outstanding employee stock options, non-employee stock options and warrants.

Use of proceeds:
We will not receive any proceeds from the sale and issuance of the common stock included in this offering. However, we will receive approximately $27,415,400 upon the conversion of convertible notes and the exercise of all of the warrants and options by the selling stockholders, which would be used for general working capital.

Risk Factors:
An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

Dividend policy:
We do not expect to pay dividends on our common stock in the foreseeable future. We anticipate that all future earnings, if any, generated from operations will be retained to develop and expand our business.

Plan of Distribution:
The shares of common stock (OTC Bulletin Board symbol: XDSL.OB) offered for resale may be sold by the selling stockholders pursuant to this prospectus in the manner described under “Plan of Distribution.”

We have applied for trademarks on certain marks which relate to the following products: Traverser™, INI, Intelligent Network Interface, DVDDS, Digital Video and Data Delivery System. This prospectus also contains product names, trade names and trademarks of ours as well as those of other organizations. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.

FORWARD-LOOKING STATEMENTS

In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 7, in evaluating an investment in our common stock. This prospectus includes “forward- looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue” or the negative thereof or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of

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operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

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SUMMARY FINANCIAL DATA

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes included in this prospectus. The statements of operations data from October 2, 1996 (date of inception) to June 30, 1998 are derived from financial statements that have been audited by (i) Schuhalter, Coughlin & Suozzo, PC, independent auditors from inception to June 30, 1997, and (ii) by Arthur Andersen for the years ended 1999, 2000 and 2001 included in this prospectus. The statement of operations data for the year ended June 30, 2003 and June 30, 2002 and the balance sheet data as of June 30, 2003 are derived from the financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements. The results for the fiscal year ended June 30, 2003 are not necessarily indicative of the operating results to be expected in the future.

	Cumulative Totals From Inception (October 2, 1996)	Year Ended June 30,
	to June 30, 1999	2000	2001	2002	2003

STATEMENT OF OPERATIONS DATA:
Total revenues	$—	$279,476	$10,524,134	$2,582,446	$1,581,639

Expenses:
Cost of sales	—	131,756	5,804,673	2,415,129	1,493,394
Research and development	6,052,685	10,156,936	10,779,570	3,819,583	3,538,305
Licensing fees	487,500	—	—	—	—
General and administrative	6,483,632	17,516,216	16,150,711	6,490,373	2,654,971
Depreciation and amortization	449,956	471,101	660,372	670,183	515,417
Non-cash compensation charge	13,002,605	10,343,114	1,170,903	548,550	28,563

Operating loss	(26,476,378)	(38,339,647)	(24,042,095)	(11,361,372)	(6,649,011)
Other income (expense), net	(1,466,467)	20,000	—	142,236	49,968
Interest income (expense)	(17,804)	158,105	43,361	(26,225)	(51,168)

Net loss	$(27,960,649)	$(38,161,542)	$(23,998,734)	$(11,245,361)	$(6,650,211)

Basic and diluted net loss per share*	$(2.46)	$(1.41)	$(0.72)	$(0.23)	$(.10)

Shares used in basic and diluted net loss per share*	11,349,154	26,974,997	33,436,641	49,617,280	65,217,088

As of June 30, 2003

BALANCE SHEET DATA:
Cash and cash equivalents	$396,860
Working capital (deficit)	$(1,405,331)
Total assets	$3,781,649
Total stockholders’ equity	$(3,228,886)

*	Does not include any common stock equivalents since their effect would be anti-dilutive.

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RISK FACTORS

Risks Related to Financial Aspects of Our Business

Our common stock is a highly speculative investment and is suitable only for such investors with financial resources that enable them to sustain the loss of their entire investment in such stock.

We have had substantial operating losses since our inception in 1996 (including $6,649,011 and $11,361,372 for the fiscal year ended June 30, 2003 and fiscal year ended June 30, 2002, respectively) and cannot be certain when or if we will ever be profitable.

As of June 30, 2003 we have a negative net worth of $3,228,886 and a negative working capital of $1,404,551.

We expect to continue to have net losses for the foreseeable future and have a need to raise not less than $2 million in additional cash in the next 12 months through further offerings to continue operations.

We have never been profitable from our inception in October, 1996 through June 30, 2003 and we have incurred (a) accumulated losses of $108,016,497 and a stockholder’s deficit of $3,228,826 and (b) cumulative negative cash flow of $43,615,416.

The report of the Company’s outside auditors’ Rosenberg, Rich, Baker, Berman & Company with respect to its latest audited 10K for the fiscal year ended June 30, 2003 stated that “there is substantial doubt of the Company’s ability to continue as a going concern.”

We may be forced to raise additional cash for operations by selling additional shares of our common stock at depressed prices causing further dilution to our shareholders.

We may be unsuccessful in raising additional needed capital in the current capital markets because of the depressed price of our stock as a telecommunications equipment provider.

As of October 27, 2003, we have warrants and options outstanding convertible into approximately 31,775,735 shares and 14,876,000 shares of mPhase common stock which, upon conversion, may adversely affect the future price of our common stock.

As of October 27, 2003 we have warrants and options convertible into approximately 23,002,011 and 2,435,000 shares of our common stock at $.30 per share or less that, upon exercise, will result in significant dilution to many of our current shareholders and may adversely affect the future price of our common stock.

As of October 27, 2003, the Company has approximately 3,130,330 shares of common stock reserved for the issuance upon the conversion of certain 12% convertible notes to related parties at $.30 per share which may adversely affect the future price of our common stock.

Because the price of our common stock is less than $5.00 per share and is not traded on either the NASDAQ National or NASDAQ Small Cap exchanges, it is considered to be a “penny stock” limiting the type of customers that broker/dealers can sell to of established customers and Accredited Investors (within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended) thereby limiting its liquidity.

Risk Factors Related to Our Operations

We have had to date no material revenues derived from sales of our Traverser™ Digital Video Data Delivery System (DVDDS) or our mPhaseTV+ products or our new line of Intelligence POTS Splitters.

Sales from our POTS Splitter and other DSL products have experienced a significant decline as a result of the significant downturn in capital spending by telecommunications service providers during the past two years.

We depend upon GTRC for continued technical assistance in connection with deployment of the Traverser™ DVDDS platform and our business would be materially adversely affected if GTRC were to terminate our relationship.

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We depend upon Lucent for the successful development of our TV+ product and our business would be materially adversely affected if Lucent were to terminate our relationship.

We owe GTRC approximately $1.8 million and are attempting to finalize an agreement in principal to convert a portion of such payables into our common stock on terms to be agreed upon, however, no assurances can be given that such an agreement will be reached.

Management and employment contracts with all of our key executives have expired and no assurances can be given that such executives will remain with the Company or that the Company will be able to successfully enter into agreements with such key executives.

Risk Factors Related to Our Targeted Markets

Our sales cycle for our TV over DSL platforms is lengthy (since it involves a major strategic decision by a telecommunications service provider) and we may incur significant marketing expenses with no guarantee of future sales.

We expect the majority of our future revenues to be derived from international emerging markets and our success depends upon our ability to sell our flagship television platforms outside of the United States where political, currency and regulatory risks are significantly greater.

A significant market for our Traverser™ DVDDS, mPhaseTV+ products may never develop if telephone service providers fail to successfully deploy broadband services including high speed data and television.

Telephone service providers worldwide have significantly decreased capital expenditures for broadband and other deployment as a result of the current economic downturn in the industry.

Certain telephone companies (especially in developing international economies) may have copper wire infrastructure that is not of sufficient quality to accommodate the Traverser™ or mPhaseTV+ platform.

Our Traverser™ DVDDS and mPhaseTV+ platforms may fail to meet foreign regulatory standards.

Our Customers may need to build a digital head-end to download television content from satellites involving a significant additional capital expenditure to utilize the digital Television capabilities of our Traverser™ DVDDS and TV+ products.

The Telecommunications equipment industry is subject to swift and continuing innovation and technological changes that could render our Traverser™ DVDDS and TV+ products obsolete.

Intense competition in the telecommunications equipment market could limit or prevent our profitability.

Our competitors that sell DSL systems that compete with the Traverser™ and mPhaseTV+ system include much larger and better known and capitalized companies with significantly greater selling and marketing experience and financial resources such as ADC, Alcatel S.A., Calix Catena Networks, Copper Mountain, Advanced Fiber Communications, ECT Telecommunications, Ericsson, Fujitsu, Marconi, Motorola, NEC, Nortel, Huawei Technologies, Net to Net Technology, Nokia, UTS Starcom, DVTEL, Inc., Turnstone, Paradyne Networks, Samsung, 2 Wire, Siemens, TuT Systems, and Optibase Wesell.

We also face competition from companies that provide infrastructure software products to deliver multi-channel digital television over telephone such as Imagic TV, Minerva Corporation and Myrio Corporation.

Telephone service providers that are our targeted customers face competition from cable-based technologies, fixed wireless technologies and satellite technologies that may cause them not to deploy our Traverser™ DVDDS or TV+ products.

Although the DVDDS product is patent-protected and not the subject of any infringement allegations, the telecommunications industry, in general, is characterized by a large number of patents and frequent patent litigation based upon claims of patent infringement when compared to other industries.

Future market demand that will cause telephone service providers to continue to aggressively roll out DSL, in general, and ADSL, ADSL2 and ADSL2+ in particular, is highly unpredictable especially in markets outside of the United States.

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USE OF PROCEEDS

The selling stockholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive approximately $27,415,600 if all of the warrants, options and convertible notes are converted to purchase shares of common stock registered under this prospectus are exercised, which would be used for general working capital.

PRICE RANGE OF COMMON STOCK

The primary market for our common stock is the OTC Bulletin Board, where it trades under the symbol “XDSL.OB”. The following table sets forth the high and low closing bid prices for the shares for the periods indicated as provided by the National Quotation Bureau, Inc. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

Year/Quarter	High	Low

Fiscal year ended June 30, 1999
First Quarter	$4.25	$0.75
Second Quarter	3	.65625	1.5625
Third Quarter	5.625	1.875
Fourth Quarter	8.75	2	.90625

Fiscal year ended June 30, 2000
First Quarter	$9.25	$2	.96875
Second Quarter	6.1875	2.50
Third Quarter	19.125	6.50
Fourth Quarter	14.125	6.00

Fiscal year ended June 30, 2001
First Quarter	$9.25	$3.00
Second Quarter	5.9375	1.4688
Third Quarter	3.38	1.22
Fourth Quarter	2.61	1.03

Fiscal year ended June 30, 2002
First Quarter	$1.67	$.31
Second Quarter	.86	.31
Third Quarter	.62	.27
Fourth Quarter	.50	.23

Fiscal year ended June 30, 2003
First Quarter	$.32	$.15
Second Quarter	.31	.15
Third Quarter	.36	.19
Fourth Quarter	.42	.28

As of June 30, 2003, we had 71,453,521 shares of common stock outstanding and approximately 11,000 stockholders. The last reported sales price of our common stock on June 30, 2003 was $.36 per share.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the board of directors deems are relevant.

SELECTED FINANCIAL DATA

The selected financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes included in this prospectus. The statement of operations data from October 2, 1996 (date of inception) to June 30, 1997 and for the year ended June 30, 1998, are derived from financial statements that have been audited by Schuhalter, Coughlin & Suozzo, PC, independent auditors, some elements of which are included in this prospectus. The statement of operations data for the years ended June 30, 1999, 2000 and 2001, are derived from financial statements that have been audited by Arthur Anderson LLP, independent auditors, and are included in this prospectus. The operations data for the quarterly periods ended September 30, 2000 and each quarter thereafter to and including the quarter ended December 31, 2001 are derived from unaudited financial statements reviewed by Arthur Andersen LLP. The statement of operations for the years ended June 30, 2003 and June 30, 2002 and the balance sheet data as of June 30, 2003 are derived from financial statements that have been audited by Rosenberg, Rich, Baker, Berman & Company. The operations data for the quarterly periods from March 31, 2001 and each quarter thereafter through and including the quarter ended March 30, 2002, have been derived from unaudited financial statements reviewed by Rosenberg, Rich, Baker, Berman & Company. The results for the fiscal year ended June 30, 2003 are not necessarily indicative of the operating results to be expected in the future.

	Cumulative Totals From Inception (October 2, 1996) to	Year Ended June 30,
	June 30, 1999	2000	2001	2002	2003

STATEMENT OF OPERATIONS DATA:
Total revenues	$—	$279,476	$10,524,134	$2,582,446	$1,581,639

Costs and Expenses:
Cost of sales	—	131,756	5,804,673	2,415,129	1,493,394
Research and development	6,052,685	10,156,936	10,779,570	3,819,583	3,538,305
Licensing fees	487,500	—	—	—	—
General & administrative	6,483,632	17,516,216	16,150,711	6,490,373	2,654,971
Depreciation and amortization	449,956	471,101	660,372	670,183	515,417
Non-cash compensation charge	13,002,605	10,343,114	1,170,903	548,550	28,563

Operating loss	(26,476,378)	(38,339,647)	(24,042,095)	(11,361,372)	(6,649,011)
Other income (expense), net	(1,466,467)	20,000	—	142,236	49,968
Interest income (expense)	(17,804)	158,105	43,361	(26,225)	(51,168)

Net Loss	$(27,960,649)	$(38,161,542)	$(23,998,734)	$(11,245,361)	$(6,650,211)

Basic and diluted net loss per share	$(2.46)	$(1.41)	$(0.72)	$(0.23)	$(0.10)

Shares used in basic and diluted net loss per share	11,349,154	26,974,997	33,436,641	49,617,280	65,217,088

(1)
Does not include shares on a pro forma basis for all periods presented for shares which may be issued pursuant to warrants issued in private placements during the fiscal year ended June 30, 2003 and included as shares registered by this prospectus. Common equivalent shares other than the warrants discussed above have also been excluded from the computation of diluted earnings per share since their effect is anti dilutive.

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	June 30,

	2002	2003

BALANCE SHEET DATA:
Cash and cash equivalents	$47,065	$396,860
Working capital (deficit)	$399,321	$(1,405,331)
Total assets	$6,942,515	$3,781,649
Total Long-term obligations, net of current portion	$2,890,535	$2,607,552
Total stockholders’ equity (deficit)	$(42,849)	$(3,228,886)

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SELECTED QUARTERLY FINANCIAL DATA

The statement of operations data as of the periods indicated below are derived from unaudited financial statements and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements.

	Three months ended

	September 30	December 31	March 31	June 30

	(in thousands, except share amounts)
FISCAL 2003 QUARTERLY
STATEMENT OF OPERATIONS DATA:
Total revenues	$210	$562	$210	$600

Costs and Expenses:
Cost of sales	197	547	205	544
Research and development	803	753	906	1,077
General and administrative	870	730	544	511
Depreciation and amortization	131	129	129	127
Non-cash compensation charge	23	1	0	5

Operating loss	(1,814)	(1,598)	(1,574)	(1,664)
Interest expense, Net	(18)	(15)	(11)	(6)
Gain on debt extinguishment	41	—	9	11
Gain (Loss) on investments	—	(16)	(12)	17

Net Loss	(1,791)	(1,629)	(1,588)	(1,642)

Basic and diluted net loss per share	$(.03)	$(.07)	$(.02)	$(.02)

Shares used in basic and diluted net loss per share (1)	60,881,131	65,914,466	65,956,810	68,164,160

	Three months ended

	September 30	December 31	March 31	June 30

	(in thousands, except share amounts)
FISCAL 2002 QUARTERLY
STATEMENT OF OPERATIONS DATA:
Total revenues	$537	$545	$866	$634

Costs and Expenses:
Cost of Sales	457	530	724	704
Research and development	1,111	1,257	539	912
General and administrative	2,644	1,471	1,262	1,114
Depreciation and amortization	193	209	136	132
Non-cash compensation charge	218	170	93	68

Operating loss	(4,086)	(3,092)	(1,888)	(2,296)
Interest expense, Net	(10)	(1)	(5)	(10)
Gain (Loss) on debt extinguishment	33	5	85	(19)

Net Loss	(4,063)	(3,088)	(1,808)	(2,287)

Basic and diluted net loss per share	$(.10)	$(.07)	$(.03)	$(.04)

Shares used in basic and diluted net loss per share (1)	42,037,506	44,645,458	55,606,168	56,459,167

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	Three months ended

	September 30	December 31	March 31	June 30

	(in thousands, except share amounts)
FISCAL 2001 QUARTERLY
STATEMENT OF OPERATIONS DATA:
Total revenues	$1,865	$5,231	$2,959	$469

Costs and Expenses:
Cost of Sales	872	2,779	1,689	465
Research and development	3,162	3,318	2,220	2,080
General and administrative	3,125	2,968	2,873	7,185
Depreciation and amortization	123	136	200	201
Non-cash compensation charge	362	356	232	221

Operating loss	(5,779)	(4,326)	(4,255)	(9,683)
Interest income, Net	28	8	4	3

Net loss	$(5,751)	$(4,318)	$(4,251)	$(9,680)

Basic and diluted net loss per share	$(.18)	$(.13)	$(.12)	$(.27)

Shares used in basic and diluted net loss per share	31,562,727	32,324,964	34,205,000	35,702,797

	Three months ended

	September 30	December 31	March 31	June 30

	(in thousands, except share amounts)
FISCAL 2000 QUARTERLY
STATEMENT OF OPERATIONS DATA:
Total revenues	$—	$—	$40	$240

Costs and Expenses:
Cost of sales	—	—	19	113
Research and development	1,491	1,904	2,858	3,904
General and administrative	1,164	1,184	7,542	7,626
Depreciation and amortization	114	116	118	123
Non-cash compensation charge	46	42	5,234	5,022

Operating loss	(2,815)	(3,246)	(15,731)	(16,548)
Other income, net	—	—	—	20
Interest income, Net	18	41	57	42

Net loss	$(2,797)	$(3,205)	$(15,674)	$(16,486)

Basic and diluted net loss per share	$(.11)	$(.12)	$(.56)	$(.55)

Shares used in basic and diluted net loss per share	24,942,965	25,907,602	27,743,996	29,729,060

The quarterly earnings per share data above are computed independently for each of the quarters presented. As such, the sum of the quarterly per common share information may not equal the full year amounts due to rounding differences resulting from changes in the weighted-average number of common shares outstanding.

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	Year ended June 30,

	1997	1998	1999	2000	2001	2002	2003

	(in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents	$162	$—	$7,978	$6,432	31	$47	$397
Working capital (deficit)	(212)	(3,073)	4,936	3,557	(1,458)	(399)	(1,405)
Total assets	369	2,175	10,624	11,184	8,997	6,943	3,781
Long-term obligations, net of current portion	—	—	—	—	90	2,890	2,608
Total stockholders’ equity (deficit)	$(23)	$(915)	$6,974	$7,329	1,865	$(43)	$(3,229)

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COMPANY OPERATIONS

The following is management’s discussion and analysis of the operations of mPhase, since its inception in 1996 which should be read in conjunction with the accompanying financial statements, financial data, and the related notes.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE LITIGATION REFORM ACT OF 1995:

Some of the statements contained in or incorporated by reference in this Prospectus discuss the Company’s plans and strategies for its business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “should,” “seek,” “will,” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements include, among others, statements concerning the Company’s expectations regarding its working capital requirements, gross margins, results of operations, business, growth prospects, competition and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Any forward-looking statements contained in this Prospectus are subject to risks and uncertainties that could cause actual results to differ materially from those results expressed in or implied by the statements contained herein.

OVERVIEW

mPhase Technologies, Inc. (mPhase, the Company, we or us), a New Jersey corporation, founded in 1996 is a publicly-held company with approximately 11,000 shareholders and approximately 72 million shares of common stock outstanding. The Company’s common stock is traded on the NASDAQ Over the Counter Bulletin Board under the ticker symbol XDSL.

mPhase is a developer of broadband communications products, specifically, digital subscriber line (DSL) products for telecommunications service providers around the world. Since our inception in 1996 we have been a development-stage company and operating activities have related primarily to research and development, establishing third-party manufacturing relationships and developing product brand recognition among telecommunications service providers.

We are headquartered in Norwalk, Connecticut with offices in Little Falls, New Jersey and Atlanta, Georgia. mPhase shares common office space and common management with Microphase Corporation, a privately-held company. Microphase is a seller of radio frequency and filtering technologies to the defense industry. Microphase has been in operation for almost 50 years and supports mPhase with engineering, administrative and financial resources, as needed.

Description of Operations

mPhase develops, markets and sells an innovative line of broadband communications equipment for transmission of broadcast television, high speed data and voice over copper telephone lines utilizing DSL technology. We have developed two different platforms (the Traverser DVDDS™ (DVDDS) and the TV+ respectively) that enable telecommunications service providers to deliver, simultaneously, digital broadcast television, high-speed internet and voice between a service provider’s central office and its customers’ premises. In particular, our products are designed to enable telecommunications service providers to enter into the business of providing several hundred channels of digital broadcast television over the existing copper wire infrastructure. To date, our primary activities have consisted of designing, manufacturing, testing and marketing our flagship products that enable deliver broadcast television over DSL by telephone service providers. We have not, to date, derived material revenues from such products.

Both our DVDDS and the TV+ platforms require a telecommunications service provider to build a digital video head-end to downlink channels of broadcast television programming from satellites. The cost of building a digital head end has been substantially reduced in the past few years as off the shelf technology

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has become less expensive. Such equipment includes a satellite receiving dish, video grooming equipment and mPhase’s system management software necessary for managing the video content. mPhase does not manufacture such digital head-end equipment.

Both the DVDDS and TV+ products utilize aysmetric DSL (more bandwidth downstream than upstream) which is well-suited for the delivery of broadcast television and high-speed internet.

mPhase has developed its flagship line of products for telephone companies in parts of the world where access to multi-channel television is limited. Our products are currently designed primarily for service providers located outside of the United States where fiber optic infrastructure does not exist. Our products enable service providers to support proven, revenue-generating services (i.e., broadcast TV) on the most cost effective basis possible. This is achieved by utilizing the existing copper wire infrastructure of a telephone service provider to transport broadcast television from a central office without fiber for the “last mile” to a customer’s premises. Our solution avoids the tremendous cost of upgrading such infrastructure to fiber to provide sufficient bandwidth in order to deliver broadcast television. Our products utilize “compression technology” in order to transport broadcast television along with voice and high-speed data to a customer.

We believe there is a significant cost advantage when our products are compared with other platforms utilizing ADSL for the delivery of broadcast television with the same features. Neither of our platforms currently contain such features as the ability to deliver two or more TV channels to a single set top box, video on demand and interactive TV. Our belief, is that such features cannot currently be delivered at a cost commensurate with a price people are capable and willing to pay in markets lacking fiber optic infrastructure necessary for cable TV. As ADSL technology migrates forward to ADS2 and ADSL2+, mPhase plans to include additional features in its new TV+ platform in a modular scalable cost-effective manner depending upon actual market demand.

mPhase introduced its first TV over DSL product, the DVDDS in 1998. The DVDDS, is a patented end-to-end system based upon proprietary technology developed in conjunction with Georgia Tech Research Corporation. Because it is an end-to-end video-over-ADSL system, the DVDDS does not interoperate with other manufacturer’s digital subscriber line access multiplexing equipment (DSLAM) located in a telephone service provider’s central office or modems or set top boxes residing in a customer’s premises. This system delivers native MPEG2 digital television from a satellite downlink or digital headend to the customer without reformatting such content into internet packets. The system is the only non-Internet Protocol system for delivery of broadcast television over ADSL on the market today. Telephone service providers using the mPhase legacy DVDDS need to build a digital video headend or programming and control center (“PCC”) to downlink broadcast television programming content from satellites. This includes installing a satellite receiving dish, off-the-shelf video equipment and mPhase’s software to manage the video content at the PCC. Local off-air channels are received, digitized and combined with the signals received via satellite at the PCC. The PCC can be co-located with a single actual office or remotely located and connected to each Central Office (“CO”) via fiber. The DVDDS CO equipment, known as the mPhase Universal Access Shelf, integrate video signals from the PCC with Internet and voice signals. The output of the Universal Access Shelf consists of DSL “lines” capable of carrying a single digital broadcast channel, high-speed data and POTS (“Plain Old Telephone Service”) to subscribers over existing telephone lines. Upon reaching the home or office, the DSL line is fed into the mPhase intelligent network interface INI, or digital set top box. The INI separates the three signals and routes them to the television, PC and telephone. The Company continues to market this product, and believes it is best suited for customers specifically interested in supporting television services with a minimal need to support high-speed data customers.

The DVDDS consists of three key elements: a digital head-end called the Programming and Control Center (PCC), Central Office (CO) equipment called the Universal Access Shelf or DSLAM, and the Customer Premises Equipment (CPE called the Intelligent Network Interface (INI™). At the PCC, local off-air channels are received, digitized and combined with broadcast television signals down-linked from satellites. The PCC can be co-located with a single central office (CO) of a service provider or remotely located and connected to each CO of a telephone service provider by fiber not currently in use.

The DVDDS CO equipment, known as the mPhase Universal Access Shelf, integrates video signals from the PCC with the internet and voice signals. The output of the Universal Access Shelf consists of DSL “lines” capable of carrying a single stream of native MPEG- 2 digital quality broadcast television, high-speed data and voice. Upon reaching a residence or business, the DSL line is fed into the Traverser™ intelligent network interface (INI) digital set top box which separates and routes the television, high-speed data and voice signals to the television, home computer and telephone respectively.

The digital compression technology used by the DVDDS transports digital television signals in native motion pictures experts group 2 (MPEG2) format over the DSL spectrum. At no point does the DVDDS packetize the video content or deliver it over an internet protocol (IP) or asynchronous transfer mode (ATM) network. Up until recent developments by Lucent Technologies, Inc. for its Stinger DSLAM, which is used as the method for transport in our TV+ platform, the DVDDS technology had certain quality of service advantages over IP based Video transmission methods over ADSL.

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The DVDDS is installed at Hart Telephone Company in Hartwell, Georgia, where a limited user system is currently operational. Hart Telephone competed the construction of its digital head end toward the end of 2001, marking the DVDDS’s transition to commercial deployment. A DVDDS system is also installed at the BMW manufacturing plant in Spartanburg, South Carolina for use as a telebroadcast system in a commercial setting.

mPhase has recently introduced its second product for deliver of broadcast television, high speed data and voice over ADSL originally named Simple TV and now called the TV+ platform. This product has been developed in conjunction with the Bell Labs division of Lucent Technologies, Inc. TV+ is a modular solution that is also designed to simultaneously deliver digital broadcast television, high speed data plus voice over copper telephone wires. The TV+ utilizes the industry-leading, standards-based Lucent Stinger Digital Access Concentrator (the Stinger™) for transport.

The TV+ platform requires a telephone service provider to built a digital head-end to down-link channels to television programming from satellites. Unlike the headend utilized with the Traverser™ DVDDS, the signals are converted at the head-end from native MPEG- 2 into IP format. The architecture developed by Bell Labs for the mPhase TV+ product encompasses:

•
The mPhase Traverser™ BTS (Broadcast Television Switch) layer interfacing the video headend and the DSLAM. The BTS supports administrative tasks associated with subscriber management by communicating with each Traverser™ INI set top box to enable access by users to programming selected by such user as well as compiling customer billing information for a service provider.

•
Lucent’s Stinger Digital Access Concentrator, a field-tested central office (CO) piece of equipment containing the new Lucent IP 2000 card that provides DSL connections to individual customers and the greater bandwidth necessary to support internal multicasting of hundreds of channels of video traffic. This capability results in a highly scaleable and cost effective video delivery architecture based upon a leading standards based IP delivery technology.

•	mPhases Traverser™ INI Set Top Box, a highly integrated piece of customer premises equipment (CPE) to deliver digital television in the home environment from the DSL link.

During the first half of fiscal year 2003, mPhase began discussions with the Bell Labs division of Lucent to redesign, feature enhance and cost reduce its Traverser™ INI (intelligent network interface) set top box CPE portion of the DVDDS. In December of 2002 Bell Labs approached mPhase about creating the hybrid, mPhaseTV+ solution over DSL that would add broadcast television capabilities to the Lucent Stinger DSLAM and capitalize upon the fact that such DSLAM is deployed to over 4 million customers worldwide for voice and data delivery over copper telephone lines. The goal is to create the most reliable scaleable and cost-effective method for delivery of broadcast quality television and high-speed data over copper telephone lines.

The initial design of the mPhaseTV+ solution does not contain features that would currently require expensive upgrades to a telephone service provider’s infrastructure such as the delivery of more than one different television channel through one set-top box to a customer, video on demand and interactive television which is currently available on many cable systems throughout the United States. Our goal is to achieve wide acceptance of our television platforms indeveloping markets outside of the United States for multi-channel broadcast television at significant gross margins by creating an extremely cost-effective product. We believe such markets do not demand, or can afford, feature-rich and expensive solutions available with alternate technologies such as cable, VDSL and much more expensive platforms for ADSL. As ADSL technology migrates forward to ASDL2 or ASDL2+, mPhase will include some or all of these features in its TV+ platform in a modular scalable cost-effective manner depending upon actual market demand for such features in markets that mPhase is targeting.

As noted above, Bell Labs had been working in a contract engineering capacity helping mPhase to cost-reduce its digital set top box, the Traverser™ INI Set Top Box (INI). mPhase’s original set top box designed by GTRC to be used as the CPE portion of the Traverser™ has recently been reduced in size and costs by Lucent. This product is a low-cost set-top box developed specifically for delivering Motion Picture Experts Group two (MPEG2) standard video bitstreams over DSL links. The integrated DSL modem makes the connection between the set-top box and the DSLAM. The INI’s video output sends television signals directly to the end-user’s TV. Such integration of the set-top-box with the DSL modem provides greater video content security by having the video content decoded directly by the set top box into the television signal. Thus

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digital television cannot be downloaded and saved directly from a DSL modem. While no system is completely impenetrable to video theft, the INI solution thwarts and discourages such activity. mPhase’s cost reduced INI designed by Lucent utilizes standard Asynchronous Transfer Mode over ADSL transport.

mPhase DSL Component Products. mPhase also has designed and markets a line of DSL component products ranging from commodity items such as POTS splitters to innovative loop management products. Most notable in the suite of DSL component products is the recently introduced iPOTS or Intelligent POTS Splitter product. The iPOTS1 product is designed to work in conjunction the Lucent Stinger DSLAM. A newly developed version of the product called the iPOTS3 ids compatible with the Lucent Stinger as well as DSLAM’s manufactured by other vendors. This product marks a significant advancement in automating loop management. As DSL deployments scale, it is becoming increasingly more important for telecommunications service providers to streamline the process for provisioning and troubleshooting DSL services. Additionally, as competition for high speed Internet expands, the market is witnessing a reduction in price. Therefore, it has become imperative that telecommunications service providers lower the operational costs involved with supporting DSL services. The iPOTS is a device that allows service providers to perform full loop testing without having to deploy manual assets by allowing service providers to temporarily bypass the POTS Splitter and have a comprehensive view of their DSL networks. Prior to the introduction of this product in order to perform full testing, service providers would have to manually intervene so that so that test signals could be passed through the network. mPhase has established a worldwide non-exclusive distribution agreement with Corning Cable Systems for the sale of iPOTS product. Utilizing Corning as a distribution channel expands exposure for this product, as Corning is one of the largest vendors of central office DSL filtering equipment. mPhase also continues to market the product directly to major telephone service providers.

Revenues. To date, all material revenues have been generated from sales of the POTS Splitter Shelves and other DSL component products to a small number of telecommunications companies. mPhase believes that future revenues are difficult to predict because of the length and variability of the commercial roll-out of the Traverser™ and mPhase TV+ products to various telecommunications service providers. Since the Company believes that there may be a significant international market for the Traverser™ and the mPhaseTV+ products involving many different countries, with different regulations, certifications and commercial practices than the United States, future revenues are highly subject to the changing variables and uncertainties. Additionally, the recent instability of the telecommunications market evidenced by reduction in capital spending across the whole in the telecom sector contributes to our difficulty in accurately predicting future revenues.

Cost of revenues. The costs necessary to generate revenues from the sale of POTS Splitter Shelves and other related DSL component products include direct material, labor and manufacturing. mPhase paid these costs to Janifast Ltd., which has facilities in the People’s Republic of China and is owned by and managed by certain senior executives of the Company. The cost of revenues also includes certain royalties paid to Microphase Corporation, a privately held corporation organized in 1955, which shares certain common management with the Company and is majority-owned by a director of mPhase. Costs for future production of the Traverser™ and Simple TV Platform products will consist primarily of payments to manufacturers to acquire the necessary components and assemble the products and, in the case of the Traverser™, future patent royalties payable to Georgia Tech Research Corporation (GTRC).

Research and development. Research and development expenses consist principally of the payments made to GTRC, Microphase and Lucent, respectively, for development of the Traverser™ DVDDS, the iPOTS and the TV+ products respectively. The TV+ solution consists of the newly developed mPhase Broadcast Television Switch together with the Lucent Stinger voice and data delivery system product. All research and development costs are expensed as incurred.

General and administrative. Selling, general and administrative expenses consist primarily of salaries and related expenses for personnel engaged in direct marketing of the Traverser™ the Simple TV Platform, the POTS Splitter Shelves, the iPOTS and other DSL component products, as well as support functions including executive, legal and accounting personnel. Certain administrative activities are outsourced on a monthly fee basis to Microphase and mPhase leases its principal office in Norwalk, Connecticut from Microphase.

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Non-Cash compensation charge. The Company makes extensive use of stock options and warrants as a form of compensation to employees, directors and outside consultants. We incurred non-cash compensation charges totaling $48,114,097 from inception (October 2, 1996) through June 30, 2003, of which $2,045,669 was included in research and development expenses; $20,996,614 was included in general and administrative expenses and $25,093,735 pertains to stock-based compensation of employees.

Twelve Months Ended June 30, 2003 vs. June 30, 2002

Revenue

Total revenues were $1,581,639 for the year ended June 30, 2003 compared to $2,582,446 for the year ended June 30, 2002. The decrease was attributable to the continued slowing sales during fiscal year 2003 of the Company’s POTS Splitter product line, caused by the general downturn in the telecommunications market, including customers that order component products from the Company. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be a significant part of DSL deployment worldwide. The Company cannot say when the demand for telecommunication equipment will resume.

Cost of Revenues

Cost of sales was $1,493,394 for the fiscal year ended June, 2003 as compared to $2,415,219 in the prior period, representing 94% of gross revenues, for each of the fiscal years ended June 30, 2003 and 2002, respectively. The margins have contracted dramatically in the past two fiscal years as spending among the telecommunications providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products.

Research and Development

Research and development expenses were $3,538,305 for the fiscal year ended June 30, 2003 as compared to $3,819,583 during the comparable period in 2002; or a decrease of $281,278.

Such expenditures include $100,000 incurred with GTRC for the fiscal year ended June 30, 2003 as compared to $450,000 during the comparable period in 2002. In addition, the Company incurred research and development expenses for depreciation of test equipment located at Hart Telephone Company and at mPhase of $839,735 and $845,783 for the fiscal years ended June 30, 2003 and 2002, respectively.

Other portions of research and development expenses include (a) a decrease of research and development expenses incurred with Microphase by $322,640 to $428,434 for the fiscal year ended June 30, 2003 from $751,074 for the comparable period ended June 30,2002, (b) non cash compensation of $385,495 for the twelve month period ended June 30, 2003 compared to $267,338 for the same period ending June 30, 2002 and (c) miscellaneous expenses of $143,024 and $298,227 for the periods ended June 30, 2003 and June 30,2002 respectively.

The Company incurred increased charges with Lucent Technologies, Inc. in the current year, totaling $1,112,500 incurred on development of the Broadcast Television Switch for use with Lucent’s Stinger DSL product, $437,500 incurred for the cost reduction effort for mPhase’s set top box. In addition, $75,000 was incurred for software development associated with mPhase’s iPOTS3 product, as compared with $156,250 incurred in the year ended June 30, 2002.

The elements contributing to the decrease in other research and development expenses included a decrease in the operations of the Company’s joint venture, mPhase Television.net. The major costs incurred by the joint venture were payroll expenses attributable to research and development of the Company’s transmission capabilities and acquisition of television content. Costs incurred by the joint venture during the fiscal year ended June 30, 2002 were $232,334 as compared to $62,352 for the period ended June 30, 2003. Additionally, this decrease can be attributed to the Company abandoning certain research projects on DSL components the Company believed were no longer commercially viable, this approximated $12,960 in fiscal 2003 compared to $440,295 in fiscal 2002.

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The decrease in research expenditures incurred with GTRC is due to the Company’s shift of capital expenditures from the Traverser™ DVDDS to the TV+ product. The Company’s project with Lucent provides for cost reduction of the INI set top box and other product enhancements as well as development of a Broadcast Television Switch for use with Lucent’s Stinger product. To date expenses incurred with respect to the TV+ platform and development of the new cost reduced InI are $593,750, and $437,500 respectively for the fiscal year ended June 30, 2003.

Research expenditures incurred with Microphase were related to the continuing development of the Company’s DSL component products, including the Company’s line of POTS Splitters and Microfilters and the Company’s newest products, the iPOTS™ and the mPhase Stretch. We believe the mPhase iPOTS™ offers a much needed solution for the DSL industry; the iPOTS™ enables telecommunications service providers to remotely and cost-effectively perform loop management and maintenance including line testing, qualification and troubleshooting. Prior to the introduction of the iPOTS™, loop management could not be remotely performed through a conventional POTS Splitter without the use of expensive cross connects or relay banks because of the mandatory DC blocking capacitors in traditional POTS splitters, as required by various telephone protocol and regulatory standards. The unique (patent pending) iPOTS™ circuit allows most test heads to perform both narrow and wideband testing of the local loop through the central office POTS Splitter without having to physically disconnect the POTS Splitter, thereby eliminating the need to dispatch personnel and a truckroll. The Company anticipates future demand for this product, as it significantly reduces the cost of deploying and maintaining DSL services. Also recently developed is the DSL loop extender product called mPhaseStretch. This product extends the service distance for the mPhase Traverser™ and can be used in conjunction with other DSL services. The Company believes there will be future demand for the Stretch loop extender product as it addresses a primary issue in DSL services.

General and Administrative Expenses

Selling, general and administrative expenses were $2,654,971 for the twelve months ended June 30, 2003, down from $6,490,373 for the comparable period ended June 30, 2002 or a decrease of $3,835,402. The decrease in the selling, general and administrative costs included a decrease of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $748,840 for the twelve months ended June 30, 2003 as compared to $2,445,561 during the comparable period in 2002, or decrease of $1,696,721 of such charges. Other elements contributing to the decrease in selling, general and administrative expenses included a decrease as a result of the reduction in workforce and the reduction in marketing expenses which the Company began in fiscal 2002 in response to the current contraction in the telecommunications equipment market. Other components of the decrease in selling, general and administrative expenses were decreases in payroll and related costs by approximately $375,000, marketing expenses such as trade shows by approximately $250,000, executive compensation and related expenses by approximately $400,000 and various decreases in other administrative categories aggregating approximating $1.1 million, all of which approximated reductions of components of these expenses other than non-cash charges of $2,125,000.

Net Loss

The Company recorded a net loss of $6,650,211 for the period ended June 30, 2003 as compared to a loss of $11,245,361 for the period ended June 30, 2002. This represents a loss per common share of $.10 for the fiscal year ended June 30, 2003 as compared to a loss per common share of $.23 for the fiscal year ended June 30, 2002 based upon weighted average common shares outstanding of 65,217,008 and 49,617,780 during the fiscal years ended June 30, 2003 and 2002, respectively.

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Current Plan of Operations

Research and Development Activities

mPhase throughout its history has outsourced its research and development activity with respect to both of its TV platforms as well as its POTS splitter products. GTARC has conducted a significant amount of research and development for mPhase pursuant to a research agreement comprised of a series of delivery orders, which outline the timing, necessary actions and form of payment for specific tasks related to the completion of certain components of the DVDDS legacy product. Microphase has performed research and development for mPhase with respect to certain component DSL products such as the iPOTS products, low pass filters and POTS Splitters and the legacy DVDDS product. Most recently, mPhase has engaged Lucent to cost-reduce its INI set top box and develop its new TV+ product.

For the years ended June 30, 2003, 2002 and 2001 and for the period since inception (October 2, 1996) to June 30, 2003, approximately $100,000, $450,000, $3,813,683 and $13,524,300, respectively, has been billed to mPhase for research and development conducted by GTARC. With the completion of the DVDDS legacy product, the Company has shifted its research and development from GATRC to Lucent Technologies Inc. Such new research and development was (a) initially for cost reduction of its INI set top box (b) development by Lucent of the new TV+ product (consisting of a newly designed television broadcast switch compatible with the Lucent Stinger data delivery system as well as equipment of other major vendors) . The Company incurred research and development expenses with Lucent for fiscal years ended June 30, 2003 and 2002 of $1,112,500 and $156,250, respectively.

In November of 2002, the Company and GTRC and GTARC entered into a Memorandum of Intention to convert approximately $1.8 million in remaining payables outstanding to GTRC and exchange mutual releases in consideration for two term Notes totaling $624,235 with varied payments through 2007 and warrants to purchase shares of the Company’s common stock through 2007, at a price and formula to be agreed upon. Such Memorandum of Intention is subject to a final written agreement between mPhase and GTRC requiring approval of each company’s board of directors. Under the terms of its license from GTRC mPhase is the sole, worldwide licensee of the technology developed by GTARC in conjunction with the legacy DVDDS product line. Upon completion of the legacy DVDDS product, GTRC may receive a royalty of up to 5% of product sales.

The amount of research and development costs the Company has expended from October 2, 1996, its inception date, through June 30, 2003 is $34,347,079. During the year ended June 30, 2003, the Company incurred research and development expenses of $3,538,305 related to the continued development of its current TV platforms and other DSL products and services as compared to $3,819,583 for the same period ended June 30,2002.

Strategic Alliances Implemented

mPhase Technologies, Inc. has signed a worldwide distribution agreement with Corning Cable Systems, an industry-leading manufacturer of fiber optic and copper communications network solutions and pioneer of DSL POTS splitter applications. This agreement enables Corning Cable Systems to resell mPhase’s line of “intelligent” DSL component products including the recently released iPOTS3, as well as its other “intelligent” products. This relationship expands mPhase’s distribution network extensively via Corning Cable Systems’ worldwide sales force. Based on this agreement, mPhase will act as the original equipment manufacturer for Corning Cable Systems, jointly manufacturing the iPOTS product set, as well as providing sales support and continuing product design and development work. mPhase. mPhase continues to aggressively directly market these product since the current agreement with Corning is non-exclusive in scope.

In addition, the Company has entered into a Co-Branding Agreement with Lucent for its redesigned cost reduced Traverser INI set top box. In addition, pursuant to a Systems Integration Agreement with Lucent, the Company has been designated as the exclusive worldwide reseller of the Lucent Stinger when bundled as part of the mPhase TV+ product.

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Critical Accounting Policies

Revenue Recognition

All revenue included in the accompanying consolidated statements of operations for all periods presented relates to sales of mPhase’s POTS Splitter Shelves and DSL component products.

As required, mPhase has adopted the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, which provides guidelines on applying generally accepted accounting principals to revenue recognition based upon the interpretations and practices of the SEC. The Company recognizes revenue for its POTS Splitter Shelf and other DSL component products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal warranty support.

The deferred revenues balance recorded on the Balance Sheet for the fiscal year ended June 30, 2003 is made up of three customer deposits consisting of $156,180 in the aggregate for the POTS product and of $58,000 for final customer acceptance of the Traverser™ product which will occur upon commercial production of such product.

Research and Development

Research and development costs are charged to operations as incurred in accordance with Statement of Financial Accounting Standards (“SFAS”), No.2, “Accounting for Research and Development Cost.”

Income Taxes

mPhase accounts for income taxes using the asset and liability method in accordance with SFAS No.109 “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. Because of the uncertainty as to their future realizability, net deferred tax assets, consisting primarily of net operating loss carryforwards, have been fully reserved for. Accordingly, no income tax benefit for the net operating loss has been recorded in the accompanying financial statements.

Utilization of net operating losses generated through June 30, 2003 may be limited due to “changes in control” of our common stock that occurred.

Stock-based Compensation

The Company follows the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-based Compensation.” SFAS No. 123 encourages, but does not require companies to record compensation expense for stock-based employee compensation at fair value. As permitted, the Company has elected to continue to account for stock-based compensation to employees using the intrinsic value method presented in Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair valued-based method, as defined, had been applied. Compensation expense is generally measured on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

The Company accounts for non-employee stock based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

Inventory Reserve and Valuation Allowance

The Company carries its inventory at the lower of cost, determined on a first-in, first-out basis, or market. Inventory consists mainly of the Company’s POTS Splitter Shelf and Filters. In determining the lower of cost or market, the Company periodically reviews and estimates a valuation allowance to reserve for technical obsolescence and marketability. The allowance represents management’s assessment and reserve for the technical obsolescence based upon the inter-operability of its component products, primarily filters and

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splitters, with presently deployed and next generation DSL infrastructures as well as a reserve for marketability based upon current prices and the overall demand for the individual inventory items. Material changes in either the technical standards of future DSL deployments or further erosion in the demand for deployments of DSL infrastructures could affect the estimates and assumptions resulting in the amounts reported. Actual results could differ from these estimates.

Material Related Party Transactions

The Company records material related party transactions. The Company incurs costs for engineering, design and production of prototypes and certain administrative functions from Microphase Corporation and the purchase of finished goods, primarily consisting of DSL splitter shelves and filters, from Janifast Limited. The Company has incurred costs for obtaining transmission rights. This enabled the Company to obtain re-transmission accreditation to proprietary television content that the Company plans to provide with its flagship product, the Traverser™ within its incorporated joint venture mPhase Television.Net, in which the Company owns a 56.5% interest.

The Company has also incurred charges for beta testing and on-site marketing, including the display of a live working model at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone, which is scheduled to commence upon the commercial production of the Traverser™. In addition the Company has tested its TV+ platform in July of 2003 with 3 customers of Hart Telephone. A member of mPhase’s Board of Directors is employed by Lintel, Inc., the parent corporation of Hart Telephone.

Mr. Durando, the President and CEO of mPhase, owns a controlling interest and is a director and CEO of Janifast Limited. Mr. Durando and Mr. Dotoli are officers of Microphase Corporation. Mr. Dotoli is also a shareholder of Janifast Limited. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation and is a director and shareholder of Janifast Limited. Microphase, Janifast, Hart Telephone and Lintel Corporation are significant shareholders of mPhase. Microphase, Janifast and Hart Telephone have converted significant liabilities to equity in fiscal years June 30, 2001, 2002 and in the current fiscal year. Management believes the amounts charged to the Company by Microphase, Janifast, mPhase Television.Net and Hart Telephone are commensurate to amounts that would be incurred if outside parties were used. The Company believes Microphase, Janifast and Hart Telephone have the ability to fulfill their obligations to the Company without further support from the Company.

Liquidity and Capital Resources

From inception (October 2, 1996) through June 30, 2003 the Company has incurred cumulative (a) development stage losses and has an accumulated deficit of $108,016,497 and (b) negative cash flow from operations of $43,615,413. The auditors report for the fiscal year ended June 30, 2003 includes the statement that “there is substantial doubt of the Company’s ability to continue as a going concern”. Management estimates that the Company needs to raise approximately $2,000,000 during the next 12 months to continue operations. As of June 30, 2003, the Company had a negative net worth of $3,228,886 up from a negative net worth of $42,849 as a result of continuing net losses incurred after June 30, 2002.

At June 30, 2003 mPhase had working capital deficit of $1,405,331 as compared to working capital of $399,321 at June 30, 2002. Through June 30, 2003, the Company had incurred development stage losses totaling $108,016,497. At June 30, 2003, the Company had $396,860 of cash and cash equivalents and $287,135 of net accounts receivables to fund short-term working capital requirements. The Company’s ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) continue the wide scale development, deployment and marketing of its products.

Historically, mPhase has funded its operations and capital expenditures primarily through private placements of common stock. Management expects that its ongoing financial needs will be provided by financing activities and believes that the sales of its line of POTS Splitter products and other related DSL component products will provide some offset to cash flow used in operations, although there can be no assurance as to the level and growth rate of such sales in future periods as seen with quarter to quarter

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fluctuations in component sales. At June 30, 2003, the Company had cash and cash equivalents of $396,860 compared to $47,065 at June 30, 2002, net accounts receivable of $287,135 and net inventory of $2,103,328. This compared to $273,780 of net accounts receivable and $3,342,716 of net inventory at June 30, 2002.

Cash used in operating activities was $1,212,718 during the fiscal year ended June 30, 2003. The cash used by operating activities principally consists of the net loss, the net decrease in inventory, the net decrease in accounts receivable offset by the increase in depreciation and amortization, and by non-cash charges for common stock options and warrants issued for services and increased accrued expenses.

The Company has entered into various agreements with GTARC, pursuant to which the Company receives technical assistance in developing the Digital Video and Data Delivery System. The Company has incurred expenses in connection with technical assistance from GTARC totaling approximately $100,000 and $450,000, for the twelve month periods ended June 30, 2003 and 2002, respectively, and $13,524,300 from the period from inception through June 30, 2003. The Company and GTRC entered into a Memorandum of Intent, on October 14, 2002 and revised on November 12, 2002, which would result in the settlement of all amounts outstanding and the exchange of mutual releases in consideration for two term Notes totaling approximately $624,000 and warrants to purchase shares of the Company’s common stock . The Company and GTARC are continuing negotiation of a final agreement with respect to the conversion of not less than approximately $1.2 million of the approximately $1.8 million of payables owed by mPhase. mPhase is the sole, worldwide licensee of the technology developed by GTARC in conjunction with the Traverser™ DVDDS product line. Upon completion of the commercial product, GTRC may receive a royalty of up to 5% of product sales.

During the twelve months ending June 30, 2003, certain strategic vendors and related parties converted approximately $1.9 million of accounts payable and accrued expenses into 5,923,333 shares of the Company’s common stock and warrants to purchase 3,706,800 shares of common stock of mPhase.

As of June 30, 2003, mPhase is obligated to pay Lucent Technologies, Inc., the sum of $100,000 per month through November of 2003 for development of mPhase’s new Broadcast Television Switch that will enable the Lucent Stinger Digital Subscriber Line Technology to deliver television as well as data and voice over copper telephone lines. mPhase has no other material commitments for capital expenditures.

We have evaluated our cash requirements for the fiscal year 2004 based upon certain assumptions, including our ability to raise additional financing and increased sales of our POTS splitter. The Company anticipates that it will need to raise approximately $2,000,000 primarily in private placements of its common stock with accredited investors, during the next 12 months, or alternatively we will need to curtail certain expenses as incurred at the present levels including marketing and research and development expenses. Such expenditures are part of the additional investment in technology design to complete our TV+ platform will be necessary over the next 12 months. In the long-term, the Company may invest additional funds annually on research and development of it television platform in Intelligent POTS Splitter product lines based upon sales levels, changes to technology and the overall success of the Company attaining sufficient financing until such time as it achieves profitable operations.

Should these cash flows not be available to us, we believe we would have the ability to revise our operating plan and make certain further reductions in expenses, so that our resources which were available at June 30, 2003, plus financing to be secured during fiscal year 2004, and expected POTS splitter revenues, will be sufficient to meet our obligations until the end of fiscal year 2004. We have continued to experience operating losses and negative cash flows. To date, we have funded our operations with a combination of component sales, debt conversions with related parties and strategic vendors, and private equity offerings. Management believes that we will be able to secure the necessary financing in the short-term to fund our operations into our next fiscal year. However, failure to raise additional funds, or generate significant cash flows through revenues, could have a material adverse effect on our ability to achieve our intended business objectives.

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Current Developments

From July 1, 2003 through August 21, 2003 mPhase delivered on purchase orders and recorded revenue of approximately $1.6 million of POTS Splitters which has improved the Company’s working capital position. As of August 30, 2003 the Company had a working capital deficit of approximately $1.2 million as compared with approximately $1.4 million on June 30, 2002. The Company believes that its liquidity position will slowly improve as a result of the upward trend in sales of POTS splitters experienced to date in fiscal year 2004 and the anticipated initial sales of one or both of its TV platforms in fiscal year 2004.

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BUSINESS
Overview

We develop, market and sell innovative DSL broadband telecommunications equipment. Our main focus is developing the most cost effective products to enable telecommunications service providers to deliver digital quality television (together with data and voice) over ordinary copper telephone lines. The primary markets for mPhase’s television delivery products are regions of the world outside of the United State that do not have coaxial fiber infrastructure capable of delivering a large number of digital broadcast television channels. mPhase is not seeking, at this point in time, to develop robust feature-intensive expensive television platforms to compete with cable in the United States currently both of our TV over DSL solutions support a single television stream over a telephone wire. Therefore our television products are targeted primarily for International markets outside of the United States.

Outsourcing

The Company practices an outsourcing model whereby it contracts with third party vendors to perform certain functions rather than performing those functions internally. For instance, mPhase out sources digital engineering development for the Traverser™ DVDDS System to GTARC. It also out sources analog engineering development and certain administrative functions to Microphase Corporation and manufacturing of its POTS Splitter product to Janifast Ltd.

mPhase has outsourced to Lucent Technologies, Inc. cost reduction of its Traverser™ INI set top box and development of its new TV+ platform. With respect to manufacturing of its TV+ Platform, mPhase is targeting leading contract manufacturing companies with strategically located facilities globally with which it can establish long-term relationships. By using contract manufacturers, mPhase will attempt to avoid the substantial capital investments required for internal production.

The Company has entered into a number of significant agreements with Lucent Technologies, Inc which include a Co-Branding Agreement, dated as of January 21, 2003, allowing the Company to add the Lucent name and Logo to its cost-reduced Traverser™ INI set top box. Such agreement is for an initial period of one year and is subject to renewal on an annual basis by mutual consent. In addition, the Company has entered into a Systems Integrator Agreement, dated as of April 4, 2003 designating the Company as a reseller of the Lucent Stinger DSL transport product when bundled as part of the mPhase TV+ platform globally. Such agreement gives mPhase the exclusive right to sell the TV+ product worldwide containing the Lucent Stinger as the DSL transport mechanism for delivering broadcast television, high speed data and voice over copper telephone wires. In order to qualify for such status, as an accredited reseller, Lucent Technologies, Inc. determined that the Company’s TV+ platform added significant software and hardware value to the Stinger DSL product by enabling such product to deliver broadcast television over ADSL in addition to the Stinger’s well known existing world-class capabilities for the delivery of voice and high-speed data over copper telephone lines. Such agreement is for an initial two year term provided that either party may cancel such agreement with 60 days notice to the other party.

As a number of the Lucent Business Partner organization, mPhase is able to leverage established relationships with an existing Stinger customer base without having to expand its sales force. To date there are approximately 4 million ports of the Stinger deployed around the world. MPhase and the Lucent Global Business Partners group are also targeting other Business partners in markets where there currently is a lack of cable television infrastructure.

The Company has recently entered into a new Development Agreement, dated as of September 15, 2003, with Lucent that provides for continuing development and enhancement of capabilities of its TV+ product at a cost of $1,190,000.

mPhase also develops and designs component DSL products including Plain Old Telephone Service Splitters (POTS Splitters) and low pass filters. Since its inception in 1996, virtually all of mPhase’s sales revenue has been derived from the sales of POTS Splitters and other DSL component products. Recently mPhase introduced its intelligent line of POTS Splitter products. The iPOTS is a device which allows

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telecommunications service providers to perform DSL loop qualification from a central office without having to deploy workers to the field. mPhase has established a worldwide non-exclusive distribution agreement with Corning Cable for the iPOTS product and continues to market such product directly.

Industry Background

The Company believes there is a significant market for its television over DSL products, in particular, for its latest TV+ Platform. Telephone companies worldwide need to deliver a combination of services (i.e., voice, television and data) in order to reverse negative economic trends of reduced margins and customers. The multichannel television business is a growing industry. Much of the world is largely underserved, with little access to digital television programming. Cable, outside the US and pockets of Europe, is in the early stages of deployment. In fact, according to Kagan World Media, the percent of television-owning households subscribing to multi-channel television services outside of North America in 2002 was only 36%. Both the Traverser™ DVDDS and mPhaseTV+ platforms empower telecommunications service providers to (a) capitalize upon this growing revenue-generating segment and (b) be able to compete more effectively with other technologies, such as cable where installed, and direct broadcast satellite (DBS) services.

We believe the incentive for telephone companies to deploy advanced digital services is significant. The traditional revenue model for telecommunications service providers is shifting as fixed line calling revenues are continuing to decline with the advent of as wireless telephony and voice delivered over the Internet. Traditional telephone companies can no longer rely on a captured market and need to offer new, revenue-generating services in order to maintain or increase profitability and by offering new services to their customers.

Cable television providers are also beginning to offer cable telephony and cable modems for high-speed Internet service, in addition to their traditional multichannel television services. Additionally, in the U.S., direct broadcast satellites providers (DBS) are upgrading to two-way satellite communication to provide data services. In more advanced markets, these technologies have converged, leaving telephone, cable and direct satellite television providers competing for the same customers and the same dollars.

mPhase’s flagship products enable telephone companies and other communications service providers utilizing twisted pair telephone wires to respond to these competitive threats and immediately offer fully integrated broadband service packages to their subscribers. Importantly, with mPhase’s products, telecommunications service providers are able to compete with cable and satellite providers in the high-margin multichannel digital television market. Neither of mPhase’s product solutions require a capital-intensive fiber nor cable build- out, long lead times, or a technically challenging deployment. Instead, utilizing their already installed copper telephone line infrastructure, telephone companies can increase their per subscriber revenue, capture additional marketshare, stave off competition and ultimately increase their overall market valuation by becoming full-service communications providers today.

Incumbent telecommunications service providers will have an opportunity to preempt wide digital cable or satellite adoption that deploy mPhase’s systems DSL and become market leaders in providing data and video services. Most telecommunications companies and industry analysts currently understand that data-only solutions are not sufficient to attract new customers, retain existing ones, and maintain or achieve profitability.

Our Television Over DSL Solution

mPhase markets and sells a line of innovative DSL (digital subscriber line)-based broadband telecommunications equipment. Our flagship product line includes two systems enabling the delivery of television over DSL. Both of these products facilitate telephone companies becoming full service communications providers by enabling the simultaneous delivery of digital broadcast television, high speed data and voice services over the existing telephone line infrastructure. mPhase has these systems with a specific target in mind, specifically, telephone companies in parts of the world where access to multi-channel television is limited, as well as domestic, rural telephone operators.

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mPhase introduced its first TV over DSL product, the Traverser™ Digital Video and Data Delivery System, (DVDDS) in 1998. The DVDDS, is an end-to-end system based upon proprietary technology developed in conjunction with Georgia Tech Research Corporation. Because it is an end-to-end video-over-ADSL (asymetric digital subscriber line)equipment. The proprietary transport method utilized in the Traverser™ System is patent protected. The intellectual property embodied by the DVDDS System includes the ability to deliver a plurality of channels to a plurality of users, ensuring that all channels are available to all users at all times. The Company continues to market this product, and believes it to be ideal for customers particularly interested in supporting television services with a minimal need to support high-speed data customers.

The DVDDS is installed at Hart Telephone Company in Hartwell, Georgia, where a 70-user system is currently operational. Hart Telephone completed the construction of its digital headend toward the end of 2001, signifying the commencement of commercial deployment. Another DVDDS system is installed at the BMW manufacturing plant in Spartanburg, South Carolina for use as a closed television system in a commercial setting.

mPhase recently introduced its second product in its flagship line, called the mPhaseTV+ platform. mPhaseTV+ is a modular solution utilizing the industry-leading, standards-based Lucent Stinger DSL Access Concentrator for transport. During July of 2003, mPhase successfully tested its TV+ product with 3 customers of Hart telephone.

Bell Labs approached mPhase about creating a hybrid, mPhaseTV+ solution that would capitalize upon the strengths of each company’s DSL platform in December of 2002. Prior to this, Bell Labs had been working in a contract engineering capacity helping mPhase to cost-reduce its digital set top box.

The two companies elected to team and create what we believe to be the most reliable, scaleable and cost-effective system for the delivery of television services over copper telephone wires. This collaborative platform combines the data centric strengths of Lucent’s Stinger with the TV-centric strengths of mPhase’s Traverser™, resulting in a best of breed solution. For mPhase, the TV+ Solution marks a shift in strategy from selling a complete, proprietary platform to providing an industry-standard, modular solution. This joint approach offered a number of advantages. For instance, by utilizing the Lucent Stinger for transport, mPhase’s mPhaseTV+ platform can capitalize upon the proven, extremely robust and cost effective method of supporting and delivering data combined with the Traverser’s™ method of supporting video.

The mPhaseTV+ platform eliminates the need for telephone companies to replace their already installed equipment. Because this solution is modular, telephone companies that already have Stingers deployed can quickly and easily upgrade to support television in addition to data and voice services. There are currently 4 million Stinger ports deployed in 20 countries around the globe that deliver voice and data over DSL. With minor modifications, mPhase’s BTS and Traverser™ CPE are also interoperable with other leading vendor’s DSLAMs on the market today, making it possible for any telephone company with an installed base of equipment to quickly and relatively inexpensively become full service communications providers.

The mPhaseTV+ platform is ideally suited for large-scale deployments, and in parts of the world which cannot afford the cost of upgrading to cable infastructure. In contrast to the DVDDS, the TV+ Platform is well designed for markets where there either is currently or will likely be a demand to support high speed data AND television services simultaneously and cost effectively.

Business Development, Organization, and Acquisition Activities

We were incorporated in New Jersey in 1979 under the name Tecma Laboratory, Inc. In 1987, we changed our name to Tecma Laboratories, Inc. As Tecma Laboratories, Inc., the Company has primarily engaged in the research, development and exploitation of products in the skin care field. On February 17, 1997, we acquired Lightpaths, Inc., a Delaware corporation, which was engaged in the development of telecommunications products incorporating DSL technology, and we changed our name to Lightpaths TP Technologies, Inc.

On January 29, 1997, we formed another wholly-owned subsidiary called TLI Industries, Inc. The shares of TLI were spun off to our stockholders on March 31,1997 after we transferred the assets and liabilities,

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including primarily fixed assets, patents and shareholder loans related to the prior business of Tecma Laboratories. As a consequence of these transactions, we became the holding company of our wholly owned subsidiary, Lightpaths, Inc. on February 17, 1997.

On June 2, 1997, we completed a reverse merger with Lightpaths TP Technologies, Inc. and changed our name to mPhase Technologies, Inc.

On June 25, 1998, we acquired Microphase Telecommunications, Inc., a Delaware corporation, by issuing 2,500,000 shares of our common stock. Microphase Telecommunications’ principal assets were patents and patent applications utilized in the development of our proprietary Traverser™ technology.

In March 2000, we entered into a joint venture with Alphastar International, Inc. to form a company called mPhase Television.net, Inc., (mPhaseTV) in which we held a 50% interest. On May 1, 2000, we acquired an additional 6.5% interest in mPhaseTV, and made it one of our consolidated subsidiaries.

On March 14, 2000, we entered into an agreement with BMW Manufacturing Corp., located in South Carolina. Under the agreement, we installed version 1.0 of the Traverser™ for BMW’s telephone transmission network. BMW has agreed that, upon its notice and consent, we will be able to demonstrate to potential customers the functioning system at BMW’s facilities. BMW has made two (2) subsequent purchases increasing the size of its deployment to 48 unique units.

Our flagship installation, Hart Telephone, has completed the build and development of its digital headend during fourth quarter of 2001. The completion of their digital headend marks the move from beta to commercial deployment of the Traverser™ platform. Hart currently has approximately 70 customers receiving about 80 channels of television services.

In May of 2002 mPhase initiated discussions for development of a cost-reduced intelligent network interface (INI) set top box with the Bell Laboratories division of Lucent Technologies, Inc.

Effective December 1, 2002, mPhase entered into a Development Agreement with the Bell Laboratories division of Lucent Technologies, Inc. for the development of mPhase’s broadcast television switch (BTS) as an intergrated platform with the Lucent Stinger™ DSL Access Concentrator.

On December 9, 2002, pursuant to a Statement of Work, Lucent commenced development of the BTS for mPhase.

On December 15, 2003, mPhase engaged Lucent for the cost-reduction of its Traverser™ INI set top box.

On January 21, 2003, mPhase entered into a Co-Branding Agreement with Lucent under which mPhase’s INI set top box will be co-branded with the Lucent Technologies, Inc. name and logo.

On April 4, 2003, mPhase entered into a Systems Integration Agreement with Lucent. Under the terms of the agreement, mPhase has been given the exclusive right to sell worldwide a “bundled” solution consisting of mPhase BTS and the Lucent Stinger.

In May of 2003, MPhase has announced development of the mPhaseTV+ Platform with Lucent Technologies’ Bell Labs. This modular product, as described in the “Our Solutions” section earlier, utilizes the industry-standard Lucent Stinger for transport. Bell Labs has been design contracted to design the mPhase BTS and Traverser™ CPE to be used in conjunction with the Lucent Stinger. A redesigned cost reduced second generation set top box CPE equipment has been completed. A prototype version of the BTS is also completed and has been successfully tested with 3 customers at Hart telephone in July of 2003. The first version of our TV+ product is scheduled to be completed during the second quarter of fiscal year 2004.

Our revenue, historically, has been derived from sales of component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. In our fiscal years ended June 30, 2002 and June 30, 2003 respectively, we generated approximately $2.6 million and $1.6 million in revenue, respectively, from the commercial sale of our component products. Our other component products, including Filters and Central Office POTS Filter Shelves, are marketed to other DSL equipment vendors. We do not

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believe that the sales of our Traverser™, mPhaseTV+ or INI2 feature products will be materially impaired by the sale of these component products to these potential competitors.

mPhase is in the process of evaluating a full range of contract manufacturers, including manufacturers outside of the U.S. We believe that there are many qualified manufacturers around the world. mPhase is likely to contract with multiple companies depending on which countries the Traverser™ DVDDS and TV+ products are deployed and depending upon cost-competitiveness.

Our Products & Services

To date mPhase’s revenue has been derived exclusively from sales of DSL component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. We have derived no material revenue to date with respect to either of our broadcast television platform over DSL platforms. In our fiscal years ended June 30, 2003 and June 30, 2002 we generated approximately $1.6 million and $2.6 million in revenue, respectively, from the commercial sale of our component products and overall losses for such years of $6,650,211 and $11,245,361 respectively.

mPhase supplies the telecommunications industry with products designed to enable, enhance or support broadband DSL services. mPhase’s line of TV-over-DSL products include its legacy, end to end platform, the Traverser™ Digital Video and Data Delivery System (DVDDS,) as well as its newly available mPhaseTV+ Platform. Additionally, mPhase markets a line of DSL component products ranging from commodity items such as traditional POTS Splitters and microfilters to higher-end, feature-rich products such as the recently introduced Intelligent POTS Splitter.

Traverser™ DVDDS

mPhase’s legacy television-over-DSL System is the Traverser™ DVDDS. This system is a patented end-to-end solution enabling the delivery of digital broadcast television, high speed data services, and traditional voice services (requires Class5E voice switch) over a pair of copper telephone wires.

The mPhase DVDDS consists of three key elements: a digital headend called the Programming and Control Center (PCC), Central Office (CO) equipment which includes the Universal Access Shelf and POTS Splitter Shelf, and adjusted set top box called the INI. In order for a subscriber to receive services from a telco via the Traverser™ System, all three components must be installed.

Telecommunications service providers using the mPhase DVDDS need to build a digital video head-end to receive television content. This includes installing a satellite receiving dish, off-the-shelf video equipment and mPhase’s software to manage the video content. At the PCC, local off-air channels are received, digitized and combined with the signals received via satellite. The PCC can be co-located with a single central office or remotely located and connected to each CO via DWDM, SONET or ATM. mPhase does not manufacture digital head end equipment. However, after extensive lab and field testing, it has established vendor relationships with a number of head end equipment providers.

The Traverser™ DVDDS Central Office (CO) equipment, known as the mPhase Universal Access Shelf and POTS splitter shelf, integrate video signals from the PCC with the Internet and voice signals. The outputs are DSL “lines” capable of carrying a single high- quality video stream, high-speed data at speeds up to 2 Mbps downstream and telephone voice services.

Upon reaching the home or business, the DSL line is fed into the Traverser™ INI set top box, which functions as a combined DSL modem and digital set-top box. The set top box separates the three signals and routes them to the television, PC and telephone.

The DVDDS is telco switching and operating equipment agnostic and is not dependent on a specific operating configuration. However, because the DVDDS is based upon proprietary technology, it does not interoperate with other manufacturer’s DSL equipment, at neither the CO nor the home. Our patented television delivery method transmits signals in native MPEG-2 format to ensure high quality and reliability.

The Traverser™ utilizes technology we license exclusively from Georgia Tech Research Company and technology which we license non-exclusively from Globespan Semiconductor, Inc. Georgia Tech provided a

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significant part of the engineering research and design to develop the Traverser™. The Traverser™ also utilizes an advanced filler technology developed by Microphase Corp.

mPhaseTV+ Platform

mPhase and Bell Labs Lucent Technologies have teamed together to create an industry-standard, high quality and cost effective television over DSL platform known as the mPhaseTV+ Platform. This solution consists of three key elements:

•	The mPhase BTS (broadcast television switch) layer interfacing the video headend and the DSLAM;

•	Lucent’s Stinger DSL Access Concentrator, a field-tested central office (CO) piece of equipment which provides DSL connections to individual customers; and

•	mPhase CPE, a highly integrated set top box to deliver video in the home environment from the DSL link.

This hybrid, collaborative platform capitalizes upon the strengths of both Lucent’s and mPhase’s technology. The BTS embodies the same video networking intelligence as the Traverser™ DVDDS. However, when combined with the proven, robust Stinger, which effectively and cost-effectively supports data, the end result is what we believe to be a best-of-breed, industry-standard solution.

The mPhase BTS resides between the DSLAM and the video headend and provides video networking intelligence that enables television services over DSL. The BTS is also responsible for video-related functionality such as demuxing and mapping MPEG-2 bitstreams, video subscriber management, video content management and billing management.

MPhase has developed, in conjunction with Bell Labs, a low cost, efficient and compact digital set top box with an integrated DSL Modem called the INI. Various versions of this device exist or are in development such as a standards-based product inoperable with the Lucent Stinger as well as other manufactures’ DSLAMs, and a proprietary version interoperable with the mPhase Traverser™.

Together with a digital video headend (or PCC) and the Lucent Stinger, the mPhaseTV+ platform provides another end-to-end solution for customers wanting to provide television and high-speed data services over their existing copper infrastructure. Based on a streamlined, modular architecture, future upgrade, additional features and ancillary services can be implemented without major modifications to the entire system.

The Company expects to sell the mPhaseTV+ platform to customers planning to support large scale deployments, delivering both high speed data and television services. The original Traverser™ DVDDS is better suited for smaller deployments where the customer is primarily interested in delivering television and not necessarily high speed data. Both products are suited for markets lacking an existing coaxial cable infrastructure. Currently, both platforms support a single television stream and are therefore not competitive in urban and suburban U.S. markets where digital cable and DBS servers are prolific.

Component Parts Pots Splitter Shelves Intelligent Pots Splitter (iPots)

mPhase also designs and markets a line of DSL component products ranging from commodity items such as carrier-class POTS splitters located at the central office as well as CPE splitters and filters located in the home. Recently, mPhase has introduced a line of innovative loop management products intended to lower the operational costs involved with supporting DSL services. The iPOTS, (intelligent POTS Splitter), product line includes the iPOTS1 and the iPOTS3. These products mark a significant advancement in automating loop management by utilizing “intelligent functionality” thereby enabling testing of a telephone loop for DSL deployment without having to dispatch personnel to the field to manually perform such tests. These products reduce the operational costs of deploying and maintaining DSL services. The iPOTS3 is an upgrade from the original iPOTS1, allowing service providers a 3-way view of the network and is compatible with DSLAM’s of most vendors. The iPOTS1 is designed for use only with the Lucent Stinger DSLAM.

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mPhase has established a worldwide non-exclusive distribution agreement with Corning Cable Systems for the sale of the iPOTS product line. Utilizing Corning as a distribution channel potentially expands exposure for this product, as Corning is one of the largest vendors of central office DSL filtering equipment. In parallel, the Company continues to aggressively market this product directly.

mPhaseStretch™

mPhase has developed another product known as the mPhaseStretch™. This product is a loop extender which enhances the performance of the legacy Traverser™ DVDDS System by extending its transmission distance for the delivery of voice, video and data up to 20,000 feet. The mPhaseStretch™ is a powered device that is placed on the line at approximately 9,000 feet or before the signal degrades. The addition of the Stretch gives mPhase what the Company believes to be the greatest serviceable distance radius for the delivery of converged services. Our current product is only compatible with the Traverser™ DVDDS. A universal version of the Stretch™, or a version interoperable with other vendor’s DSLAM equipment, (including the mPhase TV+/Lucent Stinger solution) is currently being developed by mPhase.

Microfilters

We have developed a complete line of microfilters, including a 2 and 4 pole filter for use in single and multiphone households, as well as a network interface splitter.

mPhase Television.Net, Inc.

mPhase Television. Net, Inc. (mPhase TV) has established licensing agreements with content originators thus allowing service providers to offer subscribers a full complement of U.S. television programming. mPhase TV has secured rights to rebroadcast television content from U.S. network and cable broadcasters. mPhase TV can offer programming content in the U.S. to U.S. telephone service providers seeking to deploy either of mPhase’s television platforms. This eliminates the need for service providers from having to negotiate many separate contracts with U.S. broadcast television programmers.

It is important to note that the role of mPhaseTV has changed since its inception. Originally, mPhaseTV was to act as a content aggregator, downlinking a complete lineup of channels, digitizing those channels and uplinking them via satellite for further delivery to each telco site. The benefit of mPhaseTV acting as a content aggregator was that service providers would not have to build a full-scale headend that included encoders, and other equipment. However, recent advances in technology have significantly reduced the costs for a telephone company to build a full scale headend. Therefore the role of mPhaseTV is now limited to providing the appropriate licenses and relationships as opposed to offering a content aggregation solution. Telephone companies purchasing content through mPhaseTV are required to build a full-scale digital headend.

In March of 2000, mPhase provided the initial funding for mPhaseTV, by lending it $1,000,000 at 8% per annum interest. The loan is repayable to us in common stock at the time that mPhase Television qualifies for listing in the NASDAQ Small Cap Market. We also contributed $20,000 in cash to the joint venture and granted options to Alphastar Internal Inc. (Alphastar) to purchase 200,000 shares of our stock for $4.00 per share. The agreement required Alphastar to provide mPhase Television the right to transmit television broadcasts over Alphastar’s digital satellite network. On May 1, 2000, we acquired an additional 6.5% interest in mPhase Television for an additional $1,500,000 in cash. We report mPhaseTV as a consolidated subsidiary.

As part of its cost reduction efforts in fiscal year 2002, mPhase renegotiated its joint venture relationship with Alphastar that originally established mPhaseTV. Under the new arrangement, mPhaseTV terminated its lease of the rights to use Alphastar’s earth station satellite uplink and downlink facility in Oxford, CT. Such facilities had enabled mPhaseTV to aggregate television content from the multiple networks and content providers eliminating the need for telecommunications service providers in the United States from building a master headend as an additional cost to the Traverser™ DVDDS and TV+ platforms. As noted above, recent developments in technology have significantly reduced the cost of such master headend facilities which eliminates the need for mPhase to aggregate television content. mPhaseTV may serve as a strategic asset for

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selling the mPhase’s video over DSL solutions in the U.S. by having secured the rights to transmit over DSL over a number of television channels directly from the content providers. This eliminates the need for a U.S. telecommunication services provider from purchasing either of mPhase’s television delivery platforms from having to assemble such rights itself from each of the content providers. mPhase currently owns a 56% controlling interest in mPhaseTV.

Research and Development Activities

We have designed the Traverser™ and its ancillary component parts in conjunction with Georgia Tech Research Institute which conducts a majority of our digital research and development for the Traverser™ line of products. Microphase Corporation contributed the analog technology incorporated in the design of the Traverser™, as well as providing ongoing development of analog components for the Traverser™.

As of June 30, 2003, we had been billed approximately $13,500,000 for research and development conducted by Georgia Tech Research Institute (GTRC), of which approximately $1,770,480 remains outstanding. On March 26, 1998, we entered into a license agreement with Georgia Tech which owns the Digital Video and Data System technology. GTRC and its affiliates have granted us the exclusive license to use and re-sell Traverser™ DVDDS worldwide. We are obligated to pay Georgia Tech royalties of 5% on future sales of the Traverser™DVDDS. The license agreement expires automatically when the patents covering the invention expire. We are currently negotiating with Georgia Tech to amend certain provisions of the agreement which would reduce the royalty in connection with the settlement of mPhase’s current account with GTRC.

On February 13, 2003 mPhase announced that the Bell Labs division of Lucent Technologies, Inc. would help redesign a cost-reduced features enhanced version of mPhase’s Traverser™ Intelligent Network Interface digital set top box. The initial version of the newly- designed box will cost approximately 50% less than mPhase original set top box. The newly designed set top box will be developed in stages and will eventually support multiple channels of television, an electronic programming guide, video-on-demand, MPEG-2 and MPEG 4 digital quality TV, video over IP and is compatible with both CAP and DMT modulation. mPhase has contracted to pay Lucent a total of $625,000 relating to the redesign and cost-reduction of its set top box and has paid as of March 31, 2003 $472,955 to Lucent representing installments due based upon percentage of completion of the purchase order. In addition, mPhase has contracted to pay Lucent $1,000,000 for development of its broadcast digital television switch and integration of such switch with the Lucent Stinger resulting in mPhase’s new mPhaseTV+ Platform. As of March 30, 2003 mPhase has paid Lucent $100,000 for such product and has an accrued balance of $200,000. mPhase is obligated to pay Lucent $100,000 per month through November of 2003 for completion of the mPhaseTV+ Platform. Finally, mPhase has recently entered into a new Development Agreement, dated as of September 15, 2003, with Lucent to continue development of new features and enhanced capabilities for its TV+ platform at a cost of $1,190,000.

Market

Currently, mPhase’s target market for its television over DSL solutions include telephone companies and telecommunications service providers worldwide. By deploying converged voice, video and data over their existing copper telephone infrastructure, telecommunications service providers can increase revenue and profitability and retain valuable market share. In most parts of the world, the telephone company is strongly positioned to be first to market with an integrated bundle of communications services. There are over 1 billion telephone lines serving consumers around the globe compared to only 586.9 (source: Kagan World Media) million homes passed by cable. In today’s competitive telecommunications landscape, both the Traverser™ and the mPhaseTV+ platform have now become necessary solutions for all telecommunications service providers to compete effectively in today’s marketplace.

We estimate that on average, a typical telco using either mPhase’s end-to-end system, the Traverser™ DVDDS, or it’s mPhaseTV+ platform utilizing the Lucent Stinger can generate significant revenue with a payback on its initial investment in either system within 2-3 years depending on the size and scope of the deployment. Importantly, this relatively short payback period is still applicable in countries where the average cost of a basic cable television package is well below the US average. The economics of mPhase’s video

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over DSL platforms are such that, for example, when charging as little as $7 per month per subscriber for a basic television package, the system operator can expect a full return on investment within a three-year period of time. Furthermore, over 5 years a telecommunications service provider can achieved a significantly higher rate of return on its investment in either of our TV platforms than would be possible with deploying voice and data alone. mPhase has developed a detailed and highly customizable return on investment model to assist the telco in assessing its rates of return and profitability based on additional revenue generated by the new services.

mPhase expects to derive the majority of its revenue from the sale of its mPhaseTV+ television over DSL platform, developed in conjunction with Lucent Technologies, for a number of reasons:

1. The platform has been designed to achieve maximum cost efficiencies. Initial versions of this product will be cost-competitive with the mPhase Traverser™ DVDDS. However, because this solution utilizes the Lucent Stinger for transport, continued price reductions are expected. It is anticipated that as Lucent continues to drive down the cost of the Stinger and as further engineering efforts are completed in the Stinger to better and more efficiently support broadcast video services, we believe the total per port cost of the mPhaseTV+ platform will be the most cost-effective solution available on the market.

2. mPhase believes its business partnership with Lucent will help validate our products and result in greater sales. mPhase will be able to leverage Lucent’s relationships with its estimated 250 business partners around the globe, thereby increasing exposure for its mPhaseTV+ product set significantly.

3. The mPhaseTV+ platform more effectively supports the delivery of data services than the Traverser™DVDDS. Therefore, in markets where large-scale data deployments will be required, the mPhaseTV+ platform brings to mPhase a new competitive advantage. By contrast, the Traverser™ DVDDS is better suited for deployments where the support of television services is the primary and long-term objective, such as in commercial settings.

mPhase is currently targeting international incumbent telephone companies and rural independent domestic local exchange carriers for sale of its TV over DSL platforms. The Company expects to derive the majority of its system sales abroad, specifically from telephone service providers in Europe, Latin America, Asia and Africa. Additionally, the modular video elements of mPhase’s mPhaseTV+ platform (i.e., the BTS and INI) can be retrofitted to existing Lucent Stinger deployments. mPhase, through the support of Lucent, anticipates targeting many of the customers of Lucent that currently have deployed over 4 million ports of the Stinger data and voice delivery product in over 20 countries around the globe.

mPhase believes that foreign telco markets will adopt its TV over DSL product solutions more rapidly than domestic service providers since there is not generally the demand outside of the United States for robust cable features (such as simultaneous delivery of 3 different TV channels through one set top box) as there is in the United States. Therefore, the Company has placed much of its initial emphasis on targeting the international telco market.

The demand for alternative television options is high in Europe, Asia and Latin America. According to the Yankee Group, European countries have been early adopters of video-over-DSL and alternative video delivery technologies, deploying and testing services more aggressively than North America. These markets possess pockets of moderate to high-income households willing and able to purchase advanced digital services, but very few alternatives exist. According to the Gartner Group, another industry analyst, the number of carriers in the Europe, Middle East and African regions planning on deploying video over DSL services has “leapt from 40 percent to almost 75% in 2002.” Analysts from the Gartner Group commented that, “This is a clear sign that carriers realize they need to move upstream with broadband value-added services.”

Cable television and digital broadcast satellite (DBS) services are less competitive internationally than in North America. Because of the limited expansion of cable, especially two-way digital cable and satellite networks abroad, access to advanced communications services such as high-speed Internet and digital television in many areas is limited to copper-based delivery methods.

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Parts of the world representing the largest opportunities for mPhase include Latin America, Eastern Europe and parts of Africa. For instance, multichannel television service providers in Latin America have only penetrated 18.3% of the 94.7 million television-owning households (source: Kagan World Media). In Latin American telecommunications service providers deploying one of mPhase’s solutions for TV over DSL will be able to offer television services at very competitive rates. Currently, multichannel television services are only available to the top-tier consumers in Latin America as well as in other developing parts of the world. mPhase’s return on investment models indicate that telecommunications service providers charging as little as $7 a month for basic services can anticipate a return on investment within a very short period of time. This attractive business model will help make digital multichannel television service available to a large number of potential new users.

The U.S. multichannel television market is highly competitive, because the penetration of cable services in North America is much higher than the rest of the world and there are numerous service options for multichannel pay TV customers, telecommunications service providers must provide incentives for cable television subscribers to switch service providers. However, in foreign markets, where (a) there is a high penetration of television sets, a very limited number of broadcast television channels are received using antennas from “through-the-air” broadcast and (b) direct-to-home satellite providers cannot currently support the delivery of reliable, two-way data services. In such markets we believe that a telephone company is much better positioned to be the initial and primary provider of bundled converged services.

The following table represents the estimated number of television viewers in select countries.

	TV Households	*Multichannel Subscribers

	(in millions)
Worldwide	994	430.55
Asia	519.3	207.6
Europe	233.3	94.8
Latin America	118.7	24
North America	112.7	104.15

*	Multichannel subscribers includes cable and DBS subscribers

Source:	Global Multichannel Markets 2002: Performance and Projections for 59 countries. Kagan World Media.

Competition in the telco market is becoming increasingly aggressive due to changing telecommunications regulation, heightened competitive threats from alternative technologies, such as cable and digital broadcast satellite, and price declines in local and long distance telephony services.

Domestic telecommunications service providers face difficulty in maintaining market share and revenue. Price declines in traditional voice services and the proliferation of Internet telephony are impacting operating margins. mPhase believes that the independent, rural domestic telco is the especially vulnerable to these competitive threats and has a need to develop new product delivery capabilities to increase revenues and margins. However, independent telecommunications service providers are not as well capitalized as the larger domestic regional bell operating companies and other large incumbent service providers and therefore tend to be very cost conscious in equipment deployment.

In areas where there is sparse cable deployment, or the cable infrastructure is antiquated, there is an increasing demand for better quality of service, more programming channels and additional services. The independent telecommunications service providers operating in these areas can benefit from the incremental revenue generated by services offered through mPhase’s TV-over-DSL platforms.

Beyond selling its solution to telephone companies, mPhase believes it will eventually experience success in serving the global multi-dwelling unit (MDU) market. This market consists of large residential or multi-office complexes, hotels, and campus environments. The MDU can effectively become its own multi-channel television content distributor using either the Traverser™ or the mPhaseTV+ solution by building a digital video head-end to downlink broadcast television programming and installing mPhase’s equipment.

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mPhase is in the process of evaluating market opportunities in North America and around the world to address commercial applications of the Traverser™ DVDDS and TV+ platforms. However, the Company believes that commercial sales to manufacturing or enterprise customers will only represent a marginal source of revenue because of the limited scope and demand for internal broadcasting networks in the commercial market.

Sales Strategy

TV over DSL products

mPhase will pursue sales opportunities through a variety of channels, including direct sales by the Company’s internal sales team, distributors and in conjunction with Lucent Technologies, Inc.

mPhase’s most recent product offering, the mPhaseTV+ was designed to utilize Lucent Technologies’ Stinger for transport. By adding an mPhase BTS at the central office and mPhase’s standards-based digital set top box at the customer premises, mPhaseTV+ services can be added anywhere the Stinger is or going to be deployed. The Lucent Stinger is an already proven solution with over 4 million ports deployed in 20 countries around the globe. In parts of the world lacking cable infrastructure where the Stinger is deployed represents an opportunity to retrofit these deployments with television services. And for new deployment opportunities, mPhase will be able to leverage the Lucent brand and the reputation of the Stinger as a highly scaleable and cost-effective transport medium.

mPhase has also established a reseller agreement with Lucent, making it a part of Lucent’s Global Business Partner organization. As a result of this agreement, mPhase can sell carriers a complete solution by reselling the Lucent Stinger along with mPhase’s BTS and Traverser™ INI Set Top Box. In addition, mPhase and Lucent are developing a joint marketing program. As part of this program, the two companies will identify target markets where their combined television, voice and data over DSL solution is most competitive. Together, Lucent and mPhase will approach Lucent’s established global business partners with the mPhaseTV+ solution for further marketing to targeted telecommunications service providers. This partnership represents a tremendous opportunity for mPhase, as Lucent has over 250 business partners in more than 40 countries around the globe.

In markets where Lucent is directly selling into accounts deemed to be strong potential markets, the two companies can collaborate their efforts to bring forth a compelling product solution.

Joint Venture Opportunities

There also exist opportunities for mPhase to capture recurring revenue from the sale and deployment of its video over DSL systems through a joint venture business model. Under this scenario, mPhase would sell its equipment to a joint venture company, of which mPhase retains a minority position. This company would negotiate either a line leasing or revenue share program with the incumbent telephone company and subsequently deploy and operate one of mPhase’s television over DSL platforms. mPhase believes a JV may provide additional opportunities for sales to international telephone carriers that may not have the funds to procure mPhase’s television over DSL system, yet recognize the potential business opportunity for such a platform.

Funding of the equipment and operation of the system would be the responsibility of the JV. Member companies of the JV would include entities interested in controlling television services such as the government and large media groups. For example, mPhase is pursuing a JV in Turkey where the funding partners include companies that own newspapers and television stations that are looking to expand their revenues. Although a JV requires greater involvement from mPhase in terms of organizing and coordinating the appropriate parties, the long term potential benefits to mPhase are great. mPhase would not only secure equipment sales, but would benefit from the recurring revenues from a JV engaged in being a broadcast television service provider.

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DSL Component Products

mPhase also sells a line of DSL component products including: POTS Splitter Shelves iPOTS Splitters, in-line microfilters, Continuity Test Cards and Network Intelligent Device splitters. These products are essential components to any DSL installation, regardless of the DSL equipment vendor. The mPhase components are interoperable with Digital Subscriber Line Access Multiplexing equipment from a broad range of DSL manufacturers. Potential customers for the DSL component products include other DSL equipment manufacturers, re- sellers, network integrators and telecommunications service providers deploying DSL worldwide.

To date, mPhase has deployed over 250,000 POTS Splitter ports. The mPhase DSL component products are sold both by mPhase directly as well as through established distribution agreements.

The Company recognizes the current depressed market conditions that pervade the telecommunications equipment industry. However, the Company has begun to experience a rebound in the market and anticipates sales to increase in the second half of calendar year 2003.

We are continuously in discussions with various original equipment manufacturers of telecommunications equipment to identify opportunities for joint bids for infrastructure deployment with major domestic and international telecommunications service providers. We also continue to market our component products directly.

Intellectual Property, Patents and Licenses

We have filed and intend to file United States patent and/or copyright applications relating to some of our proposed products and technologies, either with our collaborators, strategic partners or on our own. There can be no assurance, however, that any of the patents obtained will be adequate to protect our technologies or that we will have sufficient resources to enforce our patents.

Because we may license our technology and products in foreign markets, we may also seek foreign patent protection. With respect to foreign patents, the patent laws of other countries may differ significantly from those of the United States regarding patent protection of our products or technology. In addition, it is possible that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for, or may in the future apply for and obtain, patents that will have an adverse impact on our ability to make and sell our products. There can also be no assurance that competitors will not infringe our patents or will not claim that we are infringing on their patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease our operations.

The intellectual property owned and licensed by us falls into two general categories, analog and digital intellectual property. We have a pending patent application that was filed in June 1999 claiming priority to three provisional patent applications for the analog portion of our technology used in relation to the Traverser™ DVDDS platform.

Our DSL filter technology enables increased video clarity over copper wire, longer transmission distances and decreased signal error rate. The intellectual property related to the DSL filters includes:

•	low pass filter shelves and POTS Splitters, which combine the Traverser™ DSL spectrum from the traditional voice service; and;

•
ADSL filters, which are filters that conform to the worldwide DSL standard and are utilized in the transmission of data and voice service at up to 8 Mbps. We believe that both of these components are key to providing a DSL signal at sufficient quality and service distances for combined video and data delivery.

We license our digital intellectual property. We also have an exclusive, worldwide license to manufacture and market products using the technology developed by Georgia Tech under our contract with

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them. The exclusive license with Georgia Tech is applicable for the duration of their patent protecting the system design and other technology related to the Traverser™ DVDDS platform.

The licensed patented and patent-pending technology developed at Georgia Tech covers the capabilities of the Traverser™ DVDDS.

A patent for the System and Method for the Delivery of Digital Video and Data over a Communications Channel was issued on November 28, 2000 to the Georgia Tech Research Corporation.

The digital intellectual property that we license provides several unique aspects of the Traverser™ DVDDS. Among these is the backplane design, which provides every subscriber the ability to view any channel available. All subscribers in a given system could be watching the same channel, or could be watching different channels with no degradation of service. The proprietary design, which does not incorporate a Digital Subscriber Line Access Multiplexer architecture, makes the Traverser™ DVDDS a true broadcast system rather than a mere video delivery system.

The patent issued on March 27, 2001 to the Georgia Tech Research Corporation for the System and Method for Maintaining Timing Synchronization in a Digital Video Network covers the development of the Framer and the Framer chip. The Framer is an Integrated Circuit which gives the Traverser™ the capability of allocating both the downstream and upstream bandwidth into virtually any application required. This feature allows the Traverser™ to deliver both MPEG-2 Digital Video and Internet data simultaneously and also allows for future applications of the Traverser™. This technology is exclusively licensed worldwide to mPhase Technologies, Inc.

The patent issued on November 27, 2001 to the Georgia Tech Research Corporation for the Method and Apparatus for Combining a Plurality of 8B/10B Encoded Data Streams addresses video data transport between digital headends and the access network serving subscribers. A further patent is pending covering other methods of video program transport.

We also have patents pending that protect:

•
the software management and control of the individual Traverser™ links, the DVDDS, and the channel changing methodology and interface to the electronic program guide at the customer site through the Intelligent Network Interface;

•	apparatus and methods of remote control of the Intelligent Network Interface; and,

•	systems and methods to provide subscribers means to playback previously recorded video content.

We purchase from GlobeSpan telecommunication rate adaptive DSL chipsets used in the Traverser™ DVDDS.

We also rely on unpatented proprietary technology, and we can make no assurance that others may not independently develop the same or similar technology to ours or otherwise obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of the Traverser™ technology, our future operations could be adversely affected.

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Regulation

The Federal Communication Commission, or FCC, and various state public utility and service commissions, regulate most of our potential domestic customers. Changes to FCC regulatory policies may affect the accessibility of communications services, and otherwise affect how telecommunications providers conduct their business. These regulations may adversely affect our potential penetration into certain markets. In addition, our business and results of operations may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components which we obtain from non-domestic component suppliers. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially adversely affect our business.

Competition

mPhase competes with broadband equipment manufacturers including cable and digital broadcast satellite equipment manufacturers, as well as other equipment vendors manufacturing DSL and/or video over DSL equipment. The global telco customer base has the ability to adopt other forms of content distribution if it chooses to compete in the multi-channel home entertainment market. However, mPhase believes its television platforms are attractive to a broader range of customers of telecommunication service providers. The following sections outline the competitive landscape for mPhase.

Direct Broadcast Satellite Services

In the US, direct broadcast satellite (DBS) providers have experienced increased market penetration over the past few years. DBS service is the only alternative television delivery method in rural areas where cable has not been deployed, or antiquated analog cable is predominant. However, in some cases, DBS service does not include local off-air channels and most DBS operators are not able to provide wireless high-speed Internet service. Technology enabling two-way, high-speed Internet access over DBS is relatively new and we expect it will take time to reach broad market acceptance as a cost-effective, reliable data delivery method.

Cable Television Network Operators

Although the cable industry is our indirect competitor, the Company believes that two-way cable service provides incentive to telecommunications service providers to explore additional services. Cable companies pose a serious competitive threat to telephone company market share. However, in order for cable companies to compete for high-speed Internet and telephony customers, the cable plant must be upgraded to two-way digital cable. Cable companies have invested large amounts of capital to upgrade dense service population areas in the US. However, cable operators typically underserved less densely populated regions with antiquated analog cable systems. Outside of the U.S., very little two-way cable plants have been installed.

Telecommunications service providers around the world have the incentive to deploy TV-over-DSL solutions either because of the threat of the cable companies, or because of the lack of cable infrastructure. The Company believes that its TV over DSL platforms are the most cost effective and robust video delivery technology deployable by our primary target market of international telecommunications service providers. Installing our platforms will facilitate telephone companies in retaining and capturing market share, as well as generating incremental revenue. mPhase’s Traverser™ DVDDS and mPhaseTV+ solutions enable telecommunications service providers to compete effectively in a converging services market with a “triple play” of services—digital television, high-speed data and voice services in an attractive bundled package.

Other DSL and Video over Copper (VoC) Equipment Manufacturers

mPhase competes with vendors of DSL equipment and system software. Companies that supply DSL technology including 2Wire, ADC telecom, Advanced Fiber Communications, Alcatel, Broadcom, Copper Mountain, Corning Cable System, Ericson, Fujutsu, Motorola, Minerva, ECI Telecom, Turnstone, Westell, Teradyne, TuT Systems, Marconi Communications, NEC, Nokia, Paradyne, Samsung, Texas Instruments, DVTel, Inc. Pace Micro Tech., Net to Net, and Myrio.

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Other Video-over-DSL technologies compete with the Traverser™ DVDDS and TV+ platforms are summarized below.

Differentiating Factors

mPhase believes that it offers the most reliable, scaleable and cost effective television over copper solutions. The mPhase TV over DSL solutions were designed specifically to enable delivery of broadcast television over DSL. Both the Traverser™ DVDDS and the mPhaseTV+ platform are basic solutions for delivery of digital broadcast television over DSL without expensive features such as interactive television, video-on-demand and simultaneous multi channel delivery over a copper telephone line. Such features can be added to our platforms depending upon demand. mPhase television products are solutions for parts of the world that are in need of “just TV” rather than costly, feature rich solutions. We believe there is a significant market that is not currently serviced world wide for delivery of broadcast television programming on a cost-effective basis. mPhase’s streamlined solutions are designed to be the most cost-effective in emerging international markets.

There are a number of telecommunications equipment providers competing in the television over DSL space. For instance, a new division of Motorola (formerly known as Next Level Communications) has secured over 100 customers predominantly in the United States. The majority of their video deployments utilize a specific form of DSL known as VDSL (very fast digital subscriber line). VDSL requires that telecommunications service providers install fiber optics into the neighborhood, or close to the customer premises because signals can only travel up to 3-4,000 feet over copper telephone wires. As a result, compared to the mPhase solutions, the platform is significantly more capital intensive and therefore expensive due to the cost of the infrastructure upgrade (i.e., installing fiber optics closer to the customer premises). Motorola has also introduced an ADSL version of its equipment, which has a serviceable distance radius of approximately 8,000 feet. This newer product could compete more directly with both of mPhase’s TV over DSL solutions. Motorola’s Television over DSL products tend to be more feature rich and expensive than mPhase’s solutions. Motorola concentrates the majority of its sales efforts within the US market where consumers demand a robust viewing experience due to the penetration of fiber and cable.

Another company that sells equipment similar to mPhase is Alcatel. Alcatel is the leading supplier of DSLAMS (digital subscriber line access multiplexers) around the globe. Alcatel has deployed several video over DSL trials although its largest, with Aliant Telecom in Canada, was discontinued. Historically, Alcatel has worked with multiple equipment vendors to create a complete, end-to-end video solution, including software providers and set top box provider, Pace. Recently Alcatel acquired iMagicTV, adding to its product line for delivery of television over DSL. Alcatel recently announced upgrades to its DSLAM line or products to better support the delivery of converged voice, video and data.

Lucent also offers another video-over-DSL solution currently deployed at SakTel in Canada. This solution, similar to Motorola’s products, offers greater functionality and features, however is more costly in terms of per port equipment cost than the mPhaseTV+ platform. Finally, other smaller vendors are emerging, partnering with third party equipment vendors to create a video-over-DSL platform. Equipment providers such as Net to Net and Paradyne are modifying their data platforms to support the delivery of television services. However, mPhase believes it has certain cost of equipment advantages over other vendors making its system more economically viable for potential customers. The Company believes that the strength of the video-centric BTS coupled with the strength of the data-centric Lucent Stinger make its solution extremely competitive in its target markets.

Headend Equipment Providers

As discussed earlier, mPhase does not manufacturer digital head end gear. All customers interested in deploying an mPhase video over DSL system must build a digital headend to receive, digitize and groom the television signals. Through extensive lab and field testing, mPhase has established an approved vendor list of several headend providers.

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Employees

We presently have thirteen(13) full employees, two (2) of whom are also employed by Microphase Corporation. See the description in the section entitled “Certain Relationships and Related Transactions.” Properties.

•
We maintain our corporate headquarters at 587 Connecticut Avenue, Norwalk, Connecticut 06854, under a facilities agreement with Microphase. The agreement with Microphase provides that we lease office space, lab facilities and administrative staff on a month-to- month basis.

•	We also maintain an office and research facility at Georgia Tech in Atlanta, Georgia as part of our basic ordering agreement with Georgia Tech.

LEGAL PROCEEDINGS

The Company has recently been advised that, following an investigation by the staff of the Securities and Exchange Commission, the staff intends to recommend that the Commission file a civil injunctive action against Packetport and its Officers and Directors. Such recommendation relates to alleged civil violations by Packetport and such Officers and Directors of various sections of the Federal Securities Laws. The staff has alleged civil violations of Sections 5 and 17(a)of the Securities Act of 1933 and Sections 10(b)and 13(d)of the Securities Exchanges Act of 1934. As noted in other public filings of mPhase, the CEO and COO of mPhase also serve as Directors and Officers of Packetport. Such persons have advised mPhase that they deny any violation of law on their part and intend to vigorously contest such recommendation.

From time to time we may be involved in various legal proceedings and other matters arising in the normal course of business.

OUR MANAGEMENT

Executive Officers and Directors

Our officers and directors, and their ages, as of June 30, 2003, are as follows:

Name	Age	Position(s)
Necdet F. Ergul	80	Chairman of the Board and Director
Ronald A. Durando	46	President, Chief Executive Officer And Director
Gustave T. Dotoli (2)	68	Chief Operating Officer and Director
Martin S. Smiley	56	Executive Vice President, Chief Financial Officer and General Counsel
David L. Klimek	50	Chief Technology Officer and Director
Anthony H. Guerino, Esq. (1)(2)	58	Director
Abraham Biderman (1)(2)	55	Director
Michael P. McInerney	48	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

The following is biographical information about each of our Officers and Directors.

Necdet F. Ergul has served as our Chairman of the Board since October 1996 with the exception of a three-month period in 2000 when he temporarily resigned. Mr. Ergul also currently serves as the President and Chief Executive Officer of Microphase Corporation, a leading developer of military electronic defense and telecommunications technology, which he founded in 1955. He is also a Director of Janifast Ltd. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development. Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.

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Ronald A. Durando is a co-founder of mPhase Technologies, Inc. and has served as our President, Chief Executive Officer and a Director since its inception in October 1996. In addition, Mr. Durando has been the Chief Operating Officer of Microphase Corporation since 1994. From 1986 to 1994, he was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. He is also Chairman of the Board of Janifast Ltd., a Hong Kong corporation for operational and manufacturing companies in China. Mr. Durando is also President and Chief Executive Officer and Director of PacketPort.com, Inc.

Gustave T. Dotoli has served as our Chief Operating Officer and a Director since our inception in October 1996. In addition, Mr. Dotoli has been the Vice President of Corporate Development of Microphase Corporation since December of 1996. Mr. Dotoli is also a Director and Vice President Corporate Secretary of PacketPort.com, Inc. He formerly was the President and Chief Executive Officer of the following corporations: Imperial Electro-Plating, Inc., World Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli received a B.S. in Industrial Engineering from Fairleigh Dickinson University in 1959.

David Klimek is a co-founder of mPhase Technologies, Inc. and has served as our Chief Technology Officer since June 1997 and as Director of Engineering since its inception in October 1996. Mr. Klimek joined our Board of Directors in October 1996. From 1990- 1996, Mr. Klimek owned and operated Mashiyach Design, Inc., an engineering consulting firm. He has more than 18 years of technical engineering and design expertise and presently holds 14 individual or co-authored U.S. patents. From 1982 to 1990, Mr. Klimek was the R&D manager of Digital Controls, Inc. Mr. Klimek holds a B.S. in Electrical Engineering from Milwaukee School of Engineering, Milwaukee, Wisconsin.

Michael P. Mcinerney is President of Lintel, Inc. subsidiaries; Hart Telephone Company, a 10,000-line local exchange carrier in Northeast Georgia, Hart Communications, a telecommunication company, Hart Cable, a cable television company and Diversified Golf. Mr. McInerney was Vice President of Lintel, Inc. from 1994 until he became President in 2001. From 1991 to 1994, Mr. McInerney was Executive Director of Standard Telephone Company. In the period from 1980-1991, Mr. McInerney was a regional manager, state manager and an account executive with AT&T. Mr. McInerney earned a Masters of Business Administration degree at Winthrop College and a B.S. degree at the University of Vermont.

Anthony H. Guerino has been a member of the Board since February 23, 2000. Since December 1997, Mr. Guerino has been an attorney in private practice in New Jersey. Prior thereto, Mr. Guerino served as a judge of the Newark Municipal Courts for over twenty (20) years, periodically sitting in the Essex County Central Judicial Processing Court at the Essex County Courthouse. Mr. Guerino has been a chairperson for and member of several judicial committees and associations in New Jersey, and has been an instructor for the Seton Hall School of Law’s Trial Moot Court Program.

Abraham Biderman has been a member of our board since August 3, 2000. Mr. Biderman is Executive Vice President of Lipper & Company; Executive Vice President, Secretary and Treasurer of The Lipper Funds; and Co-Manager of Lipper Convertibles, L.P. Prior to joining Lipper & Company in 1990, Mr. Biderman was Commissioner of the New York City Department of Housing, Preservation and Development from 1988 to 1989 and Commissioner of the New York City Department of Finance from 1986 to 1987. He was Chairman of the New York City Retirement System from 1986 to 1989. Mr. Biderman was Special Advisor to former Mayor Edward I. Koch from 1985 to 1986 and assistant to former Deputy Mayor Kenneth Lipper from 1983 to 1985. Mr. Biderman is a Director of the Municipal Assistance Corporation for the City of New York. Mr. Biderman graduated from Brooklyn College and is a certified public accountant.

Martin Smiley joined us as Executive Vice President, Chief Financial Officer and General Counsel on August 20, 2000. With over twenty years experience as a corporate finance and securities attorney and as an investment banker, Mr. Smiley serves as mPhase’s strategic financial leader. Prior to joining the Company, Mr. Smiley served as a Principal at Morrison & Kibbey, Ltd., a mergers and acquisitions and investment banking firm from 1998 to 2000, and as a Managing Director for CIBC Oppenheimer Securities from 1994 to 1998. He served as a Vice President of Investment Banking at Chase Manhattan Bank from 1989 to 1994, and as a Vice President and Associate General Counsel for Chrysler Capital Corporation from 1984 to 1989. Mr. Smiley graduated with a B.A. in Mathematics from the University of Pennsylvania and earned his law degree from the University of Virginia School of Law.

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Board Committees

Our Board of Directors has an audit committee and a compensation committee. The audit committee approves of our independent accountants and determines the appropriateness of their fees, reviews the scope and results of the audit plans of the independent accountants, oversees the scope and adequacy of our internal accounting control and record-keeping systems and confers independently with the independent accountants. The audit committee consists of Messrs. Biderman, and Guerino. Consistent with NASD regulations, an audit charter was developed and adopted by the Board and the audit committee on August 2, 2000. Certain provisions of the Audit Committee Charter have been temporarily suspended by the Board of Directors due to resignations of three (3) outside directors.

The compensation committee makes recommendations to our Board of Directors regarding our stock incentive plans and all matters of compensation. The compensation committee consists of three (3) Directors, Messrs. Biderman, Dotoli and Guerino.

Director Compensation

For their attendance of Board and Committee meetings, we compensate the Directors in cash as well as in the form of stock options granted under our Stock Incentive Plan, which grants are included in the table “Security Ownership of Certain Beneficial Owners and Management” and the notes thereto.

Executive Compensation

The following table sets forth, for the fiscal year ended June 30, 2003 and the two previous fiscal years, the compensation paid by us to, as well as any other compensation paid to or earned by,

•	our Chief Executive Officer; and

•
our four most highly compensated executive officers, other than the Chief Executive Officer, whose compensation during the fiscal year ended June 30, 2003 was greater than $100,000 for services rendered to us in all capacities during such year.

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Summary Compensation Table

	Annual Compensation			Long-Term Compensation

Name And				Securities Underlying Options/Sars		Restricted Stock
Principal Position	Year	Salary	Bonus	Award(s)	(Shares)	(Shares)

Ronald A. Durando(1)(2)	2003	$234,504	—	—		450,000
Chief Executive Officer	2002	388,504	—	—		1,850,000
and President	2001	395,004	—	—		1,225,000

Gustave T. Dotoli(1)(2)	2003	193,254	—	—		350,000
Chief Operating Officer	2002	313,504	—	—		1,225,000
	2001	342,917	—	—		860,000

David L. Klimek(1)	2003	90,958	—	—		75,000
Chief Technology Officer	2002	106,606	—	—		162,500
	2001	175,577	—	—		110,000

Martin S. Smiley	2003	109,583	—	—		200,000
Executive VP, Chief	2002	l58,712	—	—		540,000
Financial Officer	2001	163,435	—	—		670,000
& General Counsel

(1)	Includes $7,500 stipend as a director for fiscal years ended June 30, 2001 and June 30, 2002.
(2)
Does not include warrants to purchase 1,395,400 shares of common stock issued Mr. Durando and Warrants to purchase 1,096,400 of common stock of Mr. Dotoli respectively to cancel previously unpaid compensation.

No individual named above received prerequisites or non-cash compensation during the years indicated which exceeded the lesser of $50,000 or an amount equal to 10% of such person’s salary. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.

Stock Options

The following table contains information regarding options granted in the fiscal year ended June 30, 2003 to the executive officers named in the summary compensation table above. For the fiscal year ended June 30, 2003, mPhase granted options to acquire up to an aggregate of 1,615,000 shares to employees and directors.

Option Grants in Last Fiscal Year
(Individual Grants)

	Number of Securities Underlying Options/SARS Granted	% of Total Options/ SARS Granted to Employees in Fiscal	Weighted Average Exercise or Base Price	Weighted Average Market Price on Grant	Expiration	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for 5 Year Option Term
Name	(#)	Year	($/Share)	Date	Date	0%	5%	10%

Ronald A. Durando	450,000	27.9	$.40	$.31	2008	$0	$0	$44,665
Gustave T. Dotoli	350,000	21.7	.40	.31	2008	0	$0	$34,740
David Klimek	75,000	4.6	.40	.31	2008	0	$0	$7,445
Martin Smiley	200,000	12.4	.40	.31	2008	0	$0	$19,850

The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the summary compensation table above at June 30, 2003. During the fiscal year ended June 30, 2002, no options were exercised. The value realized is the difference between the closing price on the date of exercise and the exercise price. The value of unexercised in-the-money options is

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based upon the difference between the closing price of mPhase’s common stock on June 30, 2003, and the exercise price of the options.

Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at year end (#)		Value of Unexercised In-the-Money Options at Year-End ($)

Name		$	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald A. Durando	—	—	4,225,000	—	$59,000	$—
Gustave T. Dotoli	—	—	2,860,000	—	39,000	—
David Klimek	—	—	547,500	—	4,650	—
Martin Smiley	—	—	1,285,000	—	18,400	—
Employment Agreements

All employment agreements with our current management have expired and are in the process of being renegotiated subject to approval of the Board of Directors of the Company.

Long-Term Stock Incentive Plan

We have a Long-Term Stock Incentive Plan, under which we have reserved for issuance 15,000,000 shares of common stock. Our shareholders approved our 2001 Stock Incentive Plan at our annual meeting of shareholders on May 30, 2001. The plan provides for grants of incentive stock options and nonqualified stock options to our key employees and consultants and those key employees and consultants of our subsidiaries.

With respect to our current plan, the compensation committee of the Board of Directors administers and interprets our current plan. The exercise price of common stock underlying an option may be greater, less than or equal to fair market value. However, the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted. The maximum term of an option is five years from the date of grant. In the event of a dissolution, liquidation or change in control transaction, we may require option holders to either exercise their options within 30 days or surrender such options (or unexercised portion thereof).

Upon stockholder approval, the Board of Directors merged our prior Long-Term Stock Incentive Plan into the 2001 Plan.

The purpose of the 2001 Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best available people.

The maximum number of shares of common stock that we may issue with respect to awards under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under our Company plan, but which are not issued before our current plan is merged into the 2001 Plan.

The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2001 Plan during any fiscal year to any one individual is limited to 2,500,000 subject to the exceptions made by the Board of Directors. These limits will be adjusted to reflect any stock dividends, split-ups and reverse stock split, unless the Board determines otherwise. If any award, or portion of an award, under the 2001 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if any shares are withheld by us, the shares subject to such award and the surrendered or withheld shares will thereafter be available for further awards under the 2001 Plan. Those shares that are surrendered to or withheld by us, or that are forfeited after issuance, however, will not be available for incentive stock options.

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The 2001 Plan is administered by our Board of Directors or by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the 2001 Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and the time or times at which such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

In the event of changes in our common stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the administrator may make adjustments to the number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2001 Plan, in the aggregate or per individual per year, and to the number, kind and price of shares covered by outstanding award.

Without the consent of holders of awards, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us, or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001 Plan.

Participation in the 2001 Plan will be open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. All three (3) non-employee directors and approximately ten (10) employees will be eligible to participate in the 2001 Plan.

The 2001 Plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

Because participation and the types of awards available for grant under the 2001 Plan are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the 2001 Plan is approved are not currently determinable. For this purpose, the benefits or amounts that participants may receive if the 2001 Plan is approved do not include awards granted under the Prior Plan that are amended and restated to become awards covering the same number of shares under the terms of the 2001 Plan. These amended and restated awards are not contingent on stockholder approval since the Prior Plan was previously approved by the stockholders.

Our Board of Directors may terminate, amend or modify all or any provision of the 2001 Plan at any time.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2002 were Messrs. Dotoli, Mr. Biderman and Guerino. Mr. Dotoli is our Chief Operating Officer. Neither Messrs Guerino nor Biderman is not one of our officers or employees. None of our directors or executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity during fiscal 2001 that has a director or executive officer serving on our Board of Directors except that Mr. Dotoli is also a member of the Board of Directors of PacketPort.com, Inc., a company in which Mr. Durando serves as Chief Executive Officer. Mr. Ergul is a controlling shareholder and Director of Microphase corporation (which provides certain administrative services to mPhase) and Mr. Dotoli and Mr. Durando are Officers of Microphase., Mr. Dotoli, together with Mr. Durando, are controlling shareholders, officers and directors of Janifast Ltd. Janifast Ltd. has produced components for the Traverser™, and is expected to produce a material amount of DSL components for us in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 30, 2003, certain information regarding the beneficial ownership of our shares:

•	by each person who is known by us to be the beneficial owner of more than five percent (5%) of its outstanding common stock;

•	each of our directors;

•	by each executive officer named in the Summary Compensation Table; and,

•	by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of “Shares” of Common Stock Beneficially Owned	Percentage Ownership of Common Stock Outstanding (2)

Necdet F. Ergul (7) (9)	16,477,451	21.0%
Ronald A. Durando (3) (7)	15,584,548	19.9%
Gustave T. Dotoli (7) (10)	4,596,100	6.1%
J. Lee Barton (4)(6)(7)(8)	3,589,000	5.0%
David Klimek (7)	715,000	1.0%
Lintel, Inc. (6)	4,114,219	5.7%
Abraham Biderman (5)(7)	312,733	*
Anthony Guerino (7)	302,500	*
Michael McInerney (7)(8)	168,900	*
Martin Smiley (11)	3,841,050	5.2%

All executive Officers & Directors as a group (eight people) (8)	49,701,501	53.1%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711.
(2)
Unless otherwise indicated, mPhase believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company shares beneficially owned by them. The percentage for each beneficial owner listed above is based on 72,086,186 shares outstanding on October 27, 2003, and, with respect to each person holding options or warrants to purchase shares that are exercisable within 60 days after October 27, 2003, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares indicated in the table include the following number of shares issuable upon the exercise of warrants or options:

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Necdet F. Ergul	6,541,250
Ronald A. Durando	6,142,067
Gustave Dotoli	3,513,067
J. Lee Barton	295,000
Lintel, Inc.	—
David Klimek	322,500
Martin Smiley	2,443,007
Michael McInerney	155,500
Abraham Biderman	307,500
Anthony Guerino	302,500
(3)
Includes 1,396,148 shares held by Durando Investment LLC, and 7,350,000 shares and 1,200,000 warrants held by Janifast which Mr. Durando controls and 230,000 shares owned by Karen and Ronald Durando Foundation; and 95,000 shares owned by Durando Charitable Remainder Trust.

(4)	Includes 100,000 shares owned by Kim Barton, his wife and 100,000 shares owned by Betty Barton, his daughter. Mr. Barton resigned from the Board of Directors in March 2002.
(5)	Includes 5,233 shares of common stock, options and warrants for 272,500 shares of common stock. Does not include 1,103,225 shares held by Lipper & Co, where Mr. Biderman is a director.
(6)	The address for Lintel, Inc. and J. Lee Barton, who is Chief Executive Officer of Lintel, Inc. is 196 North Forest Avenue, P.O. Box 388, Hartwell, GA 30643.
(7)	Includes options for 25,000 shares of common stock received as compensation for participation on the Board of Directors.
(8)	Mr. Michael P. McInerney, President of Lintel, Inc. subsidiaries, was appointed to the Board at the 2002 Annual Shareholders meeting.
(9)
Includes 200,000 shares owned by Berrin Snyder, his daughter and 150,000 owned by Eda Peterson, his daughter. Also includes 8,244,667 shares and 3,200,000 warrants and 1,200,000 shares and warrants to purchase 1,200,000 shares issuable pursuant to the terms of a convertible note held by Microphase Corporation, a company in which Mr. Ergul is the President and Chief Executive Officer.

(10)	Includes 195,000 shares owned by Patricia and Gustave Dotoli Foundation; and 30,000 shares owned by Dotoli Charitable Remainder Trust.
(11)	Includes 333,334 shares and warrants to purchase 333,334 shares issuable pursuant to the terms of a convertible note.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

mPhase’s President and Chairman of the Board of the Company are also employees of Microphase. On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to increase the rent to $10,000 and in January 2000 to $11,050 per month. In July 2002, such amount was increased to $12,200 per month, and as of January 1, 2003 such rent was reduced to $10,000 per month. Additionally, in July 1998, mPhase entered into an agreement with Microphase, whereby mPhase reimburses Microphase $40,000 per month for technical research and development assistance. Such agreement was amended as of January 1, 2001 to reduce such payment to $20,000 per month. Microphase also charges fees for specific projects on a project-by-project basis. During the years ended June 30, 2001, 2002 and 2003 and for the period from inception (October 2, 1996) to June 30, 2003, $2,128,983, $648,102, and $7,224,526, respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations. Management believes that amounts charged to the Company by Microphase are commensurate to amounts that would be incurred if outside third parties were used.

The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser™ Digital Video and Data Delivery System and DSL component products. During the years ended June 30, 2001, 2002 and 2003 mPhase recorded royalties to Microphase totaling $297,793, $78,762 and $47,304, respectively. Pursuant to a debt conversion agreement between the Company and Microphase for the year ended June 30, 2001, Microphase received 1,278,000 shares of mPhase common stock. For the year ended June 30, 2002, in consideration for a direct investment of $100,000 and pursuant to debt conversion agreements, Microphase received 2,900,000 shares of mPhase common stock and warrants to purchase 2,200,000 mPhase common stock. During the fiscal year ended June 30, 2003 Microphase received 4,033,333 shares of common stock plus five year warrants to purchase 1,000,000 shares of common stock of mPhase at $.30 per share in exchange for the cancellation of accounts payable totaling $920,000. As of June 30, 2002, the Company had $92,405 included in other liabilities—related parties in the accompanying consolidated balance sheet and as of June 30, 2003 $360,000 in notes payable—related parties. Additionally, at June 30, 2003, approximately $142,000 of undelivered purchase orders remain outstanding with Microphase.

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During the year ended June 30, 2000, mPhase advanced money to Janifast Limited, which is a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter Shelves and DSL component products. As of June 30, 2000 the amount advanced to Janifast was approximately $1,106,000, which is included in production advances-related parties on the accompanying balance sheet. There were no such advances as of June 30, 2001 and June 30, 2002.

Pursuant to a debt conversion agreement between the Company and Janifast Ltd., for the year ended June 30, 2001, Janifast Ltd. received 1,200,000 shares of the Company’s common stock. For the year ended June 30, 2002 pursuant to debt conversion agreements, Janifast Ltd. received 3,450,000 shares of mPhase common stock and 1,200,000 warrants to purchase mPhase common stock. During the year ended June 30,2003 Janifast Ltd. was issued 1,500,000 shares of mPhase common stock in connection with the cancellation of $360,000 of outstanding liabilities of mPhase, the value of which was based upon the price of the Company’s common stock on the effective date of the settlement. No gain or loss was recognized in connection with conversions by Janifast Ltd. for the fiscal year ended June 30, 2003. During the years ended June 30,2001, 2002 and 2003 and the period from inception (October 2, 1996) to June 30, 2003 $8,932,378, $1,759,308 and $10,691,686 respectively, of invoices for products and services have been charged to inventory or expense- other liabilities—related parties as long term liabilities in the accompanying consolidated balance sheet and as of June 30, 2003 no amounts remain payable to Janifast Ltd. Additionally, at June 30, 2003, approximately $1,435,000 of undelivered purchase orders remain outstanding with Janifast Ltd.

In July 2000, mPhase added a member to the Board of Directors who is employed by an investment-banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing. During the year ended June 30, 2001, the Company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees which is included in accrued expenses at June 30, 2001. A member of mPhase’s Board of Directors is employed by Lintel, Inc., the parent corporation of Hart Telephone. The Company has installed its prototype product and commenced beta testing at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone upon the completion of beta testing and the commencement of production of the Traverser™. As consideration for the execution of the agreement with Hart Telephone, in May 2000, mPhase issued Hart Telephone 125,000 options each to purchase one share of common stock at an exercise price of $1.00 (valued at $1,010,375), which is included in research and development expenses in the accompanying statement of operations as of June 30, 2000.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company’s common stock pursuant to debt conversion agreements.

During December 2001, the Company converted $1,020,000 of liabilities due to Microphase and Janifast into 3,400,000 shares of the Company’s common stock and a like amount of warrants to purchase one share each of the Company’s common stock at an exercise price of $.30 pursuant to debt conversion agreements.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company’s common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share; and a warrant to purchase 550,000 shares of the Company’s common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory Note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003. As of August 11, 2003 the Company is $35,000 in arrears with respect to the $5,000 per month payment of the Promissory Note.

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During the year ended June 30, 2002 the Company converted $2,738,658 of accounts payable and accrued expenses strategic vendors and related parties (of which $1,460,000 was to such related parties) into 7,492,996 shares of common stock and 5,953,490 warrants to purchase additional shares of common stock.

During the year ended June 30,2002 certain officers directors and related parties were issued 8,150,000 shares of common stock and 3,400,000 warrants to purchase additional shares of common stock in exchange for an aggregate cash investment of $1,000,000 plus the conversion of accounts payable equal to $1,460,000.

On November 11, 2002 and November 12, 2002, the Company issued warrants to purchase 2,491,080 shares of common stock of the Company which were valued at $480,917 or $.193 per share with an exercise price of $.01 per share for the cancellation of unpaid compensation to two officer’s of the Company as of October 14, 2002. In addition the Company issued 4,533,333 shares of its common stock to related parties in exchange for the cancellation of an aggregate of $980,000 of accounts payable as October 14 and October 15, 2002. The Company’s Board of Directors ratified and approved these transactions on October30, 2002. For accounting purposes these debt conversions were reflected on the Company’s balance sheet dated September 30, 2002.

On October 14, 2002, the Company entered into a memorandum on intention with Georgia Tech Research Corporation (GTRC) and its affiliate, Georgia Tech Applied Research Corporation (GTARC), which memorandum was revised on November 12, 2002 and in October of 2003 and is subject to the approval of the respective board of directors of the parties thereto and the exchange of mutual releases. The memorandum provides for the settlement of any and all amounts outstanding to GTRC and GTARC in consideration of the issuance of warrants to purchase 5,069,242 shares of the Company’s common stock at $.01 per share (with a cashless exercise right) in exchange for cancellation of an approximately $1.3 million portion of the Company’s accounts payable. In addition the Company would issue a term promissory note in the principal amount of $674,235 with interest at prime+1% and varied payments through 2008 in exchange for cancellation of an account payable by the Company in an same amount. The non-current amount of two promissory notes plus two warrants that were part of the proposed transaction as originally negotiated and as reflected in the memorandum of November 12, 2002 are reflected on the balance sheet dated June 30, 2003 as long-term debt and other liabilities for the amounts that were expected on June 30, 2003 to be converted to the two promissory notes payable and the warrants respectively.

Effective December 31, 2002, the Company issued to Janifast Ltd. 1,200,000 shares of common stock and a warrant to purchase 1,200,000 additional shares of common stock at $.30 per share (good for 5 years) in exchange for cancellation of $360,000 of accounts payable due from the Company.

In March of 2003, Messrs. Durando the CEO and President and Smiley the CFO and General Counsel of the Company lent the Company $30,000 and $100,000 respectively evidenced by two promissory notes bearing interest at 12% per annum due in September of 2003. As of June 30,2003 the Company prepaid Mr. Durando’s promissory note in full together with accrued interest. In June 2003, Mr. Smiley agreed to extend his note until July, 2004. Also in June, 2003, Microphase agreed to convert $360,000 of accounts payable to a note payable, interest at 12%, due in July, 2004. The notes have provisions for prepayment by the Company, and, at the option of the holder, provide for the conversion of unpaid principal and interest into units valued at $.30 each, each unit consisting of one share of the Company’s common stock and a one warrant to purchase the Company’s common stock at $.30 per share for a period of 5 years.

Effective March 31, 2003, the Company issue to Microphase Corporation 1,000,000 shares of its common stock plus a 5 year warrant to purchase an additional 1,000,000 shares of common stock at $.30 per share in exchange for cancellation of accrued payables owed by mPhase to Microphase Corporation totaling $3,666,667 in the aggregate.

Our management is affiliated by employment at and/or ownership of a related group of companies, including Microphase Corporation, Complete Telecommunications, Inc. (which was dissolved subject to a settlement dated August 16, 1999), PacketPort, Inc. and PacketPort.com and Janifast Ltd., which may record material transactions with us.

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Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers and shareholders of Microphase and Ronald Durando and Gustave T. Dotoli are president and vice- president of PacketPort.com., respectively.

During the fiscal year ended June 30, 2003 we reimbursed Microphase $7,455 per month for research and development services and administrative expenses incurred for the use of Microphase’s office space, lab facilities and administrative staff. Such amount was reduced to $6,000 per month starting January 1, 2003.

Michael McInerney, one of our directors, is the president of Lintel, Inc. Prior to becoming a Director of mPhase, Mr. McInerney received options to purchase 25,000 shares of mPhase common stock for the fiscal year ended June 30, 1999, of which 5,000 options were exercised during the fiscal year ended June 30, 2000. Mr. McInerney received options for 23,000 shares of common stock in the fiscal year ended June 30, 2001 and 15,000 options for consulting and beta testing services in the fiscal year ended June 30, 2002. In addition for the fiscal years ended June 30, 2002 and June 30, 2003 Mr. McInerney received options and warrants to purchase a total of 62,500 shares and for 35,000 shares of mPhase common stock respectively.

Janifast Ltd., a Hong Kong corporation manufacturer, which has produced components for our prototype Traverser™ DVDDS product, and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast Ltd. with an aggregate ownership interest of greater than 75% of Janifast Ltd. Mr. Durando is Chairman of the Board of Directors and Mr. Ergul is a Director of Janifast.

On November 26, 1999, Mr. Durando acquired, via a 100% ownership of PacketPort, Inc., a controlling interest in Linkon Corporation, now known as PacketPort.com, Inc. On November 26, 1999, PacketPort, Inc., a company owned 100% by Mr. Durando, acquired controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 shares of our common stock to PacketPort, Inc.

Abraham Biderman became a member of our Board in August 2000. Mr. Biderman is the Executive Vice President of Lipper & Company, L.P., which received a total of 265,125 shares of common stock for its services as a placement agent for our May 2000, September 2000 and January 2001 private placements. In July, 2001 and November, 2001 Lipper and Company received 138,000 shares and 300,000 shares in additional common stock in mPhase for services rendered to the Company as placement agent in a Private Placement and for general investment banking and financial advice services.

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SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of the date of this prospectus, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

The number of shares of common stock that may be actually purchased by certain selling stockholders under the warrants and the number of shares of common stock that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because certain selling stockholder may purchase all, some or none of the shares of common stock which can be purchased under the warrants and each selling stockholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the basis that each selling stockholder will purchase the maximum number of shares of common stock provided for by the warrants owned by the selling stockholder and each selling stockholder will sell all of the shares of common stock owned by that selling stockholder and covered by this prospectus.

Name of Selling Stockholder	Number of Shares Beneficially Owned		Maximum Number of Shares Being Offered

Ace Foundation	750,000	(1)	750,000
Advisor Associates	1,000,000	(2)	1,000,000
Alexander Hasenfeld, Inc.	133,334	(3)	133,334
Alpha Capital Aktiengesellschaft	420,400	(4)	400,000
Amato, Salvatore	200,000	(5)	200,000
Artman, Gay Lee	51,165	(6)	25,000
Ashford, Alexander Woodson, MD	10,000	(7)	5,000
Ashford, Clinton B.	30,000	(8)	15,000
Aspiotes, Nicholas	140,000	(9)	100,000
Assured Mortgage Lenders, Inc.	166,668	(10)	166,668
Balmore S.A.	150,000	(11)	75,000
Ben Joseph Partners	52,550	(12)	50,000
Beth Mayer Associates	1,106,334	(13)	1,013,334
Biderman, Abraham(*)	312,733	(14)	40,000
Bogart, Steven & Francine (JT w/ROS)	50,000	(15)	25,000
Bowes, John	5,000	(16)	5,000
Camealjon Family LTD Partnership	140,000	(17)	140,000
Chaim, Sharei & Sarah R. Babad	26,663	(18)	13,000
Chaim, Sharei	298,667	(19)	290,334
Chaim Sholom (Babad)	200,000	(20)	200,000
Chancellor Apartments	333,334	(21)	333,334
Chaya Shafran & Sally Frenkel	40,000	(22)	20,000
Cheng, Tommy	373,250	(23)	321,250
Chitrik, Joseph	20,500	(24)	10,000
Congregation Khal Brezna, Inc.	84,000	(25)	84,000
Congregation Sharei Chaim	138,387	(26)	99,500
Cranshire Capital, LP	170,788	(27)	162,500
Crescent International Ltd.	315,300	(28)	300,000
Cusick, Michael	200,000	(29)	200,000
Davis, Jr., Paul L.	10,000	(30)	5,000
Dotoli, Gustave T.	4,596,100	(31)	3,579,734

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Name of Selling Stockholder	Number of Shares Beneficially Owned		Maximum Number of Shares Being Offered

Durando, Ronald A.	15,584,548	(32)	5,008,734
EDJ Limited	105,000	(33)	100,000
Edwards, T.W. Jr.	100,000	(34)	100,000
Ergul, Necdet F.	16,477,451	(35)	941,250
Esquire Trade & Finance	666,668	(36)	666,668
Euram Cap Strat “A” Fund, Ltd.	39,413	(37)	37,500
Exhibit Crafts	240,000	(38)	240,000
F&N Associates	193,125	(39)	173,125
First Montauk Financial Corp.	115,918	(40)	115,918
Friedman, Morris	600,000	(41)	300,000
Gasparini, Peter	368,500	(42)	185,000
Gavrity, Camille	40,000	(43)	40,000
Gemilas Chesed Ach Tov	300,000	(44)	300,000
Generation Capital Associates	183,925	(45)	175,000
Goldenberg, Leon	333,334	(46)	333,334
Golden, Bruce & Maria	100,000	(47)	50,000
Golden, Hyman & Mildred	100,000	(48)	50,000
Greenberg Family Fund, The	250,000	(49)	125,000
Grenville Finance LTD.	1,025,000	(50)	1,000,000
Guerino, Anthony	302,500	(51)	35,000
Hasenfeld Inc., Alexander Profit Sharing & Retirement Plan	105,792	(52)	39,125
Hasenfeld Stein, Inc.	103,125	(53)	103,125
Hasenfeld Stein, Inc., Pension Trust	14,000	(54)	14,000
Heiman, S.	266,668	(55)	266,668
Herbert Place LLC	262,750	(56)	250,000
HSI Partnership	79,166	(57)	79,166
Iber International Ltd	1,600,000	(58)	1,600,000
Investec Ernst	550,000	(59)	150,000
Inzlicht, Mike	22,466	(60)	10,000
Irgun Shiurai Torah	910,000	(61)	910,000
Jaffe, Robert H.	360,000	(62)	100,000
Janifast Ltd.***	8,550,000	(63)	8,550,000
Jeurkar, Shrirang	96,996	(64)	96,996
Kaufman Brothers	250,000	(65)	250,000
Kentucky National Insurance	124,500	(66)	112,500
Keshet Fund, L.P., The	31,250	(67)	15,625
Keshet, LP	43,750	(68)	21,875
Klein, Mervyn	1,306,668	(69)	1,266,668
Klimek, David	715,000	(70)	322,500
Kovacs, Oliver R.	100,000	(71)	100,000
Leval Trading	100,000	(72)	50,000
Levitansky, Moshe & Chaya	15,350	(73)	7,500
Lipper & Co.	743,225	(74)	478,000
Mary Park Properties	1,560,668	(75)	1,560,668
McCarthy, Timothy	620,000	(76)	550,000
McInerney, Michael	168,900	(77)	35,000
M-Com	24,500	(78)	24,500
Mesivta of Long Beach	333,334	(79)	333,334
Metelitsa, Angela	3,000	(80)	3,000
Microphase Corporation****	14,169,533	(81)	13,611,333

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Name of Selling Stockholder	Number of Shares Beneficially Owned		Maximum Number of Shares Being Offered

Miller, Jerome	66,668	(82)	66,668
Miller, Phyllis	140,000	(83)	140,000
Miller, Wayne	200,000	(84)	200,000
Mitro, Loretta	113,000	(85)	108,000
MJN Enterprise, Inc.	83,334	(86)	83,334
Moshel, Avroham	1,140,002	(87)	1,100,002
Mueller, Mark	55,100	(88)	55,100
Nelson, Todd	109,500	(89)	103,500
Nesher Limited	250,000	(90)	125,000
Neubart, Garret	33,334	(91)	33,334
Ostrander, Jan	273,242	(92)	193,752
Pellegrino, Ernest G.	136,988	(93)	136,988
Pensack, Harvey	100,000	(94)	100,000
Piper Rudnick LLP	2,233,490	(95)	2,233,490
Platinum Partners Global Maero Fund	1,000,002	(96)	666,668
Porter Partners, L.P.	105,100	(97)	100,000
Povolotsky, Maxim	5,000	(98)	5,000
Property Tax Appeals II, LLC	83,334	(99)	83,334
Pscherahofer, Ghita	84,000	(100)	84,000
Putnam, Walter F.	40,000	(101)	20,000
Raab, Samuel	250,000	(102)	250,000
RAM Trading Ltd.	131,375	(103)	125,000
Reb Ephraim Chaim & Miriam Rachel Klein Charitable Foundation	125,000	(104)	25,000
Romano, Regina	83,334	(105)	83,334
Rosenberg, David	360,000	(106)	360,000
Rosenthal, Eliezer	833,334	(107)	833,334
Rudder, Richard & Cynthia	350,002	(108)	350,002
Rutgers Casualty Insurance Company	125,500	(109)	112,500
Scari, Steven	586,000	(110)	550,000
Scheiner, Chaim & Chummie	10,233	(111)	5,000
Schoemaker, Howard	100,000	(112)	100,000
Schon, Shlomo & Bella	10,233	(113)	5,000
Schottenstein, Jay L., Trustee	125,000	(114)	62,500
Schuhalter, Coughlin & Suozzo	831,600	(115)	831,600
Shebar, Kevin J.	8,167	(116)	8,167
Siciliano, Anthony F.	160,500	(117)	20,000
Silcott, Jennifer	378,586	(118)	319,586
Silcott, T. George	83,334	(119)	83,334
Siu, Steven	133,750	(120)	87,750
Slomovics, Abraham	92,000	(121)	92,000
Smiley, Martin(**)	3,841,050	(122)	2,768,002
Smith, David Revocable Living Trust	93,334	(123)	93,334
Smith, David Revocable Living Trust	843,334	(124)	843,334
Spencer, Richard L.	260,000	(125)	260,000
Spitzer, Michael	84,000	(126)	84,000
Stefansky, Chaim & Freida Leah	10,233	(127)	5,000
Stein, Nachum	789,793	(128)	789,793
Stein, Nachum & Feige	60,000	(129)	60,000
Sternfeld, Murray	2,791,000	(130)	2,340,000
Tabola, Michael	75,000		75,000

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Name of Selling Stockholder	Number of Shares Beneficially Owned		Maximum Number of Shares Being Offered

Talbiya B. Investments Ltd.	6,250	(131)	3,125
Thorne, Daniel K.	375,000	(132)	250,000
Toci, Fatmir	169,500	(133)	20,000
Vertical Ventures, Inc.	138,100	(134)	138,100
Washburn, E.R.	100,000	(135)	100,000
WEC Partners, LLC	166,668	(136)	166,668
Weinberger, George	450,000	(137)	225,000
Weinberger, Mendy & Baila	10,233	(138)	5,000
Weiss, Henry	20,000	(139)	10,000
Weitman, Yitzchak	42,500	(140)	42,500
Werdiger Family Foundation, The	125,000	(141)	62,500
Werdiger, Sol	160,000	(142)	80,000
Wesco, Inc.	666,668	(143)	666,668
Whitworth, John	183,334	(144)	183,334
Willis, Hal	157,505		70,000
Willoughby, Victoria	5,000	(145)	5,000
Wolf, Hirsch	25,000	(146)	12,500
Wolkow, Allen & Sheila	40,008	(147)	20,000
Yadre, Steven	180,000	(148)	76,000
Yeshiva D’Var Torah	120,000	(149)	120,000
YMSF Family Partnership	108,000	(150)	108,000
ZLP Master Fund, Ltd.	125,000	(151)	125,000

Total	105,132,748		70,808,569

*	Mr. Biderman is a director of our Company.
**
Mr. Smiley is Executive Vice President, Chief Financial Officer and General Counsel of our Company. Total shares include 333,334 shares plus a warrant to purchase 333,334 additional shares of common stock at $.30 per share expiring 5 years from receipt upon the election to convert a $100,000 promissory note of the Company bearing interest at 12% per annum scheduled to mature July 25, 2004.

***
Mr. Durando, CEO of the Company, Mr. Ergul, Chairman of the Board of the Company and Mr. Dotoli, COO of the Company, are controlling shareholders of Janifast Ltd. with aggregate ownership interest of greater than 65% of Janifast Ltd.

****	Mr. Ergul, Chairman of the Board of the Company, is a majority shareholder of Microphase Corporation.
(1)	Includes warrants to purchase up to 500,000 shares of common stock
(2)	Includes warrants to purchase up to 1,000,000 shares of common stock
(3)	Includes warrants to purchase up to 66,667 shares of common stock
(4)	Includes warrants to purchase up to 400,000 shares of common stock
(5)	Includes warrants to purchase up to 100,000 shares of common stock
(6)	Includes warrants to purchase up to 25,000 shares of common stock
(7)	Includes warrants to purchase up to 5,000 shares of common stock
(8)	Includes warrants to purchase up to 15,000 shares of common stock
(9)	Includes warrants to purchase up to 50,000 shares of common stock
(10)	Includes warrants to purchase up to 83,334 shares of common stock
(11)	Includes warrants to purchase up to 75,000 shares of common stock
(12)	Includes warrants to purchase up to 50,000 shares of common stock
(13)	Includes warrants to purchase up to 656,667 shares of common stock
(14)	Includes warrants to purchase up to 40,000 shares of common stock
(15)	Includes warrants to purchase up to 25,000 shares of common stock

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(16)	Includes warrants to purchase up to 5,000 shares of common stock
(17)	Includes warrants to purchase up to 70,000 shares of common stock
(18)	Includes warrants to purchase up to 13,000 shares of common stock
(19)	Includes warrants to purchase up to 163,667 shares of common stock
(20)	Includes warrants to purchase up to 100,000 shares of common stock
(21)	Includes warrants to purchase up to 166,667 shares of common stock
(22)	Includes warrants to purchase up to 20,000 shares of common stock
(23)	Includes warrants to purchase up to 50,000 shares of common stock and options to purchase up to 271,250 shares of common stock
(24)	Includes warrants to purchase up to 10,000 shares of common stock
(25)	Includes warrants to purchase up to 42,000 shares of common stock
(26)	Includes warrants to purchase up to 99,500 shares of common stock
(27)	Includes warrants to purchase up to 162,500 shares of common stock
(28)	Includes warrants to purchase up to 300,000 shares of common stock
(29)	Includes warrants to purchase up to 100,000 shares of common stock
(30)	Includes warrants to purchase up to 5,000 shares of common stock
(31)	Includes warrants to purchase up to 1,513,067 shares of common stock and options to purchase up to 2,000,000 shares of common stock
(32)	Includes warrants to purchase up to 1,912,067 shares of common stock and options to purchase up to 3,030,000 shares of common stock
(33)	Includes warrants to purchase up to 100,000 shares of common stock
(34)	Includes warrants to purchase up to 50,000 shares of common stock
(35)	Includes warrants to purchase up to 200,000 shares of common stock and options to purchase up to 741,250 shares of common stock
(36)	Includes warrants to purchase up to 333,334 shares of common stock
(37)	Includes warrants to purchase up to 37,500 shares of common stock
(38)	Includes warrants to purchase up to 120,000 shares of common stock
(39)	Includes warrants to purchase up to 98,125 shares of common stock
(40)	Includes warrants to purchase up to 115,918 shares of common stock
(41)	Includes warrants to purchase up to 300,000 shares of common stock
(42)	Includes warrants to purchase up to 185,000 shares of common stock
(43)	Includes warrants to purchase up to 20,000 shares of common stock
(44)	Includes warrants to purchase up to 150,000 shares of common stock
(45)	Includes warrants to purchase up to 175,000 shares of common stock
(46)	Includes warrants to purchase up to 166,667 shares of common stock
(47)	Includes warrants to purchase up to 50,000 shares of common stock
(48)	Includes warrants to purchase up to 50,000 shares of common stock
(49)	Includes warrants to purchase up to 125,000 shares of common stock
(50)	Includes warrants to purchase up to 500,000 shares of common stock
(51)	Includes warrants to purchase up to 35,000 shares of common stock
(52)	Includes warrants to purchase up to 39,125 shares of common stock
(53)	Includes warrants to purchase up to 53,125 shares of common stock
(54)	Includes warrants to purchase up to 14,000 shares of common stock
(55)	Includes warrants to purchase up to 133,334 shares of common stock
(56)	Includes warrants to purchase up to 250,000 shares of common stock
(57)	Includes warrants to purchase up to 45,833 shares of common stock
(58)	Includes warrants to purchase up to 800,000 shares of common stock
(59)	Includes warrants to purchase up to 150,000 shares of common stock
(60)	Includes warrants to purchase up to 10,000 shares of common stock
(61)	Includes warrants to purchase up to 410,000 shares of common stock
(62)	Includes warrants to purchase up to 50,000 shares of common stock
(63)	Includes warrants to purchase up to 1,200,000 shares of common stock
(64)	Includes warrants to purchase up to 96,996 shares of common stock
(65)	Includes warrants to purchase up to 250,000 shares of common stock

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(66)	Includes warrants to purchase up to 62,500 shares of common stock
(67)	Includes warrants to purchase up to 15,625 shares of common stock
(68)	Includes warrants to purchase up to 21,875 shares of common stock
(69)	Includes warrants to purchase up to 433,334 shares of common stock
(70)	Includes warrants to purchase up to 75,000 shares of common stock and options to purchase up to 247,500 shares of common stock
(71)	Includes warrants to purchase up to 50,000 shares of common stock
(72)	Includes warrants to purchase up to 50,000 shares of common stock
(73)	Includes warrants to purchase up to 7,500 shares of common stock
(74)	Includes warrants to purchase up to 20,000 shares of common stock
(75)	Includes warrants to purchase up to 1,114,001 shares of common stock
(76)	Includes warrants to purchase up to 275,000 shares of common stock
(77)	Includes warrants to purchase up to 35,000 shares of common stock
(78)	Includes warrants to purchase up to 24,500 shares of common stock
(79)	Includes warrants to purchase up to 166,667 shares of common stock
(80)	Includes warrants to purchase up to 3,000 shares of common stock
(81)	Includes warrants to purchase up to 4,400,000 shares of common stock
(82)	Includes warrants to purchase up to 33,334 shares of common stock
(83)	Includes warrants to purchase up to 70,000 shares of common stock
(84)	Includes warrants to purchase up to 100,000 shares of common stock
(85)	Includes warrants to purchase up to 54,000 shares of common stock
(86)	Includes warrants to purchase up to 41,667 shares of common stock
(87)	Includes warrants to purchase up to 200,001 shares of common stock
(88)	Includes warrants to purchase up to 55,100 shares of common stock
(89)	Includes warrants to purchase up to 50,000 shares of common stock and options to purchase up to 53,500 shares of common stock
(90)	Includes warrants to purchase up to 125,000 shares of common stock
(91)	Includes warrants to purchase up to 16,667 shares of common stock
(92)	Includes warrants to purchase up to 65,001 shares of common stock and options to purchase up to 83,750 shares of common stock
(93)	Includes warrants to purchase up to 136,988 shares of common stock
(94)	Includes warrants to purchase up to 50,000 shares of common stock
(95)	Includes warrants to purchase up to 2,233,490 shares of common stock
(96)	Includes warrants to purchase up to 333,334 shares of common stock
(97)	Includes warrants to purchase up to 100,000 shares of common stock
(98)	Includes warrants to purchase up to 5,000 shares of common stock
(99)	Includes warrants to purchase up to 41,667 shares of common stock
(100)	Includes warrants to purchase up to 42,000 shares of common stock
(101)	Includes warrants to purchase up to 20,000 shares of common stock
(102)	Includes warrants to purchase up to 125,000 shares of common stock
(103)	Includes warrants to purchase up to 125,000 shares of common stock
(104)	Includes warrants to purchase up to 25,000 shares of common stock
(105)	Includes warrants to purchase up to 41,667 shares of common stock
(106)	Includes warrants to purchase up to 180,000 shares of common stock
(107)	Includes warrants to purchase up to 416,667 shares of common stock
(108)	Includes warrants to purchase up to 175,001 shares of common stock
(109)	Includes warrants to purchase up to 62,500 shares of common stock
(110)	Includes warrants to purchase up to 275,000 shares of common stock
(111)	Includes warrants to purchase up to 5,000 shares of common stock
(112)	Includes warrants to purchase up to 50,000 shares of common stock
(113)	Includes warrants to purchase up to 5,000 shares of common stock
(114)	Includes warrants to purchase up to 62,500 shares of common stock
(115)	Includes warrants to purchase up to 315,800 shares of common stock and options to purchase up to 245,000 shares of common stock

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(116)	Includes warrants to purchase up to 8,167 shares of common stock
(117)	Includes warrants to purchase up to 10,000 shares of common stock
(118)	Includes warrants to purchase up to 56,668 shares of common stock and options to purchase up to 256,250 shares of common stock
(119)	Includes warrants to purchase up to 41,667 shares of common stock
(120)	Includes warrants to purchase up to 20,000 shares of common stock and options to purchase up to 67,750 shares of common stock
(121)	Includes warrants to purchase up to 46,000 shares of common stock
(122)	Includes warrants to purchase up to 1,114,668 shares of common stock and options to purchase up to 995,000 shares of common stock
(123)	Includes warrants to purchase up to 46,667 shares of common stock
(124)	Includes warrants to purchase up to 421,667 shares of common stock
(125)	Includes warrants to purchase up to 130,000 shares of common stock
(126)	Includes warrants to purchase up to 42,000 shares of common stock
(127)	Includes warrants to purchase up to 5,000 shares of common stock
(128)	Includes warrants to purchase up to 411,459 shares of common stock
(129)	Includes warrants to purchase up to 30,000 shares of common stock
(130)	Includes warrants to purchase up to 1,227,500 shares of common stock
(131)	Includes warrants to purchase up to 3,125 shares of common stock
(132)	Includes warrants to purchase up to 250,000 shares of common stock
(133)	Includes warrants to purchase up to 20,000 shares of common stock
(134)	Includes warrants to purchase up to 138,100 shares of common stock
(135)	Includes warrants to purchase up to 50,000 shares of common stock
(136)	Includes warrants to purchase up to 83,334 shares of common stock
(137)	Includes warrants to purchase up to 225,000 shares of common stock
(138)	Includes warrants to purchase up to 5,000 shares of common stock
(139)	Includes warrants to purchase up to 10,000 shares of common stock
(140)	Includes warrants to purchase up to 42,500 shares of common stock
(141)	Includes warrants to purchase up to 62,500 shares of common stock
(142)	Includes warrants to purchase up to 80,000 shares of common stock
(143)	Includes warrants to purchase up to 333,334 shares of common stock
(144)	Includes warrants to purchase up to 91,667 shares of common stock
(145)	Includes warrants to purchase up to 5,000 shares of common stock
(146)	Includes warrants to purchase up to 12,500 shares of common stock
(147)	Includes warrants to purchase up to 20,000 shares of common stock
(148)	Includes warrants to purchase up to 20,000 shares of common stock and options to purchase up to 56,000 shares of common stock
(149)	Includes warrants to purchase up to 60,000 shares of common stock
(150)	Includes warrants to purchase up to 54,000 shares of common stock
(151)	Includes warrants to purchase up to 125,000 shares of common stock

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders and certain transferees a total of shares of common stock, of which shares are issued and outstanding and up to shares are issuable upon exercise of warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive up to approximately $ upon exercise of all of the warrants and options by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

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The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders will sell their shares of common stock subject to the following:

(i)
all or a portion of the shares of common stock beneficially owned by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, may be sold on the OTC Bulletin Board Market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

(ii)	each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale;

(iii)
some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions, or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers or agent that in turn may sell such shares; and

(iv)
in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any share of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profits realized by the selling stockholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

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The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws. The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution. Once sold under this shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of common stock, without par value. As of October 29, 2003, approximately 72 million shares of our common stock are issued and outstanding and held by approximately 11,000 stockholders of record. Of the shares of our issued and outstanding common stock, shares are covered by this prospectus. In addition shares or our common stock authorized but unissued as of the date of this prospectus will be issued on exercise of warrants held by certain selling stockholders.

The following description of our capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to the provisions of our Certificate of Incorporation and our Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and to applicable New Jersey law.

Common Stock

Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting for the election of Directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares of common stock voted elects the Directors then standing for election. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for dividends, at such appropriate times and in such amounts as our Board of Directors decides. The common stock is not entitled to preemptive rights or other subscription rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to share ratably in all assets remaining after the payment of liabilities. Shares of common stock shall be transferred only on our books upon surrender to us or a duly appointed transfer agent of the certificate or certificates properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

Common Stock Warrants

This prospectus also covers shares of common stock purchasable pursuant to outstanding warrants and options. The exercise price of these warrants range from $.01 to $1.05. These warrants and options have expiration terms ranging from 2005 to 2008.

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Filling Vacancies on the Board

The Certificate of Incorporation provides that any vacancy on the Board that results from an increase in the number of Directors during the interim between annual meetings or special meetings of shareholders may be filled by the Board. These provisions could temporarily prevent any shareholder from obtaining majority representation on the Board by enlarging the Board and filling the new directorships with its own nominees.

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New Jersey Shareholders Protection Act

There are provisions of New Jersey law, and our Certificate of Incorporation and Bylaws, that may have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our Board of Directors for the fair and equitable treatment of all shareholders.

New Jersey has adopted a type of anti-takeover statute known as the New Jersey Shareholders Protection Act. Subject to numerous qualifications and exceptions, the statute prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute. An “interested shareholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things:

•
the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder,

•
the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation’s assets, or

•	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The New Jersey statute generally applies to corporations that are organized under New Jersey law, have either their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

LEGAL MATTERS

The validity of the common stock we are offering pursuant to this prospectus will be passed upon by the law firm of Martin S. Smiley General Counsel to the Company. Mr. Smiley beneficially owns an aggregate of 3,841,050 shares of common stock and 2,693,002 shares are being registered as part of this prospectus.

EXPERTS

The financial statements and schedules included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been reviewed by Rosenberg, Rich, Baker, Berman & Company and audited by Arthur Andersen, LLP and Schuhalter, Coughlin & Suozzo, PC, independent public accountants, and are included in reliance upon the authority of said firms as experts in giving said reports. Prior to the date of this prospectus, Arthur Andersen was indicted in connection with its rendering of services to another company. Therefore, Arthur Andersen withdrew from practice before the SEC effective prior to the date hereof and many of the accountants at Arthur Andersen have left their current

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jobs or have been searching for a new place of employment. Based on these factors, after reasonable efforts, including numerous phone calls, we were unable to contact our former audit partner at Arthur Andersen and therefore were unable to obtain Arthur Andersen’s consent to the inclusion of their report dated October 12, 2001. Accordingly, we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the securities act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the securities act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. As of June 30, 2003, Schuhalter, Coughlin & Suozzo, PC, owns approximately 417,600 shares of common stock directly and indirectly; options to purchase 245,000 shares of common stock and warrants to purchase 315,800 shares of common stock, of which of such shares are being registered pursuant to this prospectus. All of such securities owned by Schuhalter, Coughlin & Suozzo, PC, other than 146,800 shares of common stock which it has acquired on the open market subsequent to April 2001, were issued to Schuhalter, Coughlin & Suozzo, PC in consideration for non-audit consulting services and/or satisfaction of payables related to non-audit consulting services and were issued after Schuhalter, Coughlin & Suozzo, PC was no longer our independent public accountants.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

mPhase Technologies, Inc.
587 Connecticut Avenue
Norwalk, Connecticut 06854-0566
Attention: General Counsel
(203) 831-2242

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling security holders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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mPHASE TECHNOLOGIES, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Rosenberg Rich Baker Berman & Company	F-1
Report of Arthur Andersen LLP	F-2
Report of Schuhalter, Coughlin & Suozzo, PC	F-3
Consolidated Balance Sheets as of June 30, 2002 and June 30, 2003	F-4
Consolidated Statements of Operations for the years ended June 30, 2001, 2002, 2003, and for the period from inception (October 2, 1996) through June 30, 2003	F-5
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the period from inception (October 2, 1996) to June 30, 1998 and for each of the five years in the period ended June 30, 2003	F-6-10
Consolidated Statement of Changes in Shareholders’ Deficit	F-11
Consolidated Statements of Cash Flows for the years ended June 30, 2001, 2002 and 2003, and for the period from inception (October 2, 1996) through June 30, 2003	F-12
Notes to Consolidated Financial Statements	F-13

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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
mPhase Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2003 and June 30, 2002, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), cash flows and Schedule II (Valuation and Qualifying Accounts, Item 14B) for two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 1999, 2000, 2001. Such amounts are included in the cumulative from inception to June 30, 2003 totals of the statements of operations, changes in stockholders’ equity and cash flows and reflect total net loss of 83 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 2001, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2002 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2002 and for the period from inception to June 30, 2002, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a stockholders deficit position that raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rosenberg Rich Baker Berman & Company
Bridgewater, NJ

September 10, 2003

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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
mPhase Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2001 and for the period from inception (October 2, 1996) to June 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 1998. Such amounts are included in the cumulative from inception to June 30, 2001 totals of the statements of operations, changes in stockholders’ equity and cash flows and reflect total net loss of 6 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 1998, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 and for the period from inception to June 30, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Andersen LLP

Stamford, Connecticut
October 12, 2001

PURSUANT TO SEC RELEASE NO. 33-8070 AND RULE 437A UNDER THE SECURITIES ACT OF 1933, AS AMENDED, mPHASE TECHNOLOGIES, INC. HAS NOT RECEIVED WRITTEN CONSENT AFTER REASONABLE EFFORT TO USE THIS REPORT. WITH RESPECT TO THIS INSTANT FORM S-1, YOU WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT FOR ANY UNTRUE STATEMENTS OF A MATERIAL FACT CONTAINED IN THE FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN LLP OR ANY OMISSIONS TO STATE A MATERIAL FACT REQUIRED TO BE STATED THEREIN.

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REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
mPhase Technologies, Inc.:

We have audited the statements of operations, changes in stockholders’ equity, and cash flows for the period October 2, 1996 (date of inception) through June 30, 1998 of mPhase Technologies, Inc. (a development stage company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period of October 2, 1996 (date of inception) through June 30, 1998 in conformity with generally accepted accounting principles.

Schuhalter, Coughlin & Suozzo, PC
Raritan, New Jersey

January 28, 1999

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	JUNE 30,

	2002	2003

ASSETS
Current assets:
Cash and cash equivalents	$47,065	396,860
Accounts receivable, net of bad debt reserve of $2,906 and $0 respectively	273,780	287,135
Stock subscription receivable	—	110,000
Due from officer	—	—
Inventory	3,342,716	2,103,328
Prepaid expenses and other current assets	830,589	100,329

Total current assets	4,494,150	2,997,652

Property and equipment, net	1,742,186	581,890
Patents and licenses, net	685,349	184,857
Other assets	20,830	17,250

Total assets	6,942,515	3,781,649

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	2,819,245	2,352,961
Accrued expenses	673,065	885,735
Due to related parties	35,000	187,372
Notes payable, current	353,339	762,735
Deferred revenue	214,180	214,180

Total current liabilities	4,094,829	4,402,983

Notes payable, net of current portion	1,014,218	586,303
Other liabilities	1,211,249	1,561,249
Other liabilities, related parties	665,068	—

Notes payable, related parties	—	460,000

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS’ EQUITY (DEFICIT):
Common Stock, stated value $.01, 150,000,000 shares authorized; 60,807,508 and 71,453,521, shares issued and outstanding, respectively	608,075	714,535
Additional paid-in capital	100,751,284	104,081,049
Deferred compensation	(23,923)	—
Deficit accumulated during development stage	(101,366,286)	(108,016,497)
Unrecognized capital losses	(4,026)	—
Less-treasury stock, 13.750 shares, at cost	(7,973)	(7,973)

Total stockholders’ equity (deficit)	(42,849)	(3,228,886)

Total liabilities and stockholders’ equity	$6,942,515	$3,781,649

The accompanying notes are an integral part of these consolidated balance sheets.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,			From Inception (October 2, 1996)
	2001	2002	2003	to June 30, 2003

TOTAL NET REVENUES	$10,524,134	$2,582,446	$1,581,639	$14,967,695

COSTS AND EXPENSES:
Cost of Sales (See also Note 11 Related Party Transactions)	5,804,673	2,415,129	1,493,394	9,844,952
Research and development (including non-cash stock related charges of $0, $267,338, $385,495 and $2,045,669, respectively) (See also Note 11 Related Party Transactions)	10,779,570	3,819,583	3,538,305	34,347,079
General and administrative (including non-cash stock related charges of $6,227,552, $2,445,561, $720,277 and $20,996,614 respectively)(See also Note 11 Related Party Transactions)	16,150,711	6,490,373	2,654,971	49,783,401
Depreciation and amortization	660,372	670,183	515,417	2,767,029
Non-cash charges for stock-based employee compensation	1,170,903	548,550	28,563	25,093,735

Total costs and expenses	34,566,229	13,943,818	8,230,650	121,836,196

Loss from operations	(24,042,095)	(11,361,372)	(6,649,011)	(106,868,501)

OTHER INCOME (EXPENSE):
Gain on extinguishments	—	142,236	61,226	203,462
Minority interest loss in consolidated subsidiary	—	—	—	20,000
Loss from unconsolidated subsidiary	—	—	—	(1,466,467)
Loss on sale of securities	—	—	(11,258)	(11,258)
Interest income (expense), net	43,361	(26,225)	51,168	106,267

Total other income (expense)	43,361	116,011	(1,200)	(1,147,966)

NET LOSS	$(23,998,734)	$(11,245,361)	$(6,650,211)	$(108,016,497)

Unrealized holding loss on securities	—	(4,026)	4,026	—

COMPREHENSIVE LOSS	$(23,998,734)	$(11,249,387)	$(6,646,185)	$(108,016,497)

LOSS PER COMMON SHARE, basic and diluted	$(0.72)	$(.23)	$(.10)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, basic and diluted	33,436,641	49,617,280	65,217,088

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1998 AND FOR EACH OF THE FIVE YEARS
IN THE PERIOD ENDED JUNE 30, 2003

	Common Stock		Treasury Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)
	Shares	$ .01 Stated Value

BALANCE, OCTOBER 2, 1996 (date of inception)	$1,140,427	$11,404	$—	$459,753	$—	$(537,707)	$(66,550)
Issuance of common stock of Tecma Laboratories, Inc., for 100% of the Company	6,600,000	66,000	—	(537,157)	—	537,707	66,550
Issuance of common stock, in private placement, net of offering costs of $138,931	594,270	5,943	—	752,531	—	—	758,474
Net loss	—	—	—	—	—	(781,246)	(781,246)

BALANCE, JUNE 30, 1997	8,334,697	83,347	—	675,127	—	(781,246)	(22,772)

Issuance of common stock with warrants, in private placement, net of offering costs of $84,065	999,502	9,995	—	791,874	—	—	801,869
Issuance of common stock for services	300,000	3,000	—	147,000	—	—	150,000
Issuance of common stock in connection with investment in unconsolidated subsidiary	250,000	2,500	—	122,500	—	—	125,000
Repurchase of 13,750 shares of common stock	—	—	(7,973)	—	—	—	(7,973)
Issuance of common stock with warrants in private placement, net of offering costs of $121,138	1,095,512	10,955	—	659,191	—	—	670,146
Issuance of common stock for financing services	100,000	1,000	—	(1,000)	—	—	—
Issuance of common stock in consideration for 100% of the common stock of Microphase Telecommunications, Inc.	2,500,000	25,000	—	1,685,000	—	—	1,710,000
Net loss	—	—	—	—	—	(4,341,059)	(4,341,059)

BALANCE, JUNE 30, 1998	$13,579,711	$135,797	$(7,973)	$4,079,692	$—	$(5,122,305)	$(914,789)

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1998 AND FOR EACH OF THE FIVE YEARS
IN THE PERIOD ENDED JUNE 30, 2003

	Common Stock		Treasury Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)
	Shares	$ .01 Stated Value

BALANCE, JUNE 30, 1998	13,579,711	$135,797	$(7,973)	$4,079,692	$—	$(5,122,305)	$(914,789)

Issuance of common stock with warrants in private placements, net of offering costs of $107,000	3,120,000	31,200	—	2,981,800	—	—	3,013,000
Issuance of common stock for services	1,599,332	15,993	—	8,744,873	—	—	8,760,866
Issuance of common stock with warrants in private placement, net of offering costs of $45,353	642,000	6,420	—	1,553,227	—	—	1,559,647
Issuance of common stock in private placement, net of offering costs of $679,311	4,426,698	44,267	—	10,343,167	—	—	10,387,434
Issuance of stock options for services	—	—	—	7,129,890	—	—	7,129,890
Issuance of warrants for services	—	—	—	16,302	—	—	16,302
Deferred employee stock option compensation	—	—	—	—	(140,000)	—	(140,000)
Net loss	—	—	—	—	—	(22,838,344)	(22,838,344)

BALANCE, JUNE 30, 1999	23,367,741	$233,677	$(7,973)	$34,848,951	$(140,000)	$(27,960,645)	$6,974,006

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1998 AND FOR EACH OF THE FIVE YEARS
IN THE PERIOD ENDED JUNE 30, 2003

	Common Stock		Treasury Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)
	Shares	$ .01 Stated Value

BALANCE, JUNE 30, 1999	23,367,741	$233,677	$(7,973)	$34,848,951	$(140,000)	$(27,960,649)	$6,974,006

Issuance of common stock and options in settlement	75,000	750	—	971,711	—	—	972,461
Issuance of common stock upon exercise of warrants and options	4,632,084	46,321	—	5,406,938	—	—	5,453,259
Issuance of common stock in private placement, net of cash offering costs of $200,000	1,000,000	10,000	—	3,790,000	—	—	3,800,000
Issuance of common stock in private placement, net of cash offering costs of $466,480	1,165,500	11,655	—	9,654,951	—	—	9,666,606
Issuance of common stock for services	1,164,215	11,642	—	8,612,265	—	—	8,623,907
Issuance of options for services	—	—	—	9,448,100	—	—	9,448,100
Deferred employee stock option compensation	—	—	—	1,637,375	(1,637,375)	—	—
Amortization of deferred employee stock option compensation	—	—	—	—	551,707	—	551,707
Net loss	—	—	—	—	—	(38,161,542)	(38,161,542)

BALANCE, JUNE 30, 2000	31,404,540	$314,045	$(7,973)	$74,370,291	$(1,225,668)	$(66,122,191)	$7,328,504

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1998 AND FOR EACH OF THE FIVE YEARS
IN THE PERIOD ENDED JUNE 30, 2003

	Common Stock		Treasury Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)
	Shares	$ .01 Stated Value

BALANCE, JUNE 30, 2000	31,404,540	$314,045	$(7,973)	$74,370,291	$(1,225,668)	$(66,122,191)	$7,328,504

Issuance of common stock upon exercise of options	320,000	3,200	—	324,300	—	—	327,500
Issuance of common stock with warrants in private placements, net of cash offering costs of $512,195	4,329,850	43,298	—	7,766,547	—	—	7,809,845
Issuance of common stock for services	450,000	4,500	—	1,003,125	—	—	1,007,625
Issuance of options and warrants for services	—	—	—	5,849,585	—	—	5,849,585
Deferred employee stock option compensation	—	—	—	607,885	(607,885)	—	—
Amortization of deferred employee stock option compensation	—	—	—	—	1,120,278	—	1,120,278
Issuance of common stock in settlement of debt to directors and related parties	4,840,077	48,402	—	2,371,637	—	—	2,420,039
Net Loss	—	—	—	—	—	(23,998,734)	(23,998,734)

BALANCE, JUNE 30, 2001	41,344,467	$413,445	$(7,973)	$92,293,370	$(713,275)	$(90,120,925)	$1,864,642

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN
SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1998 AND FOR EACH OF THE FIVE YEARS
IN THE PERIOD ENDED JUNE 30, 2003

	Shares	$.01 Stated Value	Treasury Stock	Additional Paid-in Stock	Deferred Compensation	Accumulated Deficit	Comprehensive Loss	TOTAL STOCKHOLDERS’ EQUITY (Deficit)

Balance June 30, 2001	41,344,467	$413,445	$(7,973)	$92,293,370	$(713,275)	$(90,120,925)	—	$1,864,642

Sale of Common stock with warrants in private placement	6,980,643	69,807	—	1,903,943	—	—	—	1,973,750
Issuance of Common stock for services	2,976,068	29,760	—	1,169,241	—	—	—	1,199,001
Issuance of options and warrants for services	—	—	—	1,877,937	—	—	—	1,877,937
Cancellation of unearned options to former employees	—	—	—	(140,802)	140,802	—	—	—
Amortization of deferred employee stock option compensation	—	—	—	—	548,550	—	—	548,550
Issuance of common stock and warrants in settlement of debt to related parties and strategic vendors	7,492,996	74,930	—	2,663,728	—	—	—	2,738,658
Sale of Common stock to certain Officers and Directors in private placement	2,000,000	20,000	—	980,000	—	—	—	1,000,000
Issuance of Common stock upon exercise of options	13,334	133	—	3,867	—	—	—	4,000
Net Loss	—	—	—	—	—	(11,245,361)	—	(11,245,361)
Other comprehensive loss	—	—	—	—	—	—	(4,026)	(4,026)

Balance, June 30, 2002	60,807,508	$608,075	$(7,973)	$100,751,284	$(23,923)	$(101,366,286)	$(4,026)	$(42,849)

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Statement of Changes in
Shareholders’ Deficit (Unaudited)

	Shares	$.01 Stated Value	Treasury Stock	Additional Paid-in Stock	Deferred Compensation	Accumulated Deficit	Comprehensive Loss	Total Shareholders (Deficit) Equity

Balance June 30, 2002	60,807,508	$608,075	$(7,973)	$100,751,284	$(23,923)	$(101,366,286)	$(4,026)	$(42,849)

Issuance of common stock with warrants in private placement	4,296,680	42,967	—	1,121,351	—	—	—	1,164,318
Issuance of common stock for services	426,000	4,260	—	107,985	—	—	—	112,245
Issuance of options for services	—	—	—	274,100	—	—	—	274,100
Amortization of deferred employee stock option compensation	—	—	—	—	23,923	—	—	123,923
Issuance of common stock and warrants in settlement of debt to related parties and strategic vendors	5,923,333	59,233	—	1,826,329,667	—	—	—	1,885,562
Net loss	—	—	—	—	—	(6,650,211)	—	(6,650,211)
Other comprehensive income	—	—	—	—	—	—	4,026	4,026

Balance, June 30, 2003	71,453,521	$714,535	$(7,973)	$104,081,049	$—	$(108,016,497)	$—	$(3,228,886)

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,			Inception (October 2, 1996) to June 30,
	2001	2002	2003	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(23,998,734)	$(11,245,361)	$(6,650,211)	$(108,016,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,235,213	1,653,346	1,425,952	5,594,140
Book value of fixed assets disposed	61,414	—	—	74,272
Loss on unconsolidated subsidiary	—	—	—	1,466,467
Provision for doubtful accounts	29,218	2,906	—	32,124
Impairment of note receivable	212,500	20,250	—	232,750
Loss on securities	—	—	11,258	11,258
Gain on Extinguishments	—	(142,236)	(61,226)	(203,462)
Non-cash common stock, common stock option and warrant expense	7,398,455	3,261,449	1,134,335	48,144,097
Changes in operating assets and liabilities:
Accounts receivable	(170,466)	15,748	(13,355)	(319,259)
Inventory	(5,394)	961,179	1,449,628	(1,893,088)
Prepaid expenses and other
current assets	88,280	173,649	(29,652)	(596,449)
Production advances-related parties	1,109,641	—
Other assets	(150,000)	146,420	3,580	—
Receivables from subsidiary	—	—	—	(150,000)
Due from officer	(100,000)	100,000	—	—
Accounts payable	2,802,008	(340,057)	174,939	4,157,395
Accrued expenses	(482,394)	332,819	273,986	1,812,571
Deferred revenue	—	214,180	—	214,180
Due to related parties:
Microphase.	709,832	864,555	721,544	2,295,949
Janifast.	1,272,709	907,450	99,841	2,280,000
Officers.	(412,400)	312,504	246,835	559,339
Accrued expense, Lintel	477,000	—	—	477,000
Due to Others	59,566	25,794	—	211,972

Net cash used in operating activities	(13,685,053)	(2,735,405)	(1,212,546)	(43,615,241)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in patents and licensing rights	(148,127)	(74,649)	—	(375,720)
Purchase of property and equipment	(705,577)	(31,445)	(73,305)	(2,537,105)

Net cash used in investing activities	(853,704)	(106,094)	(73,305)	(2,912,825)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from private placement
of common stock and exercise of
options and warrants.	8,137,345	2,977,750	1,090,474	46,507,918
Repurchase of treasury stock at cost	—	—	—	(7,973)
Advances from Microphase	—	—	527,840	527,840
Proceeds from notes payable officers	—	—	130,000	130,000
Repayment of notes payable – officers	—	—	(30,000)	(30,000)
Repayment of notes payable	—	(120,191)	(82,668)	(202,859)

Net cash provided by financing activities	8,137,345	2,857,559	1,635,646	46,924,926

Net increase (decrease) in cash	(6,401,412)	6,060	349,795	396,860
CASH AND CASH EQUIVALENTS, beginning of period	6,432,417	31,005	47,065	—

CASH AND CASH EQUIVALENTS, end of period	$31,005	$47,065	$396,860	$396,860

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
June 30, 2003

1. Organization and Nature of Business

mPhase Technologies, Inc. (“mPhase or the “Company”) was organized on October 2, 1996. The primary business of mPhase is to design, develop, manufacture and market high-bandwidth telecommunications products incorporating digital subscriber line (“DSL”) technology. The present activities of the Company are focused on the deployment of its proprietary Traverser™ System, which delivers MPEG2, non-Internet Protocol-based television, high-speed Internet and voice over copper wire. Additionally, the Company sells a line of DSL component products.

On February 17, 1997, mPhase acquired Tecma Laboratories, Inc., (“Tecma”) in a transaction accounted for as a reverse merger.

On June 25, 1998, the Company acquired Microphase Telecommunications, Inc. (“MicroTel”) a Delaware corporation, through the issuance of 2,500,000 shares of its common stock in exchange for all the issued and outstanding shares of MicroTel (Note 4). The assets acquired in this acquisition were patents and patent applications utilized in the Company’s proprietary Traverser™ Digital Video and Data Deliver System (“Traverser™”).

On August 21, 1998, the Company incorporated a 100% wholly-owned subsidiary called mPhaseTV.net, Inc., a Delaware corporation, to market interactive television and e-commerce revenue opportunities. This subsidiary is dissolved.

On March 2, 2000 the Company acquired a 50% interest in mPhaseTelevision.Net, Inc., an incorporated joint venture with AlphaStar International, Inc. (Note 8). The Company acquired an additional interest in the joint venture of 6.5% in April of 2000 for $20,000. Based on its controlling interest in mPhaseTelevision.Net, the operating results of mPhaseTelevision.Net are included in the consolidated results of the Company since March 2, 2000.

The Company is in the development stage and its present activities are focused on the commercial deployment of its legacy Traverser™ DVDDS and TV+ products for delivery of broadcast television over ADSL and associated DSL component products which include POTS splitters and a line of intelligent POTS splitter products. Since mPhase is in the development stage, the accompanying consolidated financial statements should not be regarded as typical for normal operating periods.

2. Losses During the Development Stage and Management’s Plans

Through June 30, 2003, the Company had incurred development stage losses totaling $108,016,497, and at June 30, 2003 had a stockholders’ deficit of $3,228,886. At June 30, 2003, the Company had $396,860 of cash, cash equivalents and $287,135 of trade receivables to fund short-term working capital requirements.

The Company’s ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) the successful wide scale development, deployment and marketing of its products.

The Company believes that it will be able to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2004 and continue its development and commercialization efforts. Management’s plans in this regard include, but are not limited to, the following:

During the fiscal year ended June 30, 2003, the Company converted certain payables and accrued expenses with officers, related parties and strategic vendors aggregating approximately $1.9 million into 5,923,333 restricted shares of the Company’s common stock and 5 year warrants to purchase an additional 3,706,800 restricted shares of the Company’s common stock.

In addition, in October of 2002, GTRC, a Company research and development vendor, executed a Memorandum of Intention to convert a total of approximately $1.8 million in payables to promissory notes and equity.

Management estimates that the Company will need additional minimum capital of $2.0 million by June 30, 2004 to continue its operations either through revenues from sales, external independent or related party funding, further expense reductions or some combination thereof. The Company presently has ongoing discussions and negotiations with a number of additional financing alternatives, one or more of which it believes will be able to successfully close to provide necessary working capital, while maintaining sensitivity to shareholder dilution issues. However, the Company has no definitive agreements to provide funding at this time.

In addition to the above financing activities, the following business initiatives are also ongoing and are expected to provide additional working capital to the Company.

The Company is currently negotiating with several organizations for the commencement of field trials which would lead to commercial sales of its broadcast television platform products. The Company has had an upturn in sales of its POTS splitter products since the close of its fiscal year ended June 30, 2003, including sales to one customer of approximately $1.6 million through August 21, 2003.

Management believes that actions presently being taken to complete the Company’s development stage through the commercial roll-out of its broadcast television platforms will be successful. However, there can be no assurance that mPhase will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available, when required, to permit the Company to realize its plans. The accompanying financial statements does not include any adjustments that might result from the outcome of this uncertainty.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

3. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of mPhase, its wholly-owned and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

3. Summary of Significant Accounting Policies — (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation.

Cash and Cash Equivalents

mPhase considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Stock Based Compensation

Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the “disclosure only” alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of three to five years.

Short-term Investments

Short-term investments principally consist of highly-liquid shares of corporate securities. The Company classifies all these short-term investments as available-for-sale securities. These securities are included in Prepaid Expenses and Other Current Assets. Unrealized gains and losses on these investments are recorded in accumulated other comprehensive income (loss) as a separate component of shareholders’ equity. Any decline in market value judged to be other than temporary is recognized in determining net income. Realized gains and losses from the sale of these investments are included in determining net income (loss).

Revenue Recognition

All revenue included in the accompanying consolidated statements of operations for all periods presented relates to sales of mPhase’s POTS Splitter Shelves and DSL component products.

As required, mPhase has adopted the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, which provides guidelines on

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

3. Summary of Significant Accounting Policies — (Continued)

applying generally accepted accounting principles to revenue recognition based on the interpretations and practices of the SEC. The Company recognizes revenue for its POTS Splitter Shelf and other DSL component products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal warranty support.

Shipping and Handling Charges

The Company includes costs of shipping and handling billed to customers in revenue and the related expense of shipping and handling costs is included in cost of sales.

Business Concentrations and Credit Risk

To date the Company’s products have been sold to a limited number of customers, primarily in the telecommunications industry. The Company had revenues from two customers representing 64% and 19% of total revenues during the year ended June 30, 2001. The Company had revenues from two customers representing 39% and 21% of total revenues during the year ended June 30, 2002. The Company had revenue from two customers of 31% and 25% during the fiscal year ended June 30, 2003.

Advertising Costs

Advertising costs are expensed as incurred.

Comprehensive Income (Loss)

In addition to net loss, comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to owners. Generally items of comprehensive income include foreign currency exchanges and unrealized gains and losses on investments classified as available for sale.

In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the Reporting of Comprehensive Income and its components. For the year ended June 30, 2001, there was no difference between the Company’s net income and comprehensive income. For the years ended June 30, 2002 and 2003 the items of comprehensive income include unrealized gains and losses on investments the Company had classified as available for sale.

Patents and Licenses

Patents and licenses are capitalized when mPhase determines there will be a future benefit derived from such assets, and are stated at cost. Amortization is computed using the straight-line method over the estimated useful life of the asset, generally five years.

Amortization expense was $460,121, $471,629 and $468,495 for the years ended June 30, 2001, 2002, and 2003, respectively.

Effective July 1, 2002, the Company adopted SFAS Nos. 141 and 142. SFAS 142 eliminates amortization of goodwill and certain other intangible assets, but requires annual testing for impairment (comparison of fair market value to carrying value). Fair value is estimated using the present value of expected future cash flows and other measures. The transitional impairment test for the Company’s patents and license rights resulted in the Company concluding that no impairment in addition to amortization previously recorded was necessary during the year ended June 30, 2003, however, the Company will continue its amortization policy of five years.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

3. Summary of Significant Accounting Policies — (Continued)

Inventories

Inventory consists mainly of the Company’s POTS Splitter Shelf and Filters. Inventory is comprised of the following:

	June 30

	2002	2003

Raw materials	$266,748	$131,797
Work in Progress	1,045,679	728,537
Finished goods	3,273,644	1,729,344

Total	4,586,071	2,589,678
Less: Reserve for obsolescence	(1,243,355)	(486,350)

	$3,342,716	$2,103,328

Long-lived Assets

In accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” the Company reviewed its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such changes in circumstances may include, among other factors, a significant change in technology that may render an asset or an asset group obsolete or noncompetitive, a significant change in the extent or manner in which an asset is used, evidence of a physical defect in an asset or asset group or an operating loss.

If changes in circumstances indicate that the carrying amount of an asset may not be recoverable, then the Company estimates the fair value based on the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition, and would record an impairment loss (equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset) if such estimated cash flows are less than the carrying amount of the asset. Fair value would be determined, if necessary, based on an outside appraisal.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for mPhase’s cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturities of these financial instruments.

The carrying amounts reported in the consolidated balance sheets for mPhase’s notes payable, long-term debt, amounts due to related parties approximate their fair values as they represent the amounts the Company expects to liquidate these obligations with cash or cash equivalents, and the amounts recorded as other liabilities and other liabilities—related parties approximate their fair values as they represent the amounts in which the Company expects to satisfy these obligations by the issuance of the Company’s equity without material gain or loss.

Loss Per Common Share, Basic and Diluted

mPhase accounts for net loss per common share in accordance with the provisions of SFAS No. 128, “Earnings per Share” (“EPS”). SFAS No. 128 requires the disclosure of the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

3. Summary of Significant Accounting Policies — (Continued)

or resulted in the issuance of common stock that then shared in the earnings of the entity. Common equivalent shares have been excluded from the computation of diluted EPS since their effect is anti-dilutive.

Warranty Reserve

The Company warrants that all equipment manufactured by it will be free from defects in material and workmanship under normal use for a period of one year from the date of shipment. Through June 30, 2003, substantially all sales by the Company have been from component telephone equipment parts, primarily the Company’s POTS Splitter Shelves. The Company’s’ actual experience for cost and expenses in connection with such warranties have been nominal and through June 30, 2003, an additional amount of $10,000 has been added to reserve for future warranty costs which the Company estimates aggregate $40,000.

Recent Accounting Pronouncements

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that statement, SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This statement amends SFAS No. 13, “Accounting for Leases,” to eliminate inconsistencies between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Also, this statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescission of SFAS No. 4 were effective for the Company on November 1, 2002 and provisions affecting SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a material impact on our financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with the provisions of SFAS No. 146. The adoption of SFAS No. 146 did not have a significant impact on our consolidated financial position or results of operations.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” which provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation as prescribed in SFAS 123, “Accounting for Stock-Based Compensation.” Additionally, SFAS 148 required more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscal years ending after December 15, 2002, with early application permitted in certain circumstances. The Company has adopted the disclosure provisions in our consolidated financial statements as disclosed above under Stock Based Compensation.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002 and adoption of the disclosure requirements are effective for the

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

3. Summary of Significant Accounting Policies — (Continued)

Company during the first quarter ending January 31, 2003. The adoption of FIN 45 did not have a significant impact on our consolidated financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on our consolidated financial position or results of operations.

Statement of Cash Flow Supplemental Information

	June 30	June 30
	2002	2003

Interest paid	$21,760	$14,512

Taxes paid	$—	$—

Schedule of Non-Cash Investing and Financing Activities:
Conversion of accounts payable and accrued expenses to equity	$2,738,658	$1,931,788

Conversion of accounts payable and accrued expenses to notes payable	$1,487,747	$360,000

Research and development fixed assets transferred to
Work in process inventory	$—	$210,239

Investments in Patents and Licenses paid with equity	$43,750	$—

4. Acquisition of Microtel

In June 1998, mPhase issued 2,500,000 shares of common stock in exchange for all of the issued and outstanding shares of MicroTel, a wholly-owned subsidiary of Microphase, Inc. (“Microphase”). The transaction was accounted for as a purchase pursuant to APB Opinion No. 16 “Accounting for Business Combinations”. The total purchase price of approximately $1,870,000, which was based on the fair market value of the shares issued, was allocated to the patents acquired and is being amortized over an estimated useful life of five years. Pursuant to the agreement of merger, MicroTel has become a wholly-owned subsidiary of mPhase.

5. Note Receivable

As consideration for a letter of settlement with a former consultant of mPhase, the Company had loaned the former consultant $250,000 in the form of a Note (the “Note”) secured by 75,000 shares of the former consultants common stock of mPhase. The Note was due April 7, 2001. The Company decreased the Note to $37,500, representing the estimated value of the underlying stock at June 30, 2001. The Company charged $212,500 to administrative expense as a result of this impairment. The Company had included the $37,500 in long-term assets for the year ended June 30, 2001. The Company decreased the Note to $17,250, representing the estimated value of the underlying stock at June 30, 2002. The Company charged $20,250 to administrative expenses as a result of the further impairment of the underlying stock value at June 30, 2002 and has maintained the same balance for the Note throughout the fiscal year ended June 30, 2003. The Company has included the $17,250 in long-term assets in the accompanying consolidated balance sheets for the years ended June 30, 2002 and 2003.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

6. Property and Equipment

Property and equipment, at cost, consist of the following:

	June 30

	2002	2003

Equipment	$3,593,418	$2,572,031
Office and marketing equipment	482,464	482,464

	4,075,882	3,054,495
Less—Accumulated depreciation	(2,333,696)	(2,472,605)

	$1,742,186	$581,890

Depreciation expense for the years ended June 30, 2001, 2002, and 2003, was $775,092, $1,181,717, and $957,457, respectively, of which $501,676, $983,163 and $442,040, respectively, is included in research and development expense.

7. Accrued Expenses

Accrued expenses consist of the following:

	June 30

	2002	2003

Lucent Projects (Note 13)	$81,250	$370,795
Other	591,815	514,940

	$673,065	$885,735

8. Joint Venture

In March 2000, mPhase acquired a 50% interest in mPhaseTelevision.Net (formerly Telco Television Network, Inc.), an incorporated joint venture, for $20,000. The agreement provided for the grant of warrants to the joint venture partner, in consideration of the execution of the Joint Venture Agreement, to purchase 200,000 shares of the Company’s common stock for $4.00 per share (valued at $2,633,400). This non-cash charge was included in general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2000. The fair value of the warrants granted to the joint venture partner as of the date of grant was based on the Black-Scholes stock option pricing model, using the following weighted average assumptions: annual expected rate of return of 0%, annual volatility of 115%, risk free interest rate of 5.85% and an expected option life of 3 years.

The agreement stipulated for mPhase’s joint venture partner, AlphaStar International, Inc., (“Alphastar”), to provide mPhaseTelevision.Net right of first transmission for its transmissions of MPEG-2 digital satellite television. In addition, in March 2000, mPhase loaned the joint venture $1,000,000 at 8% interest per annum. The loan is repayable to the Company from equity infusions to the subsidiary, no later than such time that mPhaseTelevision.Net qualifies for a NASDAQ Small Cap Market Listing. During April 2000, the Company acquired an additional 6.5% interest in mPhaseTelevision.Net for $1,500,000.

As of June 30, 2003 mPhase owns a 56.5% interest in mPhaseTelevision.net. The Company terminated the lease of the earth station for business reasons, and there was no material impact on mPhaseTelevision.net’s operating activities.

Pursuant to an agreement dated as of June 18, 2002, mPhaseTelevision.Net has terminated its lease of the earth station and Alphastar and its affiliated entity have converted certain accounts payable into shares of the Company’s common stock. Additionally, under this Agreement, mPhase is obligated to pay Alphastar and

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

8. Joint Venture — (Continued)

its affiliates $35,000, which is included in amounts due to related parties in the accompanying consolidated balance sheet.

During the fiscal year ended June 30, 2002 and ended June 30, 2003, the joint venture was charged $64,039 and $0, respectively for fees and costs by its joint venture partner and its affiliates.

9. Long Term Debt

Long-debt is comprised of the following:

June 30, 2003

Settlement Agreements:
Accounts payable expected to be converted to Note payable to GTRC bearing 7% interest, amortized in equal monthly payments of $4,167 and a lump sum payment of $75,000 due twelve months from issuance (see also–Note 13—Commitments and Contingencies)	$150,000
Accounts payable expected to be converted to Note payable to GTRC bearing 7% interest, amortized in average monthly payments totaling $0 in 2004, $39,568 in 2005, $56,085 in 2006 $60,140 in 2007, $64,488 in 2008, and a lump sum payment of $253,954 due at maturity in September 2008 (see also–Note 13—Commitments and Contingencies)	474,235
Note payable to law firm bearing 8% interest, monthly installments of $5,000 per month commencing in June 2002 and continuing through December 1, 2003 with a final payment of principal plus accrued interest due at maturity on December 31, 2003	405,022
Note payable to vendor bearing 8% interest due in weekly payments of $5,000 including accrued interest. These payments commenced in January 2002 and continue until June 2004	210,558
Note payable to vendor non interest bearing average monthly payments of $4,167 in 2003 and $3,660 in 2004. These payments commenced in April 2002 and continue until May 2004	79,765
Note payable, vendor, interest at 8%, with average monthly payments of $2,000 through march, 2004	29,458

Total	1,349,038
Less: Current portion	(762,735)

Long-term Debt, non-current portion	$586,303

At June 30, 2003 total maturities of long-term debt are as follows:

2004	$762,735
2005	151,637
2006	56,085
2007	60,140
2008	64,487
2009 and thereafter	253,954

Total	$1,349,038

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

10. Stockholders’ Equity

mPhase initially authorized capital of 50,000,000 shares of common stock with no par value. On February 23, 2000, the Board of Directors proposed and on May 22, 2000 the shareholders approved an increase in the authorized capital to 150,000,000 shares of common stock.

On January 26, 2000 the Board of Directors of mPhase resolved that the stated value of the common stock was $.01 for accounting purposes and, as such, the financial statements have been retroactively restated to reflect this change.

Tecma issued 6,600,000 shares of common stock for all of the issued and outstanding shares of the Company in the reverse acquisition (Note 1).

In October 1997, mPhase issued 250,000 shares of its common stock in connection with its investment in Complete Telecommunications Inc.

During the year ended June 30, 1998, mPhase issued, pursuant to private placements, 2,095,014 shares of its common stock together with 1,745,179 warrants for proceeds to the Company of $1,472,015, net of offering costs of $205,203. The warrants were issued to purchase one share each of common stock at an exercise price of $0.75, and exercised during the year ended June 30, 2000 generating proceeds to the Company of $1,308,884. Included in offering costs are 100,000 shares of common stock issued for services provided by a third party valued at $0.50 per share, the fair market value on the date of grant.

During the year ended June 30, 1998, mPhase issued 300,000 shares of common stock to consultants for services at $0.50 per share, its fair market value. The Company recorded a charge to operations of $150,000 included in the cumulative loss from inception in the accompanying consolidated statement of operations.

On June 25, 1998, mPhase issued 2,500,000 shares of its common stock for all of the outstanding stock of MicroTel (Note 4) for approximately $1,870,000, the fair market value.

In November 1998, mPhase issued 3,120,000 shares of its common stock at $1.00 per share, together with 1,000,000 warrants, with an exercise price of $1.00 per share, for $3,013,000 net of offering costs of approximately $107,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. On June 2, 2000 these warrants were exercised, generating proceeds to the Company of $1,000,000.

During the year ended June 30, 1999, mPhase issued 1,599,332 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

In April, May and June of 1999, mPhase issued a total of 642,000 shares of common stock at $2.50 per share, together with 642,000 warrants for $1,559,647, net of offering costs of $45,353 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. The warrants expire in June 2004. By June 30, 2000, 148,000 of these warrants were exercised, generating proceeds to the Company of $370,000.

In June 1999, mPhase issued 4,426,698 shares of its common stock at a price of $2.50 per share for $10,387,434, net of offering costs of $679,311, in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

In December 1999 and January 2000, mPhase issued, pursuant to private placements, 1,000,000 shares of common stock at a price of $4.00 per share, net of cash offering costs of $200,000, generating net proceeds to the Company of $3,800,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. In connection with the private placements, the Company issued 200,000 and 50,000 warrants to purchase common stock to the respective investors. The warrants had an exercise price of $4.00 and $5.00, respectively. During February 2000, these warrants were exercised, generating $1,050,000 of proceeds to the Company.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

10. Stockholders’ Equity — (Continued)

In March 2000, mPhase issued 832,500 shares of common stock at a price of $10.00 per share, net of cash offering costs of $466,480, and issued 124,875 shares to a transaction advisor for services, generating net proceeds to the Company of $7,858,520 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. On May 5, 2000 the Company issued an additional 208,125 shares to these investors due to a market value adjustment. These shares were valued at $1,808,086, which is included in general and administrative expenses in the statement of operations for the year ended June 30, 2000.

During the year ended June 30, 2000, mPhase issued 1,164,215 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,623,907, based upon the fair market value of the common stock on the dates of grant.

In September 2000, mPhase issued 510,000 shares of its common stock, generating net proceeds of $2,532,120, net of cash offering costs of $17,880 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. In connection with the private placement, the Company issued 105,750 shares of its common stock to transaction advisors.

In February 2001, mPhase issued 2,342,500 shares of its common stock and a like amount of warrants to purchase one share each of the Company’s common stock generating gross proceeds of $4,685,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. The attached warrants permit the investor to purchase one share each of common stock at an exercise price of $3.00 per share. The Company incurred cash offering costs of $425,315 and also issued 284,600 shares of its common stock and 162,600 warrants to purchase one share each at an exercise price of $3.00 to transaction advisors.

In May and June 2001, mPhase issued 1,087,000 shares of its common stock and a like amount of warrants to purchase one share each of the Company’s common stock generating gross proceeds of $1,087,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. The attached warrants permit the investor to purchase one share each of common stock at an exercise price of $3.00. The Company incurred offering costs of $69,000.

During the year ended June 30, 2001, the Company issued 450,000 shares of common stock to consultants for services performed and to be performed. The Company recognized a charge to operations of $886,534 and deferred $121,091 for services to be performed in the fiscal year ending June 30, 2002. Total expense amounted to $1,007,625, and was based upon the fair market value of the common stock on the date of the grant.

Effective June 30, 2001 the Company issued 4,840,077 shares of the Company’s common stock in settlement of debt totaling $2,420,039 to directors and related parties, based upon the fair market value of the common stock issued which approximated the debt settled.

In July 2001, the Company issued 75,000 shares of its common stock and a like amount of warrants to purchase one share each of the Company’s common stock at an exercise price of $3.00 generating proceeds of $75,000 in a private transaction with accredited investors.

In December 2001, the Company issued 3,474,671 shares of its common stock and a like amount of warrants to purchase one share each of the Company’s common stock at an exercise price of $.30 generating gross proceeds of $1,042,000 in a private transaction pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors, which included a subscription receivable of $440,200, which was collected in January 2002.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

10. Stockholders’ Equity — (Continued)

In January 2002, the Company issued 2,754,503 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30 generating gross proceeds of $826,351 and in June 2002, the Company issued 100,000 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30, generating gross proceeds of $30,000 in a private placements pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

In connection with the December 2001, January 2002, and June 2002, private placements, the Company issued 576,469 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30 to finders and consultants whom assisted in the transaction.

During the year ended June 30, 2002 the Company issued 7,492,996 shares of its common stock, and 5,953,490 warrants to related parties and strategic vendors, in connection with the conversion of $2,738,658 of accounts payable and accrued expenses, of which 6,150,000 shares of common stock and 3,400,000 warrants were issued in settlement of $1,460,000 of accounts payable to related parties as discussed below.

During the year ended June 30, 2002, related parties and strategic vendors converted debt aggregating approximately $1,020,000 and $96,000 respectively into approximately (a) 3,400,000 shares and of common stock plus warrants to purchase another 3,400,000 shares of common stock at $.30 for a term of 5 years plus (b) 320,000 shares of common stock plus warrants to purchase another 320,000 shares of common stock at $.30 for a term of 5 years, respectively. Such conversions were upon the same terms of a concurrent private placement of common stock by the Company of approximately $1.8 million in cash received for 6 million shares of common stock plus warrants to purchase another 6 million shares of the Company’s common stock for 5 years at $.30 per share. No gain or loss was recognized in connection with conversions by related parties and strategic vendors of the above total of $1,116,000 of debt.

In addition, 3,772,996 shares of common stock were issued to related parties and strategic vendors, the value of which was based upon the price of the Company’s common stock on the effective date of settlement with each party. Finally, two warrants to purchase 2,233,490 were issued the Company’s outside counsel to settle outstanding indebtedness of approximately $450,000 as of March 15, 2002. The aggregate value of such warrants was estimated using the Black Scholes options pricing model, assuming an annual expected return of 0%, annual Beta volatility of 125.4 and a risk free interest rate of 5.9% pursuant to EITF 96-18, for the conversion of $1,622,658 of such liabilities which resulted in an aggregate gain on extinguishments of $142,236.

During the year ended June 30, 2002, certain officers, directors and related parties were issued 2,000,000 and 6,150,000 shares of mPhase common stock and 3,400,000 warrants in consideration of the investment of $1,000,000 cash and the conversion of $1,460,000 accounts payable. (see Note 11).

The Company granted 1,505,000 options, and 48,068 warrants of its common stock and 48,068 to employees and 5,065,000 options to consultants for services performed during the fiscal year ended June 30, 2002. Compensation expense for the options granted to consultants was recorded based on the fair value of the options at the date of grant. Also, during the fiscal year ended June 30, 2002, the Company granted 2,923,000 shares of its common stock and 1,675,000 warrants to consultants for services performed.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

10. Stockholders’ Equity — (Continued)

During the fiscal year ended June 30, 2003, the Company converted certain payables and accrued expenses with officers, related parties and strategic vendors aggregating approximately $1.9 million into 5,923,333 restricted shares of the Company’s common stock and 5 year warrants to purchase an additional 3,706,800 restricted shares of the Company’s common stock. During the year ended June 30, 2003, these included transactions with related parties whereby the Company and the counter parties respective board of director’s approved, entering into an agreement in principle with the Company’s officers and affiliates, including Janifast Ltd. and Microphase Corporation, to convert up to an amount equal to accounts payable through September 30, 2002. Such approval was received by the respective boards of directors authorizing conversions of such payables effective September 30, 2002 resulting in the conversion of $620,000 and $360,000 of liabilities due to Microphase corporation, and Janifast Ltd into 3,033,000 shares and 1,500,000 shares of stock, respectively. The value attributable to the shares was based upon the market price of the Company’s common stock on the effective issue date of the conversion. Additionally, in March 2003, Microphase converted $300,000 of liabilities into 1,000,000 shares and 5 year warrants to purchase at $.30 a share 1,000,000 shares of mPhase common stock based upon the same terms as a concurrent private placement. Also included in such conversions during the year ended June, 30 2003, were transactions whereby the Company converted $513,756 of liabilities due to the Company’s president, vice president and a sales manager who is also concurrently employed by Microphase, for unpaid management compensation and sales commissions due from mPhase into warrants to purchase up to a total of 2,656,500 shares of the Company’s common stock. The aggregate value of such warrants was estimated using the Black Scholes options pricing model, pursuant to EITF 96-18, having an approximate value of $.21 per share, or $525,962. The Company recorded a settlement expense of approximately $12,206 with respect to these three related individuals, which, when combined with all conversions for the fiscal year 2003, resulted in a net gain on extinguishments in the statements of operations of $61,226 for the year ended June 30, 2003.

The Company has no commitments from affiliates or related parties to provide additional financings. The Company has, from time to time, been able to obtain financings from affiliates when conditions in the capital markets make third party financing difficult to obtain or when external financing is available only upon very unattractive terms to the Company, and when such capital has been available from the affiliates.

Stock Incentive Plans

On August 15, 1997, mPhase established its Long Term Stock Incentive Plan. Included as part of the Long Term Stock Incentive Plan, is the Stock Option Plan (the “Plan”), in which incentive stock options and nonqualified stock options may be granted to officers, employees and consultants of the Company. On February 23, 2000 the Board of Directors proposed and on May 22, 2000 the stockholders approved an increase in the total shares eligible under this plan to 15,000,000 shares. Vesting terms of the options range from immediately to two years and generally expire in five years.

On May 30, 2001, mPhase established the 2001 Stock Incentive Plan (the “2001 Plan”), in which incentive stock options and non-qualified stock options may be granted to officers, employees and consultants of the Company. The total shares eligible under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under the prior plan. Vesting terms of the options range from immediately to two years and options generally expire in five years. The maximum number of shares that may be granted during any one fiscal year to any one individual under the 2001 Plan is limited to 2,500,000 shares.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

10. Stockholders’ Equity — (Continued)

A summary of the stock option activity for the years ended June 30, 2001, 2002, 2003 pursuant to the terms of both plans, which include incentive stock options and non-qualified stock options, is set forth on the below:

	Number of Options	Weighted Average Exercise Price

Outstanding at June 30, 2001	12,580,500	$1.94
Granted	6,570,000.43
Exercised	—	—
Canceled	(43,500)	(4.26)

Outstanding at June 30, 2002	19,107,000	1.27
Granted	625,000.30
Exercised	—	—
Canceled/Expired	(2,565,000)	(1.00)

Outstanding at June 30, 2003	17,167,000	$1.24

Exercisable at June 30, 2003	17,092,006	$1.28

The fair value of options granted in 2001 and 2002 and options and compensatory warrants granted in 2003 was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 113% in 2001, 125.4% in 2002 and 144.4% in 2003 based upon a risk-free interest rate ranging from 2.4% to 5.8% and expected option life of 3 years.

The per share weighted average fair value of stock options granted during 2001, 2002 and 2003 was $1.16, $.26, and $.21, respectively. The per share weighted average remaining life of the options outstanding at June 30, 2001, 2002, and 2003 is 3.66, 3.29 and 2.80 years, respectively.

mPhase has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options and certain compensating warrants granted to employees at fair market value. Had compensation expense for stock options granted under the Plan and certain warrants granted to employees in 2003, been determined based on fair value at the grant dates, mPhase’s net loss for 2001, 2002 and 2003 would have been increased to the pro forma amounts shown below.

	June 30

	2001	2002	2003

Net Loss:
As reported	$23,998,734	$11,245,361	$6,650,211
Proforma	$25,243,270	$11,673,091	$6,866,271
Net Loss Per Share:
As reported	$(.72)	$(.23)	$(.10)

Pro forma	$(.75)	$(.24)	$(.11)

For the year ended June 30, 2001, mPhase recorded non-cash charges and deferred compensation totaling $2,955,964 and $607,885, respectively, in connection with the grant of 5,618,000 options to employees and options to consultants for services rendered or to be rendered.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

10. Stockholders’ Equity — (Continued)

For the year ended June 30, 2002, the Company recorded non-cash charges and deferred compensation totaling $927,420 and $0, respectively, in connection with the grant of 6,570,000 options to employees and options to consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company’s common stock on the date of grant and the exercise price for options issued to employees and Black-Scholes stock option pricing calculations for options issued to consultants.

For the year ended June 30, 2003, the Company recorded non-cash charges and deferred compensation totaling $70,950 and $0, respectively, in connection with the grant of 625,000 options to employees and consultants and the Company recorded non-cash charges of $203,155 in connection with the grant of 1,690,000 compensating warrants to employees and consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company’s common stock on the date of grant and the exercise price for option and warrants issued to employees and Black-Scholes stock option pricing calculations for options and warrants issued to consultants.

The following summarizes information about stock options outstanding at June 30, 2003:

Range of	Number	Weighted Average Remaining Contractual	Weighted Average Exercise	Number	Weighted Average Exercise
Exercise Price	Outstanding	Life	Price	Exercisable	Price

$ 0 - $ .50	6,947,500	3.7	$.37	6,872,506	$.37
$ .51 - $ 1.50	6,075,500	2.4	$.89	6,075,500	$.89
$1.50 - $16.38	4,144,000	1.9	$3.59	4,144,000	$3.59

Warrants

In January and April 1998, mPhase issued 25,000 and 50,000 warrants, respectively, each to purchase one share of common stock at an exercise price of $1.06 and $2.44, respectively, for consulting services. The warrants expire five years from the date of issuance. At any time after the date of issuance, the Company may, at its option, elect to redeem all of these warrants at $0.01, subject to adjustment, as defined, per warrant, provided that the average closing price of the common stock for 20 business days within any period of 30 consecutive business days exceeds $5.00 per share. As of June 30, 2001, none of these warrants remain outstanding.

In July 1998, in connection with the private placements, mPhase issued 400,000 warrants, each to purchase one share of common stock at an exercise price of $1.00 per share. The Company allocated the net proceeds from the sale of the common stock to the common stock and the warrants. On July 26, 1999, pursuant to the warrant agreement these 400,000 warrants were converted into 352,239 shares of common stock. In accordance with the warrant agreement, the warrant holder had the right to initiate a cashless exercise to convert the warrants into shares of common stock in lieu of exchanging cash. The number of shares received was determined by dividing the aggregate fair market value of the shares minus the aggregate exercise price of the warrants by the fair market value of one share.

In September 1998, mPhase issued 6,666 warrants for services, each to purchase one share of common stock at an exercise price of $0.75 per share. The warrants expire five years from the date of grant. The Company determined the fair market value of the warrants issued under the Black-Scholes Option Pricing Model to be $16,302. This amount is included in the Company’s general and administrative expenses in the accompanying consolidated statement of operations as of June 30, 1999. These warrants were exercised during the year ended June 30, 2000 generating proceeds to the Company of $5,000.

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

10. Stockholders’ Equity — (Continued)

In June 1999, in connection with the private placements, mPhase issued warrants to purchase 400,000 shares of common stock at an exercise price of $1.00 per share. The warrants were to expire five years from the date of grant. These warrants were exercised during the year ended June 30, 2000 generating proceeds of to the Company of $400,000.

In January 2000, in connection with private placements, mPhase issued 200,000 and 50,000 warrants, each to purchase one share of common stock, at an exercise price of $4.00 and $5.00, respectively. The net proceeds of the private placement were allocated to the warrants and the common stock based on their respective fair values. The warrants were to expire five years from the date of issuance. These warrants were exercised in February 2000.

During the year ended June 30, 2001, mPhase issued 4,980,125 warrants to investors including 1,550,625 warrants to existing investors as compensation which resulted in a charge of $1,249,804 to operations based upon the fair value of the warrants issued as determined under the Black-Scholes option pricing model, and 162,600 to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company’s common stock at $3.00, for five years, in connection with private placements.

During the year ended June 30, 2001, mPhase granted 1,180,000 warrants to consultants for services performed and for services to be performed at prices ranging from $1.25 to $5.00, which resulted in a charge of $1,185,874 to operations and deferred $457,942 for services to be performed in the fiscal year to end June 30, 2002, totaling $1,643,816 based upon the fair value of the warrants issued as determined under the Black-Scholes option pricing model.

As of June 30, 2001, 6,816,725 warrants were outstanding with a weighted average exercise price of $2.93.

During the year ended June 30, 2002, the Company issued 75,000 and 6,797,643 warrants to investors and to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company’s common stock at $3.00 and $.30, for five years, in connection with private placements. The Company also issued 13,334 shares of its common stock following the exercise of warrants resulting in gross proceeds $4,000. Also, during the year ended June 30, 2002, the Company granted 1,675,000 warrants to consultants for services performed and 6,043,490 warrants to creditors, including related parties, in connection with the conversion of outstanding liabilities.

As of June 30, 2002, 21,965,260 warrants were outstanding with a weighted average exercise price of $1.05.

During the year ended June 30, 2003, the Company issued 4,701,696 warrants to investors and to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company’s common stock at $.30, for five years, in connection with private placements. Also, during the year ended June 30, 2003, the Company granted 1,690,000 5 year warrants to employees and consultants for services performed with an exercise price of $.40 per share of common stock and 3,706,800 warrants to creditors, including related parties (see Note 11), in connection with the conversion of outstanding liabilities.

As of June 30, 2003, 31,777,735 warrants remain outstanding with a weighted average exercise price of $.84

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

10. Stockholders’ Equity — (Continued)

The following summarizes information about warrants issued pursuant to various financing transactions and for services through June 30, 2003.

Range of Exercise Price	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$ 0 - $ .30	22,826,010	4.0	$0.24
$ .40 - $ .50	2,060,000	4.7	$0.42
$1.25 - $2.50	1,244,000	2.0	$2.00
$1.25 - $2.50	5,647,725	2.7	$3.14

Reserved Shares

The Company has reserved approximately 3,160,000 shares issuable upon provisions of convertible notes to related parties, which provide for, at the option of the holder’s of $460,000 of notes payable, the conversion of unpaid principal and interest into units valued at $.30 each, each unit consisting of one share of the Company’s common stock and a one warrant to purchase the Company’s common stock at $.30 per share for a period of 5 years.

11. Related Party Transactions

The Company records material related party transactions. The Company incurs costs for engineering, design and production of prototypes and certain administrative functions from Microphase Corporation and the purchase of finished goods, primarily consisting of DSL splitter shelves and filters, from Janifast Limited. The Company has incurred costs for obtaining transmission rights. This enabled the Company to obtain re-transmission accreditation to proprietary television content that the Company plans to provide with its flagship product, the Traverser™ within its incorporated joint venture mPhase Television.net, in which the Company owns a 56.5% interest.

The Company has also incurred charges for beta testing and on-site marketing, including the display of a live working model at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone, which is scheduled to commence upon the commercial production of the legacy Traverser™ DVDDS television platform. A member of mPhase’s Board of Directors is employed by Lintel, Inc., the parent corporation of Hart Telephone.

Mr. Durando, the President and CEO of mPhase, and together with Mr. Ergul owns a controlling interest and is a director of Janifast Limited. Mr. Durando and Mr. Dotoli are officers of Microphase Corporation. Mr. Ergul, the chairman of the board of mPhase, owns a controlling interest and is a director of Microphase Corporation. Microphase, Janifast, Hart Telephone and Lintel Corporation are significant shareholders of mPhase. Microphase, Janifast and Hart Telephone have converted significant liabilities to equity in fiscal years June 30, 2001, 2002 and in the current fiscal year. Management believes the amounts charged to the Company by Microphase, Janifast, mPhase Television.net and Hart Telephone are commensurate to amounts that would be incurred if outside parties were used. The Company believes Microphase, Janifast and Hart Telephone have the ability to fulfill their obligations to the Company without further support from the Company. mPhase’s President, Executive Vice President and Chairman of the Board of the Company are also officers of Microphase (Note 4).

On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

11. Related Party Transactions — (Continued)

agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to $10,000 and in January 2000 to $11,050 per month. In July 2001, the agreement was revised to $11,340 a month. In July, 2002 this was increased to $12,200 per month and as of January 1, 2003 such rent was reduced to 10,000 per month. Additionally, in July 1998, mPhase entered into an agreement with Microphase, whereby mPhase reimburses Microphase $40,000 per month for technical research and development assistance. Such agreement was amended as of January 1, 2002 to reduce such payment to $20,000 per month. Microphase also charges fees for specific projects on a project-by-project basis. During the years ended June 30, 2001, 2002, and 2003 and for the period from inception (October 2, 1996) to June 30, 2003, $2,128,983, $1,212,594,$648,102 and $7,224,526, respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations.

On February 15, 1997, mPhase entered into a Technology, Patent and Trademark License Agreement (the “Agreement”) with MicroTel (Note 4). The Agreement permits the Company to utilize the patent and trademark technology of MicroTel under a licensing arrangement. The Company made payments of $37,500 per month, commencing June 1, 1997 for technology development. During the period ended June 30, 1997 and 1998, $37,500 and $450,000 had been charged to expense under this Agreement and is included in licensing fees in the consolidated statement of operations. As of June 25, 1998, the Company acquired MicroTel and as of that date this Agreement is no longer in effect.

Also, during the fiscal year ended June 30, 2000, $2,600,000 was advanced to Microphase in the form of a note, which was repaid by Microphase during the year. mPhase recorded $39,000 of interest income on this note for the year ended June 30, 2000. The Company is obligated to pay a 3% royalty to Microphase on revenues from its legacy Traverser™ Digital Video and Data Delivery System and its DSL component products. During the years ended June 30, 2001, 2002 and 2003 mPhase recorded royalties to Microphase totaling $297,793, $78,762 and $47,304, respectively.

Pursuant to a debt conversion agreement between the Company and Microphase, for the year ended June 30, 2001, Microphase received 1,278,000 shares of mPhase common stock and for the year ended June 30, 2002, in consideration for a direct investment of $100,000 and pursuant to debt conversion agreements canceling $740,000 of liabilities of the Company, Microphase received 2,900,000 shares of mPhase common stock and 2,200,000 warrants to purchase mPhase common stock, as discussed in Note 10. For the fiscal year ended June 30, 2003 Microphase received 4,033,333 shares of common stock, such shares included 3,033,333 shares that the value of which was based upon the price of the Company’s common stock on the effective date of settlement, plus 1,000,000 shares and 1,000,000 five year warrants to purchase shares of common stock of mPhase at $.30 per share whereby such conversions were upon the same terms of a concurrent private placement of common stock by the Company. No gain or loss was recognized in connection with conversions by Microphase for fiscal 2003 in exchange for the cancellation of accounts payable totaling $920,000. As of June 30, 2002 and 2003, the Company had $0 and $61,789 current accounts payable to Microphase, which are included in amounts due to related parties as current liabilities in the accompanying consolidated balance sheet. As of June 30, 2002, the Company had $92,405 included in other liabilities—related parties and as of June 30, 2003 $360,000 in notes payable—related parties as long term liabilities in the accompanying consolidated balance sheet. Additionally, at June 30, 2003, approximately $142,000 of undelivered purchase orders remain outstanding with Microphase.

During the year ended June 30, 2000, mPhase advanced money to Janifast Limited, which is owned by U.S. Janifast Holdings, Ltd, a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter shelves and DSL component products. As of June 30, 2000 the amount advanced to Janifast was approximately $1,106,000, which is included in production

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

11. Related Party Transactions — (Continued)

advances-related parties on the accompanying balance sheet. There were no such advances during the years ended June 30, 2002 and 2003. Pursuant to debt conversion agreements between the Company and Janifast, for the year ended June 30, 2001 Janifast received 1,200,000 shares of mPhase common stock canceling liabilities of $600,000, and for the year ended June 30, 2002 Janifast received 3,450,000 shares of mPhase common stock and 1,200,000 warrants to purchase mPhase common stock for the cancellation of $720,000 of liabilities, as discussed in Note 10. During the year ended June 30,2003 Janifast was issued 1,500,000 shares of mPhase common stock in connection with the cancellation of $360,000 of outstanding liabilities of mPhase, the value of which was based upon the price of the Company’s common stock on the effective date of settlement. No gain or loss was recognized in connection with conversions by Janifast for fiscal 2003. During the years ended June 30, 2001, 2002 and 2003 and the period from inception (October 2, 1996) to June 30, 2003 $8,932,378, $1,759,308, $178,959 and $10,691,686, respectively, of invoices for products and services have been charged to inventory or expense and is included in operating expenses in the accompanying statements of operations. As of June 30, 2002, the Company had $260,159 included in other liabilities—related parties as long term liabilities in the accompanying consolidated balance sheet and as of June 30, 2003 no amounts remain payable to Janifast. Additionally, at June 30, 2003, approximately $1,435,000 of undelivered purchase orders remain outstanding with Janifast.

For consulting services rendered in connection with the joint venture (Note 8), the Company agreed to pay two officers of the Company and a related party $412,400, which was included on the June 30, 2000 consolidated balance sheet of the Company. This amount was paid by the Company during the year ended June 30, 2001.

In July 2000, mPhase added a member to the Board of Directors who is employed by an investment-banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing. During the year ended June 30, 2001, the company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees which was included in accrued expenses at June 30, 2001. The Company has installed its prototype product and commenced beta testing at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone upon the completion of beta testing and the commencement of production of the Traverser™. As consideration for the execution of the agreement with Hart Telephone, in May 2000, mPhase issued Hart Telephone 125,000 options each to purchase one share of common stock at an exercise price of $1.00 (valued at $1,010,375), which is included in research and development expenses in the accompanying statement of operations as of June 30, 2000. A member of mPhase’s Board of Directors is employed by Lintel, Inc, the parent corporation of Hart Telephone. Prior to becoming a director, this individual received 25,000 options during the fiscal year ended June 30, 1999, of which 5,000 options were exercised during the fiscal year ended June 30, 2000; 23,000 options during the fiscal year ended June 30, 2001 and 15,000 options as a consultant for beta testing service during fiscal year ended June 30, 2002. In addition, during the years ended June 30, 2002 and 2003 he received 62,500 options and 35,000 warrants, respectively, for services as a director.

Effective June 30, 2001, the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company’s common stock pursuant to debt conversion agreements.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company’s common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share; and a warrant to purchase 550,000 shares of the Company’s common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

11. Related Party Transactions — (Continued)

June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003. As of August 11, 2003 the Company has an arrearage of $35,000 with respect to the payments on the promissory note.

During the year ended June, 30 2003, the Company converted $513,756 of liabilities due to the Company’s president, vice president and a sales manager who is also concurrently employed by Microphase, for unpaid management compensation and sales commissions due from mPhase into warrants to purchase up to a total of shares of the Company’s common stock which, pursuant to EITF 96-18, have an approximate value of $.21 per share. The Company recorded a settlement expense of approximately $12,206, which is included as a reduction to gain on settlements in the statements of operations for the year ended June 30, 2003.

In March of 2003, Messrs, Durando, Dotoli and Smiley participated in a private placement of the company investing $20,000, $20,000 and $75,000 respectively, receiving common stock of mPhase at $.30 per share plus 5 year warrants of mPhase to purchase a like amount of common stock at $.30 per share. In March of 2003, Messrs Durando and Smiley lent to mPhase $30,000 and $100,000 respectively at 12% interest pursuant to two promissory notes originally due in September of 2003. In June 2003, Mr. Durando was repaid and Mr. Smiley agreed to extend his note until July, 2004. Also in June, 2003, Microphase agreed to convert $360,000 of accounts payable to a note payable, interest at 12%, due in July, 2004. The notes have provisions for prepayment by the Company and at the option of the holder, provide for the conversion of unpaid principal and interest into units valued at $.30 each, each unit consisting of one share of the Company’s common stock and a one warrant to purchase the Company’s common stock at $.30 per share for a period of 5 years.

12. Income Taxes

No provision has been made for corporate income taxes due to cumulative losses incurred. At June 30, 2003, mPhase has operating loss carryforwards of approximately $61.7 million and $61.2 million to offset future federal and state income taxes respectively, which expire at various times from 2016 through 2023. Certain changes in stock ownership can result in a limitation in the amount of net operating loss and tax credit carryovers that can be utilized each year.

At June 30, 2003 the Company has net deferred income tax assets of approximately $23.6 million comprised principally of the future tax benefit of net operating loss carryforwards, which represents an increase of $1.7 million for the fiscal year ended June 30, 2003. A full valuation reserve has been recorded against such assets due to the uncertainty as to their future realizability.

13. Commitments and Contingencies

Commitments

mPhase has entered into various agreements with Georgia Tech Research (“GTRC”) and its affiliate, Georgia Tech Applied Research Corporation, (“GTARC”), pursuant to which the Company receives technical assistance in developing the commercialization of its Digital Video and Data Delivery System. The amount incurred by the Company for GTRC technical assistance with respect to its research and development activities during the years ended June 30, 2001, 2002, and 2003 totaled $3,814,300, $450,000, and $100,000 respectively, and $13,524,300 from the period from inception through June 30, 2003. During the year ended June 30, 2003, the Company and GTRC and its affiliate, GTARC, on October 14, 2002, entered into a Memorandum of Intention to exchange warrants and promissory notes for all amounts outstanding and to

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mPHASE TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements — (Continued)
June 30, 2003

13. Commitments and Contingencies — (Continued)

exchange mutual Releases. Such agreement is subject to final documentation approved by the board of directors of both companies.

If and when sales commence utilizing its legacy DVDDS digital broadcast television platform, mPhase will be obligated to pay to GTRC a royalty up to 5% of product sales, as defined.

As of June 30, 2002, mPhase became obligated to pay Lucent Technologies, Inc. $100,000 per month through and including the first of each month from July 1, 2003 through and including November 1, 2003 for the development of its cost-reduced set-top box and TV+ digital broadcast television platform. Additionally, the Company engages Lucent on a project-by-project basis for research and development of technical product related enhancements. The amount incurred by the Company with Lucent for assistance with respect to its research and development activities during the years ended June 30, 2002, and 2003 totaled $156,250 and $1,112,500, respectively, and $1,268,500 from the period from inception through June 30, 2003.

From time to time, mPhase may be involved in various legal proceedings and other matters arising in the normal course of business. The Company currently has no material outstanding legal proceedings, nor does it anticipate any actions which would result in liabilities in excess of amounts recorded in these financial statements.

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SCHEDULE II

Item 14B. Valuation and Qualifying Accounts

mPHASE TECHNOLOGIES, INC.
VALUATION AND QUALIFYING ACCOUNTS
Years Ended June 30, 2003, 2002 and 2001
(In Thousands)

	Additions

Description	Balance at beginning of year	Charged to costs and expenses	Charged to other accounts	Deductions	Balance at end of year

Year ended June 30, 2003
Allowance for doubtful accounts (deducted from accounts receivable)	$3			(3)	$0

Allowance for obsolescence (deducted from inventory, at cost)	$1,243	302		(1,059)	$486

Year ended June 30, 2002
Allowance for doubtful accounts (deducted from accounts receivable)	$29	3		(29)	$3

Allowance for obsolescence (deducted from inventory, at cost)	$315			0	$1,243

Year ended June 30, 2001
Allowance for doubtful accounts (deducted from accounts receivable)	$0	29		0	$29

Allowance for obsolescence (deducted from inventory, at cost)	$0	315		0	$315

PURSUANT TO SEC RELEASE NO. 33-8070 AND RULE 437A UNDER THE SECURITIES ACT OF 1933, AS AMENDED, mPHASE TECHNOLOGIES, INC. HAS NOT RECEIVED WRITTEN CONSENT AFTER REASONABLE EFFORT TO OBTAIN CONFIRMATION OF AUDIT PROCEDURES FOR THE ABOVE SCHEDULES FOR THE TWO YEARS ENDED JUNE 30, 2001. THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP. WITH RESPECT TO THIS INSTANT FORM S-1, YOU WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT FOR ANY UNTRUE STATEMENTS OF A MATERIAL FACT CONTAINED IN THE FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN LLP OR ANY OMISSIONS TO STATE A MATERIAL FACT REQUIRED TO BE STATED THEREIN.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration Statement:

Securities and Exchange Commission Registration Fee	$1,700
NASD Filing Fee	—
Nasdaq Listing Fee	—
Printing Expenses	$2,000
Accounting Fees and Expenses	$12,500
Legal Fees and Expenses	$25,000
Transfer Agent’s and Registrar’s Fees and Expenses	—
Miscellaneous Expenses	—

Total	$41,200

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Item 14. Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended, and Bylaws provide that we shall indemnify any Director, officer, employee or agent of ours to the full extent permitted by the New Jersey Business Corporations Act.

Under Section 14A:3-5 of the New Jersey Business Corporation Act, we have the power to indemnify any person, against his expenses and liabilities in connection with any proceeding, whether civil or criminal, who is or was a Director, officer, employee or agent, provided that such person acted in good faith and with reasonable business prudence. Should the proceeding involve criminal liability, the Director, officer, employee or agent shall be indemnified if he reasonably believed that his conduct was not unlawful. Should the Director, officer, employee or agent be liable to us, indemnification shall not be provided unless the court in such proceeding determines that, in light of all surrounding circumstances of the case, such Director, officer, employee or agent is reasonably entitled to expenses as the court deems proper. Additionally, we shall indemnify any Director, officer, employee or agent against expenses should such Director, officer, employee or agent be successful on the merits in any proceeding referred to in this paragraph.

Our determination as to whether the Director, officer, employee or agent should be indemnified shall be made:

(i)	by way of a majority vote of a quorum of the Board of Directors who were not parties to or otherwise involved in the proceeding;

(ii)	or if such quorum is not obtainable, or, even if obtainable and directed by such quorum or by a majority vote of the disinterested Directors, by independent legal counsel in a written opinion; or

(iii)	by our stockholders if directed by a resolution of the Board of Directors or of the stockholders.

We shall not indemnify any Director, officer, employee or agent if a judgment or other final adjudication establishes that his acts or omissions (a) were in breach of his duty of loyalty to us or our shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the Director, officer, employee or agent of an improper personal benefit.

We may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of ours, whether or not we would have the power to indemnify such corporate agent against expenses and liabilities under the provisions of Section 14A:3-5 of the New Jersey Business Corporation Act.

Item 15. Recent Sales of Unregistered Securities.

The following securities were issued by us within the past three years and were not registered under the Securities Act of 1933, as amended (the “Act”). Each of the transactions is claimed to be exempt from registration under the Act.

During the year ended June 30, 1999, we issued 1,599,332 shares of common stock to employees and consultants for services performed. We recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

In April 1999, we issued 642,000 shares of our common stock and warrants to purchase up to 642,000 shares of our common stock at a combined price of $2.50 per share and warrant pursuant to Rule 506 of Regulation D of the Act for an aggregate of $1,605,000 in cash.

In June and July 1999, we issued 4,426,698 shares of our common stock at $2.50 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $11,066,745 in cash.

On July 26, 1999, 400,000 warrants were converted into 352,239 shares of common stock in a cashless exercise.

In June 1999, we also issued 400,000 warrants each to purchase one share of common stock at an exercise price of $1.00 per share which expire in June 2004.

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During the year ended June 30, 2000 warrants to purchase 400,000 shares of common stock were exercised generating proceeds of $400,000.

In December 1999 and January 2000, we sold, pursuant to Rule 506 of Regulation D of the Act, 1,000,000 shares of common stock at a price of $4.00 per share, for an aggregate of $4,000,000. In connection with the private placement, we issued 200,000 and 50,000 warrants to purchase common stock for services rendered pursuant to Section 4(2) of the Act. The warrants had an exercise price of $4.00 and $5.00, respectively.

During February 2000, warrants to purchase 200,000 and 50,000 shares of common stock were exercised, at an exercise price of $4.00 and $5.00 respectively, generating additional proceeds of $1,050,000.

In May 2000, we issued 1,040,625 shares of our common stock at $8.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $8,325,000 in cash.

In September 2000, we issued 510,000 shares of our common stock at $5.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $2,550,000 in cash and in connection therewith 38,250 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

During the year ended June 30, 2000, we issued 1,164,215 shares of common stock to employees and consultants for services performed.

On November 30, 2000, we granted 150,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

During the quarter ended December 31, 2000, we granted 30,000 warrants to a consultant for services performed pursuant to Section 4(2) of the Act.

During the nine month period ended December 31, 2000, we issued 320,000 shares of our common stock following the exercise of options and warrants resulting in gross proceeds of $327,500 and granted 1,035,000 options to employees and 1,572,000 options to consultants for services performed pursuant to Section 4(2) of the Act.

In January 2001, we granted 102,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

In January 2001, we granted 250,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

On January 26, 2001 and February 9, 2001 we raised approximately $4,685,000 in cash through the issuance of 2,342,500 shares of our common stock and a like amount of warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years pursuant to Rule 506 of Regulation D of the Act. The Company issued 162,600 warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years to consultants in connection with these private placements.

On April 3, 2001, we issued warrants to purchase 1,550,625 shares of common stock at an exercise price of $3.00 per share expiring on April 3, 2005 as consideration for consent to certain additional issuances.

On April 16, 2001, we issued warrants to purchase 250,000, 250,000 and 500,000 shares of common stock at respective exercise prices of $5.00, $2.50 and $1.25 per share in connection with consulting services rendered pursuant to Section 4(2) of the Act.

On May 7, 2001, we issued 300,000 shares of common stock and warrants to purchase 150,000 shares of common stock at an exercise price of $5.00 per share expiring on May 7, 2006 in connection with consulting services rendered pursuant to Section 4(2) of the Act.

On May 25, 2001, we issued 587,000 shares of our common stock and a like amount of warrants at an exercise price of $3.00 per share and a term of five years pursuant to Rule 506 of Regulation D of the Act for approximately $587,000 in cash.

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On July 18, 2001, we issued 575,000 shares of our common stock and a like amount of warrants at an exercise price of $3.00 per share and a term of five years pursuant to Rule 506 of Regulation D of the Act for approximately $575,000 in cash.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company’s common stock pursuant to debt conversion agreements.

In September 2001, certain of our officers and directors purchased an aggregate of 2,000,000 shares of common stock for an aggregate investment of $1,000,000. This issuance was exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

During December 2001, the Company converted $1,020,000 of liabilities due to Microphase and Janifast into 3,400,000 shares of the Company’s common stock and a like amount of warrants to purchase one share each of the Company’s common stock at an exercise price of $.30 pursuant to debt conversion agreements.

In December 2001 and January 2002, we issued 6,797,643 shares of common stock and a like amount of warrants at an exercise price of $.30 per share for a term of five (5) years pursuant to Rule 506 of Regulation D of the Act for approximately $2,000,000 in cash. This issuance was exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company’s common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share and a warrant to purchase 550,000 shares of the Company’s common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003.

From August 2001 to June 2002, we issued an aggregate of 2,976,068 shares of common stock to consultants for an aggregate of $1,202,997. We also issued an aggregate of 2,675,000 warrants to consultants for an aggregate of $1,040,000.

Effective June 30, 2003, we issued shares of Common Stock at $.30 per share plus 5 year warrants to purchase shares of Common Stock at $.30 per share in a Private Placement pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statements
Exhibit Number	Description

2.1*	Exchange of Stock Agreement and Plan of Reorganization dated January 15, 1997 (incorporated by reference to Exhibit 2(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

2.2*	Exchange of Stock Agreement and Plan of Reorganization dated June 25, 1998 (incorporated by reference to Exhibit 2(b) to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

3.1*	Certificate of Incorporation of Tecma Laboratory, Inc. filed December 20, 1979 (incorporated by reference to Exhibit 3(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.2*	Certificate of Correction to Certificate of Incorporation of Tecma Laboratory, Inc. dated June 19, 1987 (incorporated by reference to Exhibit 3(b) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.3*	Certificate of Amendment of Certificate of Incorporation of Tecma Laboratory, Inc. filed August 28, 1987 (incorporated by reference to Exhibit 3(c) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

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Exhibit Number	Description

3.4*	Certificate of Amendment of Certificate of Incorporation of Tecma Laboratories, Inc. filed April 7, 1997 (incorporated by reference to Exhibit 3(d) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.5*	Certificate of Amendment of Certificate of Incorporation of Lightpaths TP Technologies, Inc. filed June 2, 1997 (incorporated by reference to Exhibit 3(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.6*	Certificate of Amendment of Certificate of Incorporation of mPhase Technologies, Inc. filed September 15, 2000 (incorporated by reference to Exhibit 3i to our quarterly report on Form 10Q filed on November 13, 2000 (file no. 000-24969)).

3.7*	Bylaws of the Company (incorporated by reference to Exhibit 3(g) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

4.1*	Form of Registration Rights Agreement, dated January 26, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

4.2*	Form of Registration Rights Agreement, dated February 9, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

4.3**	Form of Warrant.

4.4**	Warrant issued to Piper Rudnick LLP.

4.5**	Warrant issued to Piper Rudnick LLP.

4.6**	Form of Subscription Agreement, dated December 15, 2001.

5.1	Opinion of Martin S. Smiley, General Counsel to the Company

10.1*	License Agreement, dated March 26, 1998, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

10.2*	First Amendment to the License Agreement, dated January 8, 2001, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.3*	Employment Agreement between Ronald A. Durando and the Company (incorporated by reference to Exhibit 10.8 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

10.4*	Employment Agreement between Gustave T. Dotoli and the Company (incorporated by reference to Exhibit 10.9 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147))

10.5*	Employment Agreement between Martin S. Smiley and the Company, dated as of August 15, 2000, as amended, (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.6*	Employment Agreement between David C. Klimek and the Company, dated as of April 1, 2001, as amended, (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.7*	Manufacturing Services Agreement, dated March 14, 2001, by and between the Company and Flextronics International USA, Inc. (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262))

10.8*	Supply Agreement by and between the Company and Hart Telephone Company, Inc., dated as of August 19, 1998 (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.9*	Facilities/Services Agreement between the Company and Microphase Corporation, dated as of July 1, 1998 (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262).

10.10*	Company’s 2001 Stock Incentive (incorporated by reference to Exhibit C to our preliminary proxy statement on Form Pre 14A filed on March 21, 2001 (file no. 000-30202)).

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Exhibit Number	Description

10.11*	License Agreement, dated July 31, 1996, by and between AT&T Paradyne Corporation and Microphase Corporation (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.12*	Assignment Agreement, dated February 17, 1997, by and between the Company and Microphase Corporation (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.13*	Development Agreement between Lucent Technologies, Inc. and mPhase Technologies Inc., effective as of December 1, 2002, relating to Video Services Switch and Statement of Work, dated December 9, 2002.

10.14*	Purchase Order between the Company and Lucent Technologies, Inc., dated December 15, 2002, for cost reduction of the mPhase Traverser INI™ set box.

10.15*	Co-Branding Agreement, dated as of January 21, 2003, between the Company and Lucent Technologies, Inc.

10.16*	Systems Integrator Agreement, Dated as of April 4, 2003, between the Company and Lucent Technologies, Inc.

10.17***	Development Agreement between the Company and Lucent Technologies, Inc., dated as of September 15, 2003, covering further Statements of Work for enhancements of the TV+ platform.

21*	List of Subsidiaries (incorporated by reference to Exhibit 21 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

23.1*	Consents of Schuhalter, Coughlin & Suozzo, LLC dated August 31, 1998 and Mauriello, Franklin & LoBrace, P.C. dated August 31, 1998 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

23.2*	Consents of Schuhalter, Coughlin & Suozzo, LLC dated April 23, 1999 and Mauriello, Franklin & LoBrace, P.C. dated April 23, 1999 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

23.3*	Consent of Schuhalter, Coughlin & Suozzo, LLC dated August 13, 1999 (incorporated by reference to Exhibit 23.1 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

23.4	Consent of Schuhalter, Coughlin & Suozzo, LLC.

23.5	Consent of Rosenberg Rich Baker Berman and Company.

23.7*	Consent of Rosenberg Rich Baker Berman and Company (incorporated by reference to our registration statement, Amendment No. 1/a filed on August 1, 2002.)

24.1**	Power of Attorney (included as a part of the signature page of the initial filing of this Registration Statement).

*	Incorporated by reference.
**	Previously filed.
***	Portions of such document have been omitted pursuant to Rule 406 of the Securities Act of 1933.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which,

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individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee” table in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 4th day of November 2003.

mPHASE TECHNOLOGIES, INC.

By:	/s/ Ronald A. Durando

Ronald A. Durando President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	November 4, 2003
Necdet F. Ergul

* Ronald A. Durando	President, Chief Executive Officer and Director (Principal Executive Officer)	November 4, 2003

/s/ Martin S. Smiley Martin S. Smiley	Executive Vice President of Finance, Chief Financial Officer, and General Counsel (Principal Financial and Accounting Officer)	November 4, 2003

* Michael P. McInerney	Director	November 4, 2003

* Anthony H. Guerino	Director	November 4, 2003

*	Chief Operating Officer and Director	November 4, 2003
Gustave T. Dotoli

*	Chief Technology Officer and Director	November 4, 2003
David L. Klimek

*	Director	November 4, 2003
Abraham Biderman

* By: /s/ Martin S. Smiley
Martin S. Smiley
Attorney-in-fact